As filed with the Securities and Exchange Commission on August 1, 1995
                                                    Registration No. 33-



                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           First Commerce Corporation
                (Exact name of registrant as specified in its charter)

       Louisiana                         6711                    72-0701203
    (State or other             (Primary Standard Industrial      (I.R.S.
jurisdiction of incorporation    Classification Code Number)   Identification
       or organization)                                           Number)

                                   210 Baronne Street
                             New Orleans, Louisiana  70112
                                     (504) 561-1371
                    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

  Copy to:                  THOMAS L. CALLICUTT, Jr.            Copy to:
ANTHONY J. CORRERO,III      925 Common St., 7th Floor        BRIAN W.SMITH
Correro, Fishman &         New Orleans, Louisiana 70112   Mayer, Brown & Platt
  Casteix, L.L.P.              (504) 582-2913               2000 Pennsylvania
   47th Floor           (Name, address, including zip code     Avenue, N.W.
201 St. Charles Avenue   number, including area code, of     Washington, D.C.
New Orleans, Louisiana         agent for service)              20006-1882
      70170-4700
                            ____________________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   Upon the date of the shareholders' meeting of Central Corporation described in this registration statement.



       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ___



                            CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                 Proposed        Proposed
                                                 Maximum         Maximum
      Title of Each      Number of Shares       Offering        Aggregate
    Class of Securities       to be             Price Per        Offering          Amount of
     to be Registered       Registered          Share<F1>       Price<F1>     Registration Fee<F1>
___________________________________________________________________________________________________
   Common Stock
   $5 par value  . . . .     6,792,453           $18.57       $126,135,852      $43,495.14
===================================================================================================

<F1> Calculated in accordance with Rule 457(f)(2),  based on the aggregate book value as of
      June 30, 1995 of the shares of common stock of Central Corporation.

                                    ______________________________

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               FIRST COMMERCE CORPORATION
                                 CROSS REFERENCE SHEET


     Item of Form S-4                            Location in Prospectus
     ________________                            ______________________

                     A. Information About the Transaction

1.   Forepart of Registration Statement and              Cover Page
     Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover                Inside Cover;
     Pages of Prospectus                             Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed             Summary
     Charges and Other Information

4.   Terms of the Transaction                        Summary; The Plan;
                                                    The Option Agreement

5.   Pro Forma Financial Information                  Pro Forma Condensed
                                                 Combined Financial Statements
                                                         (Unaudited)

6.   Material Contracts with the Company        Background of and Reasons for
     Being Acquired                                         the Plan

7.   Additional Information Required for                       *
     Reoffering by Persons and Parties
     Deemed to be Underwriters

8.   Interests of Named Experts and Counsel                    *

9.   Disclosure of Commission Position on                      *
     Indemnification for Securities Act Liabilities

                              B. Information About the Registrant

10.  Information with Respect to S-3 Registrants        Information About FCC

11.  Incorporation of Certain Information by            Information About FCC
     Reference

12.  Information with Respect to S-2 or S-3                    *
     Registrants

13.  Incorporation of Certain Information by                   *
     Reference

14.  Information with Respect to Registrants                   *
     Other than S-2 or S-3 Registrants

                     C.  Information About the Company Being Acquired

15.  Information with Respect to S-3 Companies                 *

16.  Information with Respect to S-2 or S-3 Companies     Information About
                                                               Central

17.  Information with Respect to Companies Other than          *
     S-2 or S-3 Companies

                     D.  Voting and Management Information

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited

     (1)   Date, Time and Place Information           Introductory Statement
                                                              -General

     (2)   Revocability of Proxy                      Introductory Statement
                                                      -Solicitation, Voting
                                                     and Revocation of Proxies

     (3)  Dissenters' Rights of Appraisal             Central Shareholders'
                                                        Dissenters' Rights

     (4)  Persons Making the Solicitation              Introductory Statement
                                                                -General

     (5)  Interests of Certain Persons in               Summary: The Plan -
          Matters to be Acted upon;                    Interests of Certain
          Voting Securities and Principal               Persons; Information
          Holders Thereof                                  About Central

     (6)  Vote Required for Approval                    Information Statement-
                                                      Shares entitled to Vote;
                                                      Quorum; Vote Required

     (7)  Directors and Executive Officers;              Information About
          Executive Compensation; Certain               Central; Information
          Relationships and Related Transactions          About FCC

19.  Information if Proxies, Consents or                           *
     Authorizations are not to be Solicited or in an exchange Offer

_________________
* Not applicable.

                                 CENTRAL CORPORATION
                                  300 DeSiard Street
                                   Monroe, LA 7l201


                                                , 1995




          Dear Shareholder:

               You are invited to attend a special meeting of shareholders of Central Corporation ("Central") to be held on
          ,  1995  at                .m., local  time,  at  Central's  main
          office, 300 DeSiard Street, Monroe, Louisiana.

               At the meeting you will be asked to approve an Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, Central will merge into First Commerce Corporation ("FCC"), Central Bank, the wholly owned bank subsidiary of Central (the "Bank"), will become a wholly owned subsidiary of FCC, and each outstanding share of common stock of Central will be converted into 1.67 shares of FCC common stock, subject to possible adjustment as more fully described in the attached Joint Proxy Statement and Prospectus. You are urged to read carefully the Joint Proxy Statement and Prospectus in its entirety for a more complete description of the terms of the Plan.

               The Plan has been approved by your Board of Directors as in the best interests of shareholders. As a result of the proposed merger, you, as a new shareholder of FCC, will own common stock in a bank holding company whose stock is publicly traded on the Nasdaq National Market. Through its affiliation with FCC, the Bank will be better able to offer a broad range of banking services in our market area and to compete more effectively with bank holding companies and other financial institutions in the changing economic and legal environment facing all financial institutions. The Board also believes that the Plan provides fair financial terms to Central's shareholders.

               The Board of Directors recommends that you vote FOR the Plan and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.


                                   Very truly yours,


                                   ________________________________
                                           James A. Altick
                                   President and Chief Executive Officer

                                 CENTRAL CORPORATION
                                  300 DeSiard Street
                               Monroe, Louisiana 71201


                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS




          Monroe,  Louisiana
                        , 1995


               A  special  meeting  of  shareholders of Central Corporation
          ("Central") will be held on         ,                   , 1995 at
             .m., local time, at Central's main office, 300 DeSiard Street, Monroe, Louisiana, to vote upon the following matters:

                    1. A proposal to approve an Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, Central will merge into First Commerce Corporation ("FCC"), and each outstanding share of common stock of Central will be converted into 1.67 shares of FCC common stock, subject to possible adjustment as determined in accordance with the terms of the Plan.

                    2. Such other matters as may properly come before the meeting or any adjournments thereof.

               Only shareholders of record at the close of business on , 1995, are entitled to notice of and to vote at the meeting.

               Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Plan is effected upon approval by less than eighty percent of the total voting power of Central.

               Your vote is  important  regardless  of the number of shares you own. Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to Central's Secretary at any time prior to the voting thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS




                                         Thomas J. Nicholson, Secretary

                              FIRST COMMERCE CORPORATION
                                   P. O. Box 60279
                             New Orleans, Louisiana 70160

                                                , 1995


          Dear Shareholder:

               You are invited to attend a special meeting of shareholders of First Commerce Corporation ("FCC") to be held on
          ,     1995     at                    .m.,    local    time,    at
          _____________________________________, New Orleans, Louisiana.

               At the meeting you will be asked to approve an Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, Central Corporation ("Central") will merge into FCC, Central Bank, the wholly owned bank subsidiary of Central, will become a wholly owned subsidiary of FCC, and each outstanding share of common stock of Central will be converted into 1.67 shares of FCC common stock, subject to possible adjustment as more fully described in the attached Joint Proxy Statement and Prospectus. You are urged to read carefully the Joint Proxy Statement and Prospectus in its entirety for a more complete description of the terms of the Plan.

               The Plan has been approved by your Board of Directors as in the best interests of shareholders. As a result of the proposed merger, FCC will become a significant presence in an important market area in Louisiana. The Board also believes that the consideration to be paid to the shareholders of Central is fair to FCC's shareholders.

               The Board of Directors recommends that you vote FOR the Plan and urges you to execute the enclosed proxy and return it promptly in the accompanying envelope.


                                   Very truly yours,


                                    _________________________________________
                                                 Ian Arnof
                                      President and Chief Executive Officer

                              FIRST COMMERCE CORPORATION
                                   P. O. Box 60279
                             New Orleans, Louisiana 70160


                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



          New Orleans,  Louisiana
                        , 1995



               A   special   meeting  of  shareholders  of  First  Commerce
          Corporation ("FCC")  will  be held on        ,                  ,
          1995 at              .m., local  time,  at                      ,
          New Orleans, Louisiana, to vote upon the following matters:

                    1. A proposal to approve an Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, Central Corporation ("Central") will merge into FCC and each outstanding share of common stock of Central will be converted into 1.67 shares of FCC common stock, subject to possible adjustment as determined in accordance with the terms of the Plan.

                    2. Such other matters as may properly come before the meeting or any adjournments thereof.

               Only shareholders of common stock and preferred stock of FCC
          of record at the close of business on       , 1995, are  entitled
          to notice of the meeting, and only shareholders of common stock of FCC of record on such date are entitled to vote at the meeting.

               Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to FCC's Secretary at any time prior to the voting thereof.


                                   BY ORDER OF THE BOARD OF DIRECTORS



                                             Michael A. Flick, Secretary

                              FIRST COMMERCE CORPORATION
                                         AND
                                 CENTRAL CORPORATION

                     JOINT  PROXY  STATEMENT FOR SPECIAL MEETINGS
                                   OF SHAREHOLDERS
                        TO BE HELD ____________________, 1995


                              FIRST COMMERCE CORPORATION

                                      PROSPECTUS

                            Common Stock, $5.00 par value


               First Commerce Corporation ("FCC") has filed a Registration Statement pursuant to the Securities Act of 1933 covering up to 6,792,453 shares of common stock of FCC ("FCC Common Stock") which may be issued in connection with a proposed merger of Central Corporation ("Central") into FCC. This document constitutes a Joint Proxy Statement of FCC and Central in connection with the transactions described herein and a Prospectus of FCC with respect to the shares of FCC Common Stock to be issued if the merger is consummated.


          THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               No person has been authorized to give any information or to make any representations other than those contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by FCC or Central. This Joint Proxy Statement and Prospectus shall not constitute an offer by FCC to sell or the solicitation of an offer by FCC to buy nor shall there be any sale of the securities offered hereby in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for FCC to make such an offer or solicitation. Neither the delivery of this Joint Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FCC or Central since the date hereof.

               All information herein concerning FCC has been furnished by FCC and all information herein concerning Central has been furnished by Central. FCC has represented and warranted to Central, and Central has represented and warranted to FCC, that the particular information so furnished is true and complete.

               This Joint Proxy Statement and Prospectus was mailed to shareholders of Central and FCC on approximately ____________, 1995.

               This  Joint  Proxy  Statement  and   Prospectus   is   dated
          , 1995.

                                AVAILABLE INFORMATION


               FCC and Central are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith are required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by FCC and Central can be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and from the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

               FCC has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act of 1933 with respect to the common stock offered hereby. This Joint Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained herein as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to FCC and the transactions contemplated hereby, reference is made to the Registration Statement, including the exhibits thereto.

               As  more fully set forth under "Information about  FCC"  and
          "Information about Central" elsewhere herein, certain information with respect to FCC and Central has been incorporated by reference into this Joint Proxy Statement and Prospectus. FCC hereby undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement and Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information or documents which have been incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Mr. Thomas L. Callicutt, Jr., Senior Vice President and
          Controller, First Commerce Corporation, P. O. Box 60279, New Orleans, Louisiana 70160, or 925 Common Street, 7th Floor, New Orleans, Louisiana 70112, telephone (504) 582-2913. In order to ensure timely delivery of the documents, any request should be
          made  by                  , 1995.
                   _________________

                                  TABLE OF CONTENTS

                                                                       Page

          SUMMARY

          INTRODUCTORY STATEMENT
               General
               Purpose of the Special Meetings
               Shares Entitled to Vote; Quorum; Vote Required
               Solicitation, Voting and Revocation of Proxies

          THE PLAN
               General
               Background of and Reasons for the Plan
                  General
                  Central
                  FCC
                  Board Recommendations
               Opinions of Investment Bankers .
                  Opinion to Central
                  Opinion to FCC
               Conversion of Central Common Stock
               Effective Date
               Exchange of Certificates
               Conditions
               Conduct of Business Prior to the Effective Date
               Waiver, Amendment and Termination
               Interests of Certain Persons
                  Indemnification and Insurance
                  Management
                  Directors' and Executive Officers' Commitments
                  Employee Benefits
               Expenses
               Status Under Federal Securities Laws;
                 Certain Restrictions on Resales
               Accounting Treatment

          THE OPTION AGREEMENT

          CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          CENTRAL SHAREHOLDERS' DISSENTERS' RIGHTS

          INFORMATION ABOUT CENTRAL

          INFORMATION ABOUT FCC

          COMPARATIVE RIGHTS OF SHAREHOLDERS
               General
               Preferred Stock
               Vote Required for Corporate Action
               Directors
               Business Combinations

          LEGAL MATTERS

          EXPERTS

          OTHER MATTERS

          PRO FORMA CONDENSED COMBINED
          FINANCIAL STATEMENTS (UNAUDITED)

          Appendix A - Fairness Opinion  of  The Robinson-Humphrey Company,
          Inc. .

          Appendix B - Fairness Opinion of Keefe, Bruyette & Woods, Inc.

          Appendix C - Agreement and Plan of Merger

          Appendix D - Stock Option Agreement

                                       SUMMARY


               The following summary is necessarily incomplete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the accompanying documents, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

          The Companies

               First Commerce Corporation, a Louisiana corporation ("FCC"), is a multi-bank holding company with five wholly owned bank subsidiaries in New Orleans, Baton Rouge, Alexandria, Lake Charles and Lafayette, Louisiana. FCC's principal executive offices are at 210 Baronne Street, New Orleans, Louisiana 70112, and its telephone number is (504) 561-1371. See "Information About FCC."

               Central Corporation, a Louisiana corporation ("Central"), is a one bank holding company that owns all of the outstanding stock of Central Bank (the "Bank"). Central's principal executive offices are at 300 DeSiard Street, Monroe, Louisiana 71201, and its telephone number is (318) 362-8500. See "Information About Central."

               Unless the context otherwise requires, FCC and its subsidiaries are referred to collectively herein as "FCC", and Central and the Bank are referred to collectively as "Central". FCC and Central are collectively referred to as the "Companies."

          The Special Meetings

               Date; Voting. A special meeting of shareholders of Central will be held on ____________, 1995 at the time and place set forth in the accompanying Notice of Special Meeting of
          Shareholders of Central (the "Central Meeting"). Only record holders of the common stock of Central ("Central Common Stock") on ____________, 1995 are entitled to notice of and to vote at the Central Meeting. On that date there were 4,066,731 shares of Central Common Stock outstanding, each of which is entitled to one vote on each matter properly to come before the Central Meeting.

               A special meeting of shareholders of FCC will be held on ___________, 1995 at the time and place set forth in the accompanying Notice of Special Meeting of Shareholders of FCC (the "FCC Meeting"). Only record holders of the common stock of FCC ("FCC Common Stock") and of the preferred stock of FCC on ______________, 1995 are entitled to notice of the FCC Meeting, and only record holders of FCC Common Stock on such date are entitled to vote at the FCC Meeting. On that date there were _______ shares of FCC Common Stock outstanding, each of which is entitled to one vote on each matter properly to come before the FCC Meeting.

               The Central Meeting and the FCC Meeting are hereafter collectively referred to as the "Meetings".

               Purpose.   The  purpose  of  the  Meetings  is to vote  upon
          proposals  to  approve  an  Agreement  and  Plan  of Merger  (the
          "Plan"), pursuant to which, among other things, Central will merge into FCC (the "Merger") and shareholders of Central will receive FCC Common Stock as described below under "Conversion of Central Common Stock." See "Introductory Statement - Purpose of the Meetings."

               Vote Required. The Plan must be approved by the affirmative vote of holders of at least two-thirds of the Central Common Stock present at the Central Meeting and holders of at least two-thirds of the FCC Common Stock present at the FCC Meeting. Directors and executive officers of Central beneficially owning an aggregate of ______ shares, or approximately ____%, of the outstanding Central Common Stock have agreed, subject to certain conditions, to vote in favor of the Plan. Directors and executive officers of FCC owning an aggregate of ____ shares, or approximately ___%, of the outstanding FCC Common Stock have advised FCC that they intend to vote in favor of the Plan. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required."

          The Plan

               Board Recommendations.  The financial and other terms of the
          Plan were arrived at through arm's length negotiations between representatives of the Companies. The Boards of Directors of Central and FCC believe that the Plan is in the best interests of Central and FCC, respectively, and their respective shareholders and each has, by unanimous vote, approved the Plan and recommended that its shareholders vote FOR approval of the Plan. See "The Plan - Background of and Reasons for the Plan" and "Interests of Certain Persons".

               Opinions of Investment Bankers. The Robinson-Humphrey Company, Inc. has delivered its written opinion to Central to the effect that, as of the date the Plan was entered into, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the exchange ratio of FCC Common Stock for Central Common Stock ("Exchange Ratio") is fair to Central and its shareholders from a financial point of view. Keefe Bruyette & Woods, Inc. has delivered its written opinion to FCC to the effect that, as of the date the Plan was entered into, and based on and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated, the Exchange Ratio is fair to the shareholders of FCC from a financial point of view. The opinions are directed only to the fairness of the Exchange Ratio from a financial point of view and do not constitute a recommendation to any shareholder on how to vote at the Meetings. See "The Plan - Opinions of Investment Bankers."

               Conversion of Central Common Stock. On the date the Plan becomes effective (the "Effective Date"), each outstanding share of Central Common Stock will be converted into 1.67 shares of FCC Common Stock, subject to adjustment in the unlikely event the total expenses of Central in connection with the Plan (subject to certain exceptions) exceed $1,750,000. To the extent that expenses exceed this amount, a formula will be applied to reduce the exchange ratio. See "The Plan - Conversion of Central Common Stock."

               In lieu of issuing any fractional share of FCC Common Stock, each shareholder of Central who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Market Value of a share of FCC Common Stock, as defined in the Plan. See "The Plan - Conversion of Central Common Stock."

               Exchange of Certificates. Promptly after consummation of the Plan, a letter of transmittal, together with instructions for the exchange of Central Common Stock certificates for FCC Common Stock certificates will be mailed to each shareholder of record of Central on the Effective Date. Shareholders should not send in their stock certificates until they have received the letter of transmittal. FCC Common Stock certificates and payment for any fractional shares will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate Central Common Stock certificates. Central shareholders who cannot locate their certificates should contact promptly Diana Fontana or Edward F. Wheland, II, Central Corporation, 300 DeSiard St., Monroe, Louisiana 71201. See "The Plan - Exchange of Certificates."

               Conditions. In addition to approval by the shareholders of the Companies, consummation of the Plan is conditioned upon, among other things, (i) receipt of required regulatory approval,
          (ii)  the  Merger  being accounted for as a pooling-of-interests,
          (iii) receipt by the Companies of an opinion from Arthur Andersen LLP as to the qualification of the Merger as a tax-free reorganization under applicable law, and (iv) certain other conditions customary for agreements of this sort. The Companies intend to consummate the Plan as soon as practicable after all of the conditions have been met or waived. FCC has filed an application seeking the required regulatory approval and expects to receive it by October, 1995; however, there can be no assurance that the approval will be obtained, or that the other conditions to consummation of the Plan will be satisfied by such date or at all. See "The Plan - Conditions."

               Waiver, Amendment and Termination. Each of the Companies may waive any of the conditions to its obligation to consummate the Plan other than shareholder and regulatory approvals. The Plan may also be amended at any time before or after shareholder approval by mutual agreement, but no amendment made after such shareholder approval may alter the amount or type of shares into which Central Common Stock will be converted or alter the Plan in a manner that would adversely affect any shareholder of the Companies. The Plan may be terminated at any time before the Effective Date by mutual consent or by either party (i) if the other party breaches any representation, warranty or covenant in the Plan which cannot be cured within 30 days after written notice of such breach, (ii) if by June 30, 1996 the Merger has not occurred, (iii) if any person or group acquires more than 25% of the outstanding shares of common stock of the other party, or
          (iv) on the basis of certain other grounds specified in the Plan. See "The Plan - Waiver, Amendment and Termination."

               Certain Federal Income Tax Consequences. Consummation of the Plan is conditioned upon receipt by the Companies of an opinion from Arthur Andersen LLP to the effect that, among other things, each Central shareholder who receives FCC Common Stock pursuant to the Plan will not recognize gain or loss except with respect to the receipt of cash in lieu of fractional shares of FCC Common Stock or pursuant to the exercise of dissenters' rights. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the Merger. See "Certain Federal Income Tax Consequences."

               Dissenters' Rights. Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of Central will have the right to dissent from the Plan, in which event, if the Plan is consummated, they may be entitled to receive in cash the fair value of their shares of Central Common Stock. See "Central Shareholders' Dissenters' Rights." Shareholders of FCC are not entitled to dissenters' rights.

          Interests of Certain Persons.

               Indemnification and Insurance. FCC has agreed to provide and to cause the Bank to continue to provide for a period of 10 years after the Effective Date rights of indemnification to officers and directors of Central or the Bank against certain expenses and liability arising out of their service. FCC has also agreed to provide, under certain conditions, officers and directors liability insurance to Central's and the Bank's directors and officers, and to indemnify Central's and the Bank's officers, directors and controlling persons against expenses and liabilities arising out of alleged misstatements or omissions in this Joint Proxy Statement and Prospectus or the Registration Statement of which it is a part. See "The Plan - Interests of Certain Persons - Indemnification and Insurance."

               Management;  Employment  Contracts.   On the Effective Date,
          Messrs. Robert C. Cudd, III, Hugh G. McDonald, Jr., Saul A. Mintz and Tom H. Scott, who are members of Central's Board of Directors, will become directors of FCC, and James A. Altick, President and Chief Executive Officer and a director of Central and the Bank, will become an executive officer of FCC and retain his position at the Bank. In addition, Mr. Altick and four other
          executive  officers  of  Central  will  enter   into   employment
          contracts with FCC and the Bank, and certain officers of the Bank, including such executive officers, will receive stock options and stock appreciation rights covering in the aggregate up to 200,000
          shares   of  FCC  Common  Stock.   The  Board  of  Directors  and
          management of the Bank will not change as a result of the Merger, except that Howard C. Gaines, an executive officer of FCC, will
          become a director of the  Bank.   See  "The  Plan  - Interests of
          Certain Persons - Management" and "- Employment Contracts."

               Directors' and Executive Officers' Commitments. Each director and executive officer of Central has agreed, among other things, to vote as a shareholder in favor of the Plan and against any other proposal that would prevent the Merger, and that for two years after the Effective Date he or she will not compete with the Bank. The agreements to vote were entered into solely in such persons' individual capacities as beneficial owners of shares of Central and not in their capacities as directors or officers, and the agreements are terminable if the fiduciary duties of those individuals as a directors or officers so require. See "The Plan - Interests of Certain Persons - Directors' and Executive Officers' Commitments."

               Employee Benefits.  Subject to certain limitations, FCC will provide employees of Central or the Bank who become employees of FCC or remain employees of the Bank the same employee benefits as are provided by FCC to its employees. FCC has also agreed to provide certain additional benefits under plans of Central and the Bank. See "The Plan - Interests of Certain Persons - Employee Benefits."

          Option Agreement.

               Central has granted FCC an option to purchase newly issued shares equal to 19.9% of the currently outstanding shares of Central Common Stock with an exercise price of $30 per share, exercisable only upon the occurrence of certain events. At the request of FCC, under limited circumstances Central will repurchase the option and any shares acquired upon exercise for a formula price. See "The Option Agreement."

          Selected Financial Data of Central

               The following selected financial data with respect to each of the years in the five-year period ended December 31, 1994 have been derived from the consolidated financial statements of Central and should be read in conjunction with Central's 1994 Report on Form 10-K and Central's Quarterly Report on Form 10-Q
          for the quarter ended March 31, 1995, which have been incorporated by reference in this Joint Proxy Statement and Prospectus.

                           (In thousands of dollars, except per share data)
                                         Years Ended December 31
                         ___________________________________________________
                            1994       1993      1992       1991      1990

Average Balance
 Sheet Data:
 Total assets            $ 778,333  $ 741,044  $ 750,812  $ 708,566 $ 621,223
 Earning assets            725,631    689,341    698,387    654,749   656,193
 Loans and leases*         555,931    502,699    463,851    420,635   383,471
 Securities                113,406    154,343    206,142    206,667   156,879
 Deposits                  696,238    664,023    673,220    635,854   551,537
 Long-term debt                693      1,067      5,322      4,798     4,664
 Stockholders' equity       65,786     57,498     50,509     45,209    41,910

Income Statement Data:
 Total interest income   $  56,314  $  52,889  $  56,309  $  62,448 $  59,698
 Net interest income        35,230     32,805     30,330     26,739    23,189
 Provision for loan losses   1,025      3,080      4,185      4,500     4,175
 Other income (exclusive of
  securities transactions)  16,132     15,773     14,498     12,736    11,746
 Operating expense          34,531     32,404     30,270     28,282    26,362
 Net income                 10,527      9,025      7,052      5,071     3,714

Per Share Data:
 Fully diluted earnings
    per share              $  2.59    $  2.22    $  1.73    $  1.25   $   .91
 Primary earnings
    per share                 2.59       2.22       1.73       1.25       .91
 Cash dividends                .38        .31        .27        .21       .21
 Book value (period-end)     17.24      15.14      13.19      11.72     10.69
 High stock price            24.00      16.67       9.25       8.00      8.18
 Low stock price             14.67       8.89       7.55       7.47      7.29

KEY RATIOS:
 Net income as a percent of
  average assets              1.35%      1.22%       .94%       .72%      .60%
 Net income as a percent of
  average total equity       16.00%     15.70%     13.96%     11.22%     8.86%
 Net income as a percent of
  average common equity      16.00%     15.70%     13.96%     11.22%     8.86%
 Net interest margin          4.92%      4.84%      4.44%      4.20%     4.27%
 Allowance for loan losses
  to loans and leases*        1.66%      1.80%      1.75%      1.64%     1.65%
 Leverage ratio               8.49%      7.79%      6.84%      6.09%     6.25%
 Dividend payout ratio       14.68%     13.82%     15.37%     17.12%    23.37%
___________________________
 *Net of unearned income.

                                 ___________________________________


          Selected Financial Data of FCC

               The following selected financial data with respect to each of the years in the five-year period ended December 31, 1994 have been derived from the consolidated financial statements of FCC and should be read in conjunction with FCC's 1994 Report on Form 10-K, FCC's Report on Form 8-K dated May 5, 1995, FCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and FCC's Report on Form 8-K dated May 31, 1995, which have been incorporated by reference in this Joint Proxy Statement and Prospectus. Selected financial data for the years 1992 through 1994 have been restated to reflect the merger, effective February 17, 1995, of First Bancshares, Inc. into FCC, which was accounted for as a pooling-of-interests. Selected financial data for the years 1990 and 1991 would not be materially different if restated.

                           (In thousands of dollars, except per share data)
                                         Years Ended December 31
                   ____________________________________________________________
                       1994        1993         1992        1991      1990
                   ____________ ____________ ____________ __________ __________
                    (Restated)   (Restated)   (Restated)

Average Balance
 Sheet Data:
 Total assets        $6,695,681  $6,568,960  $5,969,877  $4,671,478  $4,482,019
 Earning assets       6,148,715   6,028,927   5,486,604   4,257,388   4,035,104
 Loans and leases*    2,975,045   2,555,754   2,329,899   2,323,018   2,402,541
 Securities           3,094,496   3,166,901   2,786,965   1,515,299   1,290,487
 Deposits             5,438,314   5,391,832   5,164,378   3,931,612   3,552,578
 Long-term debt          89,266      98,244     100,816     101,246     103,033
 Stockholders' equity   521,668     486,256     366,786     235,385     239,011

Income Statement Data:
 Total interest
  income             $  427,790   $ 413,973   $ 419,196   $ 393,922   $ 408,996
 Net interest income    271,268     265,620     249,165     191,862     168,021
 Provision for loan
  losses                (11,443)     (5,804)     22,720      43,734      47,425
 Other income (exclusive
  of securities
  transactions)         113,049     105,387      98,338      83,419      73,213
 Operating expense      253,659     231,665     213,515     185,963     165,325
 Net income              66,762     101,202      76,155      34,029      22,038

Per Share Data:
 Fully diluted earnings
  per share            $   2.10    $   3.11   $    2.58    $   1.56     $  .94
 Primary earnings
  per share                2.15        3.36        2.73        1.56        .94
 Cash dividends            1.10         .85         .70         .64        .64
 Book value (period-end)  14.95       16.31       13.59       11.38      10.45
 High stock price         30.00       32.20       27.86       18.14      12.54
 Low stock price          21.75       23.90       16.94        7.20       6.66

KEY RATIOS:
 Net income as a percent of
  average assets             1.00%      1.54%       1.28%        .73%      .49%
 Net income as a percent of
  average total equity       12.80%     20.81%      20.76%      14.46%    9.22%
 Net income as a percent of
  average common equity      14.46%     23.74%      24.53%      14.46%    9.11%
 Net interest margin          4.50%      4.46%       4.63%       4.69%    4.37%
 Allowance for loan losses
  to loans and leases*        1.65%      2.49%       3.37%       3.11%    2.44%
 Leverage ratio               8.07%      7.61%       6.72%       4.87%    4.66%
 Dividend payout ratio       51.16%     25.30%      25.64%      41.03%   68.09%

 ___________________________
  *Net of unearned income.

                                       __________________________________



Comparative Per Share Data (Unaudited)

  The following table presents certain information for FCC and Central on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the Plan based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Plan had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future.


                               Historical
                          _____________________   Pro Forma          Central
                            FCC      Central    Combined <F1><F2>  Equivalent
                          _________ ___________ __________________ ___________
  Primary earnings per
    common share <F3>:

  Years ended:
    December 31, 1994       $  2.15   $  2.59        $  2.04         $   3.41
    December 31, 1993          3.36      2.22           2.97             4.96
    December 31, 1992          2.73      1.73           2.38             3.97

  Three months ended
    March 31, 1995          $   .33   $   .73         $  .35          $   .58

  Dividends declared per
    common share<F4>:

  Years ended:
    December 31, 1994       $  1.10    $  .38         $  .93           $ 1.84
    December 31, 1993           .85       .31            .72             1.42
    December 31, 1992           .70       .27            .59             1.17

  Three months ended
    March 31, 1995          $   .30    $  .10         $  .25           $  .50

  Book value per
    common share<F5>:

  As of March 31, 1995       $16.87    $17.90         $15.70           $26.22

  As of December 31, 1994    $14.95    $17.24         $14.07           $23.50

____________________________
<F1> In accordance with generally accepted accounting principles, FCC expects to account for the Merger using the pooling-of-interests method.
<F2> To calculate pro forma combined per share information, it has been assumed that the number of outstanding shares of FCC common stock includes shares to be issued by FCC upon consummation of Merger. Under the terms of the Plan, the shareholders of Central will receive 1.67 (the "Conversion Rate") shares, subject to reduction in certain limited circumstances not expected to occur, of FCC common stock for each share of Central common stock outstanding. For purposes of this table, it has been assumed that the number of shares issued is 6,791,441 based on the number of shares of Central common stock outstanding as of March 31, 1995.
<F3> Pro forma primary earnings per common share was calculated by dividing the combined net income, adjusted for preferred stock dividends, of FCC and Central during the periods presented by the weighted average outstanding shares of FCC common stock during such periods, after adjustment for shares of FCC common stock assumed to be issued in connection with the Merger. The Central equivalent data presented is the product of the pro forma combined per share information multiplied by the Conversion Rate.
<F4> Pro forma dividends were calculated by multiplying FCC's and Central's dividend rates by the applicable weighted average outstanding shares of FCC and Central common stock. Pro forma dividends per common share were then calculated by dividing pro forma total dividends by the weighted average outstanding shares of FCC common stock during such periods, after adjustment for shares of FCC common stock assumed to be issued in connection with the Merger. The Central equivalent data presented was calculated by multiplying the historical per share FCC common stock dividend by the Conversion Rate.
<F5> Pro forma combined book value per common share was calculated by dividing the total of FCC's and Central's common stockholders' equity by the total number of shares of FCC common stock outstanding after adjustment for unearned shares of FCC restricted stock and for shares of FCC common stock assumed to be issued in connection with the Merger. The Central equivalent data presented is the product of the pro forma combined per share information multiplied by the Conversion Rate.



                                 ___________________________________

  In addition to the Plan, FCC has two other merger transactions pending. There can be no assurance that any or all of these transactions will be completed. Pro forma information giving effect to all of these transactions is included beginning at page F-1 of this Joint Proxy Statement and Prospectus.

Recent Market Prices

 On May 15, 1995, the day before the public announcement that the Companies entered into the Plan, the closing sales price for a share of FCC Common Stock, as quoted on the NASDAQ National Market, was $28.00. On _______________,1995, the closing sales price for a share of FCC Common Stock was $______. No assurance can be given as to the sales price of a share of FCC Common Stock on the Effective Date.

 Central Common Stock is not traded on any exchange, and there is no established public trading market for the stock. There is, however, very limited and sporadic trading of Central Common Stock in Central's local area. Based on the limited information available to management, during the 60 days prior to the public announcement that the Companies entered into the Plan sales of 124 shares, 16 shares and 2,497 shares were effected at prices per share of $24, $24.125 and $25, respectively. There can be no assurance that such sales represent all sales effected during the period or that they were effected on an arms-length basis.

                         INTRODUCTORY STATEMENT


  General

          This Joint Proxy Statement and Prospectus is furnished to the shareholders of Central Corporation ("Central") and First Commerce Corporation ("FCC") in connection with the solicitation of proxies on behalf of their respective Boards of Directors for use at special meetings of shareholders of Central (the "Central Meeting") and FCC (the "FCC Meeting") to be held on the date and at the time and place specified in the accompanying notices.

          Central and FCC (collectively, the "Companies") have each supplied all information included herein with respect to it and its consolidated subsidiaries. Unless the context otherwise requires, Central and Central Bank, its wholly owned bank subsidiary (the "Bank"), are collectively referred to herein as "Central," FCC and its subsidiaries are collectively referred to herein as "FCC," and the Central Meeting and the FCC Meeting are collectively referred to as the "Meetings."

  Purpose of the Special Meetings

          The purpose of the Meetings is to consider and vote upon proposals to approve an Agreement and Plan of Merger between FCC and Central (the "Plan"), pursuant to which, among other things, Central will merge into FCC (the "Merger"), the Bank will as a result become a wholly owned banking subsidiary of FCC, and each outstanding share of common stock of Central ("Central Common Stock") will be converted into 1.67 shares of common stock of FCC ("FCC Common Stock"), subject to possible adjustment as described under "The Plan
  - Conversion of Central Common Stock."

  Shares Entitled to Vote; Quorum; Vote Required

          Only holders of record of Central Common Stock at the close of business on ____________, 1995 are entitled to notice of and to vote at the Central Meeting. On that date, there were 4,066,731 shares of Central Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Central Meeting. Only holders of record of FCC Common Stock and FCC preferred stock at the close of business on _____________, 1995 are entitled to notice of the FCC Meeting, and only holders of FCC Common Stock on that date are entitled to vote at the FCC Meeting. On that date, there were ________ shares of FCC Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the FCC Meeting. The presence at the Meetings, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the respective Companies is necessary to constitute a quorum.

          The Plan must be approved by the affirmative vote of the holders of at least two-thirds of the Central Common Stock present at the Central Meeting and by the holders of at least two-thirds of the FCC Common Stock present at the FCC Meeting. An abstention will have the effect of a vote against the Plan and will cause a Central shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. A broker non-vote will be counted for purposes of determining a quorum but will not be counted in determining the voting power present with respect to the vote on the Plan.

          Directors and executive officers of Central beneficially owning an aggregate of _______ shares, or approximately ___%, of the outstanding Central Common Stock, have agreed to vote in favor of the Plan, and directors and executive officers of FCC beneficially owning an aggregate of ____ shares, or approximately ___%, of the outstanding FCC Common Stock, have indicated that they intend to vote in favor of the Plan.

  Solicitation, Voting and Revocation of Proxies

          In addition to soliciting proxies by mail, directors, officers and employees of Central and FCC, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicita-tion materials to the beneficial owners of shares of Central Common Stock and FCC Common Stock, and FCC and Central will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost of soliciting proxies is being paid by FCC and Central. In addition, FCC has retained Corporate Investor Communications, Inc. at its expense to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.

          The form of proxy that accompanies this Joint Proxy Statement and Prospectus permits each holder of record of Central Common Stock and FCC Common Stock on the respective record date to vote on all matters that properly come before the respective
  Meetings. Where a shareholder specifies his choice on the accompanying form of proxy with respect to the proposal to approve the Plan, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan. If a Central shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan, he will not be able to exercise dissenters' rights unless he attends the Meeting in person and votes against the Plan and gives written notice of his dissent from the Plan at or prior to the Meeting. See "Central Shareholders' Dissenters' Rights." A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to the Secretary of Central or FCC, as the case may be, (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy or (iii) attending the Meeting and voting in person.


                                THE PLAN
  General

          The following brief description does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix C.

  Background of and Reasons for the Plan

          General. The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies. Determination of the consideration to be received by Central's shareholders in exchange for their stock was based upon various factors considered by the Boards of Directors of FCC and Central, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies, the market price, dividends, and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of FCC and the Bank to pursue available consumer and commercial banking business in the market area served by Central.

               Central. As part of its continuing efforts to maximize shareholder value, Central has considered various options from time to time, including the possibility of merging with another bank holding company. Since 1985, when the prohibition against multi-bank holding companies owning banks located in different parishes was lifted, Central received from various bank holding companies in Arkansas, Mississippi and Louisiana informal expressions of interest regarding possible business combinations. Central did not respond to these interests because, at the time, Central's Board of Directors deemed it in the best interest of Central's shareholders to remain an independent company. Beginning in late 1994, Central noted the industry trend of consolidation in the Louisiana market. Central expects further competition to result from the relaxation of interstate branching laws. Although Central has continued to operate profitably, it believes its growth and success could be enhanced by affiliating with a larger banking organization.

               Central began to consider strategic alternatives aimed at enhancing shareholder value and increasing its market share. During 1994, James A. Altick, President and Chief Executive Officer of Central, had a number of conversations with individual Board members concerning the strategic alternatives available to Central. The issues discussed by Mr. Altick and the directors included how a possible strategic combination may enhance shareholder value, enable Central to offer new products and services to its customers, enable Central to control expenses and enable Central to expand its market coverage.

               During December 1994 and January 1995, the Chief Executive Officer of a regional bank holding company (not FCC) which had previously expressed strong interest in Central approached Mr. Altick to discuss a possible combination transaction with Central. These exploratory discussions included discussions of potential transaction structures, an informal exchange of information about both parties and consideration of a variety of other matters, but no specific transaction was proposed.

               During these two months, the exploratory discussions with the interested party were conducted by Mr. Altick. Central's President's Advisory Committee was constantly kept informed of these discussions. The purpose of the President's Advisory Committee is to provide Mr. Altick with the guidance of the Board in important decisions involving Central. The President's Advisory Committee consists of directors Robert C. Cudd, III, Hugh G. McDonald, Jr., Saul A. Mintz, and T.H. Scott, whose combined holdings of Central equal approximately 30.0% of the outstanding shares of Central Common Stock. Each member of the President's Advisory Committee will serve on FCC's Board of Directors after consummation of the merger.

               On December 5, 1994, Central received a written communication from the regional bank holding company with which it had exploratory conversations in early December 1994. The communication expressed interest in discussing a possible combination with Central and set forth a preliminary proposal which contemplated a stock for stock merger pursuant to which stockholders would receive a fixed number of shares which had a value equal to a multiple of Central's book value, based on the market price of the regional bank holding company's stock at that time. The communication further provided that if a merger was consummated, Central Bank would be held as a separate subsidiary of the company. Within a few days, the Chief Executive Officer of the regional bank holding company contacted Mr. Altick to increase the number of shares and the multiple of Central's book value initially proposed.

               During the month of January 1995, Mr. Altick contacted The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"), a nationally recognized investment banking firm with substantial experience in mergers and acquisition transactions, regarding the services it offered in the merger context. Although Central did not immediately retain Robinson-Humphrey, pursuant to Mr. Altick's request, Robinson-Humphrey performed a preliminary analysis for the President's Advisory Committee which identified recommended strategic merger partners for Central. The two noted companies that could provide outstanding opportunities for Central were the regional bank holding company with which Central had exploratory discussions and FCC.

               At the direction of the President's Advisory Committee,
  Mr. Altick approached FCC to ascertain its interest, if any, in a possible combination with Central. On February 6, 1995, Mr. Altick met with FCC's President and Chief Executive Officer, Ian Arnof, who presented an information booklet that highlighted the potential advantages of a merger between the two companies, including increased market share and profitability and returns to shareholders. Copies of the information booklet were forwarded to the President's Advisory Committee. In February and March 1995, Central received letters from FCC which expressed interest in merging with Central and proposed a general framework for an agreement. The letters suggested a stock for stock exchange, pursuant to which Central's shareholders would receive approximately
  2.6 times Central's December 1994 book value, on a nominal value basis based on the then current market value of FCC's common stock. FCC's letters also stated that the Bank would become a wholly-owned subsidiary of FCC when the merger was completed.

               In late February 1995, Central hired Robinson-Humphrey to advise Central on its strategic alternatives. Central also retained special merger counsel with respect to a possible business combination.

               During February and March, Mr. Altick, with the approval of the President's Advisory Committee, had conversations with the Chief Executive Officers of FCC and the other party to gain a better understanding of the extent of their interest in Central. The President's Advisory Committee was informed of all such discussions. During this time period, in response to an inquiry from the President of the regional bank holding company, Mr. Altick notified him that Central had received a higher proposal. The other regional bank holding company for a second time increased the number of shares offered and its stock price had risen during this time. Nevertheless, the aggregate price proposed by the regional bank holding company still fell short of the current value offered by FCC.

               During the last several weeks of March and the first week of April, Robinson-Humphrey conducted preliminary due diligence of FCC and the regional bank holding company in order to determine the quality of their respective earnings and their future prospects.

               On April 6, 1995, at a meeting of the President's Advisory Committee, Robinson-Humphrey presented a preliminary analysis and recommendations to Central concerning independent internal growth and development prospects as well as merger possibilities, particularly as to FCC and the other interested bank holding company. During the following few days, Mr. Altick discussed his conversations with FCC and the other interested party with the individual members of the Central Board and informed them of the specific results of the Robinson-Humphrey analysis.

               On April 12, 1995, at a regular meeting of Central's Board of Directors, the Board discussed the informal expressions of interest regarding the possible acquisition of Central by FCC and the interest expressed by the other regional bank holding company. The Board expressed a concern that although Central would appear likely to continue to grow and prosper on its own, it might not achieve its greatest potential without a strategic combination. The Board recognized that a merger transaction would enable Central to gain access to additional products and services, such as proprietary mutual funds, and to achieve economies of scale for its expenses through consolidation of certain functions and operations. A merger would also assist Central in expanding its franchise in the region through acquisitions paid for with the more liquid stock of a larger holding company. Further, as a part of a larger organization, Central would have access to substantially more capital with which to fund its expansion.

               The Board also discussed in general terms the strategic
  benefits of a merger transaction for Central's shareholders. The value of Central's shares and dividends paid to Central's shareholders would be significantly increased in the near term due to the significant value which an exchange of Central's shares for those of a larger company would bring. In the long term, Central's shareholders would benefit from the expected increase in value resulting from the franchise strength of the combined entity in the marketplace. Shareholders would also benefit from the ownership of more liquid stock when selling in the secondary market.

               The Board discussed the benefits of possible transactions with the two parties who had expressed interest in a possible merger. Mr. Altick reported the increased proposal from the regional bank holding company and FCC's proposal. A comparison of the two proposals showed that Central's shareholders would receive a higher nominal value for their shares with FCC than the other interested party. The Board also discussed the long-term values that would result from a merger with FCC or the other regional bank holding company, based on the Robinson-Humphrey presentation on April 6, 1995. The Robinson-Humphrey analysis illustrated that, based on currently available information, it is anticipated that Central's shareholders could experience significantly higher per share returns over the next four-year period by a merger with FCC rather than either a merger with the previously described regional bank holding company or remaining independent. FCC's strong presence in the state of Louisiana would also provide a vehicle for the Bank to expand its market into other areas and to provide additional products to the areas it currently served. Further, as FCC's deposit area did not substantially overlap with Central's, a merger of the two companies would not require large divestitures. The Board also agreed that FCC's excellent reputation in the Louisiana banking market would be advantageous to the Bank, as would its intent to hold the Bank as a separate subsidiary.

               After discussing the Board's fiduciary duties with respect to its consideration of such a transaction, particularly those owed to Central's shareholders and the advantages and disadvantages of the two offers, as well as of remaining independent, the Board unanimously authorized the President's Advisory Committee and Mr. Altick in consultation with investment bankers and legal counsel to focus its efforts on reaching an agreement with FCC. If acceptable terms could not be reached with FCC, the Board instructed Mr. Altick and the President's Advisory Committee to pursue further discussions with the other interested party.

               On April 13, 1995, the President's Advisory Committee held a telephonic meeting with their special legal counsel to discuss how to proceed. The Committee discussed negotiation strategies with its counsel based on information presented in FCC's letters and from conversations with FCC's management.

               On April 18, 1995, FCC sent an initial draft of an agreement and plan of merger to Central. The draft was distributed to and reviewed by certain senior officers of Central, its special merger counsel and Robinson-Humphrey. Material terms of the agreement were communicated by Mr. Altick to the President's Advisory Committee. The draft contained provisions which required the parties to enter into a stock option agreement whereby FCC would receive an option to purchase 19.9% of Central's common stock if certain events occurred. The draft also contemplated that executive officers and directors would sign an "insider commitment" to vote their shares in favor of the merger. FCC did not provide copies of the proposed stock option agreement and insider commitment at this time. The draft agreement also contained a provision under which expenses incurred by Central in connection with the merger which exceeded an unspecified limit would be deducted proportionately from the shares to be received by individual shareholders. Central and its advisors reviewed the proposed agreement and responded on April 29, 1995. Thereafter, the parties engaged in intensive negotiations over the terms of the agreement.

               On May 8, 1995, a meeting was held in New Orleans between FCC and Central which included Mr. Altick, Central's special merger counsel, a representative of Robinson-Humphrey, executive officers of FCC, including Ian Arnof, FCC's President and Chief Executive Officer, and FCC's outside counsel. A second draft of the agreement was presented which provided for, among other things, a conversion ratio of 1.67 shares of FCC common stock for every share of Central common stock, subject to a deduction for expenses which exceeded an undetermined amount, the stock option agreement provision and the insider commitments. These provisions were vigorously negotiated. After lengthy negotiations, it was clear that although FCC was willing to negotiate the individual terms of the agreements, FCC would not agree to a merger with Central in the absence of a stock option agreement, insider commitments and a limit on expenses. Central's President's Advisory Committee determined that the advantages associated with a merger with FCC outweighed the possible disadvantages which might be associated with the stock option agreement, insider commitments and an expense limit. Therefore, the President's Advisory Committee instructed Mr. Altick and Central's outside counsel to continue to negotiate with FCC to reach the most favorable terms which could be obtained from FCC. A third draft of the merger agreement and initial drafts of the stock option agreement and the insider commitment were sent by FCC on May 9, 1995.

               In addition to the negotiations between counsel during the months of April and May, Mr. Altick and Mr. Arnof conducted ongoing conversations concerning the possible terms of the merger agreement and related agreements.

               On May 8, 1995, Central received a letter from a Louisiana bank holding company expressing its interest in discussing a possible merger with Central. The letter generally addressed the benefits of a merger between Central and the Louisiana bank holding company, but did not set forth any specific terms.

               On  May  11,  1995,  the President's Advisory Committee
  held a telephonic meeting with its special merger counsel and Robinson-Humphrey to discuss the terms of the proposed agreement and
  the  conversion ratio offered  by  FCC.   The  President's  Advisory
  Committee also discussed the terms of the proposed stock option agreement. The Committee discussed the third letter of interest and the advantages and disadvantages of such a merger, assuming that party was to make a proposal more favorable than the FCC proposal. The Committee also discussed its fiduciary duties in light of
  receipt  of  this  letter.   The  Committee,  having  considered the
  interests  of  Central  and its shareholders as well as the  social,
  legal  and  economic  effects   on   employees,  customers  and  the
  community, determined to continue with negotiations of a merger with
  FCC and not the third interested party.   This  conclusion was based
  in part on the Committee's understanding as to the  third interested
  party's   prospects  for  remaining  independent  and  the  possible necessity of divestiture in markets where Central and the third party may have overlapping business operations which could have the effect of boosting a competitor's business as well as altering existing relationships with customers.

               Over the following weekend, outside counsel for Central and FCC negotiated the Plan, the stock option agreement and the insider commitments. Further negotiations regarding the limit on expenses also took place.

              On May 15, 1995, the Central Board of Directors held a special meeting to discuss the terms of the proposed merger agreement with FCC. Robinson-Humphrey reviewed the proposed financial terms of the Plan with the Central Board and compared the terms of the FCC offer with the preliminary proposal of the regional bank holding company, as well as Central's prospects for remaining a stand-alone company. After further discussion, Robinson-Humphrey delivered their written opinion that, as of that date, from a financial point of view, the terms of the merger as provided in the Plan were fair to the shareholders of Central. See "-- Opinion of Investment Bankers." Central's special merger counsel also attended the meeting and assisted the Board in understanding the legal implications of the Plan and the stock option agreement. The President's Advisory Committee reported to the Board regarding the interest expressed by the Louisiana bank holding company and recommended that a merger with such company not be pursued. After deliberating with respect to the merger and the other matters contemplated by the Plan, considering among other things, the matters discussed below and the opinion of Robinson-Humphrey referred to above, the Central Board, by unanimous vote of all directors, approved the Plan and the transactions contemplated thereby as being in the best interest of Central and its stockholders. Immediately following the Board vote, Central entered into the Plan and the stock option agreement (the "Option Agreement") with FCC. Central also entered into a confidentiality agreement with FCC in connection with the proposed transaction.

               In reaching its conclusion to approve the Plan and the Option Agreement, the Central Board considered a number of factors, including the following:

  (a) Information with respect to Central's financial condition on both a historical and pro forma basis and future dividends. The Central Board considered the financial prospects for Central and its shareholders if Central determined to remain a stand-alone company.

  (b) The written opinion of Robinson-Humphrey, that as of May 15, 1995, from a financial point of view, the terms of the merger as provided in the Plan were fair to Central shareholders. See "-- Opinion of Investment Bankers."

  (c) The financial highlights of FCC and the effect of the merger on FCC.

  (d) A comparison of the terms of the Plan with recent transactions involving similar companies. Specifically, the Board discussed the premium to be paid to shareholders of Central and how it compared with recent bank merger transactions involving selling institutions with assets between $500 million and $1.5 billion as well as with recent transactions involving Louisiana banks as sellers.

  (e) The terms of FCC's offer, including the provision that the Bank would be held as a separate subsidiary of FCC following the merger; the tax free nature of the merger for Central shareholders; the exchange ratio; and the stock option agreement.

  (f) The effect on Central's shareholders' value if Central continued as a stand-alone entity as compared to the effect of a merger with FCC, including a comparison of earnings per share and book value per share on a pro forma basis. The Board analyzed future dividends for Central shareholders and post-merger shareholder dividends.

  (g) The interests of Central and its shareholders as well as the social, legal and economic effects on employees, customers and the community.

  (h) The other potential benefits to Central shareholders in light of the financial condition and prospects of the two companies as a combined company and the current economic and financial environment, including, but not limited to, other possible strategic alternatives.

               In addition, in reaching its conclusion to approve the Plan and the transactions contemplated thereby, the Central Board considered the terms of the Option Agreement and the fact that the Plan generally prohibits Central from proposing, discussing, negotiating or entering into agreements relating to alternative transactions prior to the Effective Date. The Central Board determined that the price offered by FCC, the projected value of FCC's shares as a result of the merger with Central and the potential growth for the combined organization made a merger transaction with FCC an extremely attractive opportunity for Central and its shareholders. Because FCC made it clear that the Option Agreement and the insider commitments were essential to its willingness to enter into the transaction, the Board determined that it was in the best interest of Central shareholders to enter into the Option Agreement and insider commitments in order to obtain the strong benefits of the proposed merger with FCC on the outstanding economic terms which had been negotiated and agreed to by FCC.

               In the two months following the signing of the Plan, issues pertaining to the Option Agreement arose which necessitated certain clarifying changes to the Plan and the Option Agreement. Pursuant to these changes, in the unlikely event that FCC exercises the stock option, sells the shares acquired pursuant to such exercise ("Option Shares") to a third party and then attempts to consummate the Merger, the Board of Directors of Central would have the right to terminate the Plan if all of the Option Shares would not be cancelled by virtue of the Merger. The Board of Directors could determine, pursuant to its fiduciary duty, not to exercise such termination right even though all Option Shares would not be so cancelled and to consummate the transaction with FCC. In any such event, Central shareholders would experience some dilution when their shares of Central Common Stock are exchanged for shares of FCC
  Common  Stock.   The  amount  of  such  dilution  would   be
  calculable at the time the Central Board makes its determination as to whether or not to consummate the transaction under these circumstances. Any dillution would depend upon, among other factors, the number of Option Shares not cancelled, the stock price of FCC Common Stock at the time of the Merger and the aggregate price paid to FCC for the Option Shares. In addition, a termination provision was added to the Option Agreement under which FCC's right to exercise the stock option will expire upon the earlier of March 31, 1997 or the date that is one year following the termination of the Plan, if such termination occurs after the first "Purchase Event" to occur. See "The Option Agreement" for a description of the material terms thereunder.

               On  July 12, 1995, upon the advice of Robinson-Humphrey
  that the aforementioned changes to the Plan and the Option Agreement would not cause Robinson-Humphrey to change its opinion that the consideration to be received pursuant to the Plan is fair, from a financial point of view, to Central's shareholders, the Central Board unanimously ratified these changes to the Plan and the Option Agreement. See "-Opinions of Investment Bankers - Opinion to Central."

               The foregoing discussion of the information and factors
  considered by the Central Board is not intended to be exhaustive, but is believed to include all material factors considered by the Central Board. In reaching its determination to approve and recommend the merger, the Central Board did not assign any relative or specific weight to different factors. The Central Board is unanimous in its recommendation that Central shareholders vote for approval of the merger.

               FCC. FCC's initial expansion in 1985 outside the New Orleans, Louisiana area occurred in the southern region of the State, and subsequent acquisitions have focused on expanding FCC's market share within that region, which is the more populous part of the State and, generally, has had greater economic activity. As a result, FCC has not had a physical presence in the North Louisiana region. However, the Board of Directors of FCC has for some time considered it desirable for FCC to enter the North Louisiana region if an appropriate acquisition opportunity arose.

               An acquisition opportunity in North Louisiana was considered appropriate if the financial institution to be acquired were of substantial size, were located in a metropolitan area within the region, had stable management capable in FCC's judgment of continuing to manage the acquired institution as a part of the FCC group of banks, and were consistently profitable. Central was one of a small number of institutions in North Louisiana identified by management of FCC as meeting these criteria, and from time to time in recent years FCC management indicated to Central that FCC had a strong interest in participating in discussions with Central should Central desire to explore the possible benefits of affiliation with FCC.

               After Central contacted FCC in early 1995 indicating a desire to explore its available options, including an affiliation with FCC, management of FCC and the Executive Committee of FCC's Board of Directors confirmed that an affiliation with Central remained highly desirable and that, moreover, given other acquisitions and events that had taken place in North Louisiana in recent years, in 1995 Central best met FCC's criteria for expansion into the region. In so concluding, FCC management and the Executive Committee noted the following:

                    (1) Central was the largest remaining potential acquisition candidate in the region; the second largest institution in the region that had not affiliated with another institution is less than one third the size of Central.

                    (2) Central is located in a sizable city and metropolitan area in North Louisiana, and, moreover, has a market presence in other parts of the region.

                    (3) Central has a stable, experienced management team that is fully supportive of an affiliation with a larger financial institution and able and willing to continue to manage the Bank cooperatively with FCC after the affiliation.

                    (4) Central had maintained profitability and growth during the recent period of economic adversity in Louisiana and in the face of substantially increased competition resulting from the entry of larger financial institutions into its markets. According to an independent source, Central actually increased its deposit share in its primary market from 27.9% in 1990 to 37.5% in 1994 and was first in deposit share during all periods.

                    (5) Central's asset quality was strong, with non-performing assets only .023 percent of assets, low non-performing assets and healthy reserves.

                    (6) Other opportunities for expansion such as denovo branching or affiliation with other financial institutions in the area were considerably less desirable than an affiliation with Central, because of size, geographical location or other factors.

               In recommending to the FCC Board of Directors the consideration to be offered by FCC to shareholders of Central, FCC management and the Executive Committee took into account (i) the foregoing factors, (ii) the likelihood that Central would also receive one or more aggressive proposals from other financial institutions for which Central was also a highly desirable acquisition candidate, and (iii) FCC management's estimates that through consolidation of functions and other cost-saving techniques, Central could achieve additional annual pre-tax earnings in the range of $10-12 million as a result of an affiliation with FCC. It was recognized that after taking into account the cost saving estimates, the consideration proposed by FCC was, on a pro-forma basis, slightly dilutive to FCC's post-merger earnings per share, but management and the Executive Committee believed such potential dilution was acceptable in light of the opportunities an affiliation with Central presented to FCC to further enhance revenue and earnings and thus overcome the potential dilution by providing a base for further market penetration in the North Louisiana region and through offering additional products and services to Central's substantial customer base.

               On the basis of the foregoing, FCC presented a merger proposal to Central and negotiated the terms of the proposal with Central as described under "-Central", above. On May 15, 1995, the Board of Directors of FCC met to consider the recommendations of management and the Executive Committee and the terms of the Plan and related documents as negotiated by management. The Board reviewed and considered the factors described in the preceding paragraphs, additional information about Central provided by management, the financial and other terms of the Plan as set forth in the Plan documents and as further described by FCC's management and outside counsel, and the written opinion of Keefe, Bruyette & Woods, Inc., that as of May 15, 1995, from a financial point of view, the proposed exchange ratio of FCC Common Stock for Central Common Stock was fair to FCC's shareholders. In reaching its conclusion to approve and recommend the Plan, FCC's Board did not assign relative or specific weight to the different factors considered.

               Board Recommendations. The Boards of Directors of Central and FCC have each unanimously approved the Plan and recom-mend that their respective shareholders vote FOR approval of the Plan.

  Opinions of Investment Bankers

               Opinion  to  Central.   Central  retained The Robinson-
  Humphrey Company, Inc. ("Robinson-Humphrey") to act as its financial adviser in connection with the Merger. Robinson-Humphrey has rendered an opinion to Central's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Merger is fair, from a financial point of view, to Central's shareholders. The text of such opinion is set forth in Appendix A and should be read in its entirety by shareholders of Central.

               The consideration to be received by Central shareholders in the Merger was determined by Central and FCC in their negotiations. No limitations were imposed by the Board of Directors or management of Central upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

               In  connection  with rendering its opinion to Central's
  Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of Central, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of Central. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Central or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its analyses.

               In connection with its opinion on the Merger and the presentation of that opinion to Central's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to
  Central: (i) an analysis of comparable prices and terms of recent transactions involving banks buying banks; and (ii) a discounted cash flow analysis. For purposes of the comparable transaction analyses, FCC's Common Stock was valued at $28.125 per share, the closing price per share on May 12, 1995. Each of these methodologies is discussed briefly below.

               Comparable Transaction Analysis. Robinson-Humphrey performed two analyses of premiums paid for selected banks with comparable characteristics to Central. Comparable transactions were considered to be (i) transactions since January 1, 1994, where the seller was a bank with assets between $500 million and $1.5 billion, and (ii) all transactions since January 1, 1994, where the seller was a bank located in Louisiana.

               Based on the first of the foregoing transactions, banks buying banks since January 1, 1994, the analysis yielded a range of transaction values to book value of 1.34 times to 2.48 times, with a mean of 2.02 times and a median of 1.92 times. These compare to a transaction value for the Merger of approximately 2.62 times Central's book value as of March 31, 1995.

               The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.34 times to 2.64 times, with a mean of 2.14 times and a median of 2.19 times. These compare to a transaction value to tangible book value at March 31, 1995 of approximately 2.65 times for the Merger.

               The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 10.29 times to 21.62 times, with a mean of 16.28 times and a median of 16.46 times. These compare to a transaction value to the March 31, 1995 trailing twelve months earnings per share of
  17.27 times for the Merger.

               The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 7.34 percent to
  25.75 percent, with a mean of 16.47 percent and a median of 17.07 percent. These compare to a transaction value of 22.90 percent of assets at March 31, 1995 for the Merger.

               Based on transactions since January 1, 1994, where the seller was a bank located in Louisiana, the analysis yielded a range of transaction values to book value of 1.24 times to 3.73 times, with a mean of 2.12 times and a median of 2.18 times. These compare to a transaction value for the Merger of approximately 2.62 times Central's book value as of March 31, 1995.

               The analysis yielded a range of transaction values as a multiple of tangible book value for the comparable transactions ranging from 1.24 times to 3.74 times, with a mean of 2.14 times and a median of 2.20 times. These compare to a transaction value to tangible book value at March 31, 1995 of approximately 2.65 times for the Merger.

               The analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from 6.17 times to 27.80 times, with a mean of 14.08 times and a median of 12.81 times. These compare to a transaction value to the March 31, 1995 trailing twelve months earnings per share of
  17.27 times for the Merger.

               The analysis yielded a range of transaction values as a percent of total assets. These values ranged from 10.70 percent to
  30.69 percent, with a mean of 18.52 percent and a median of 18.70 percent. These compare to a transaction value of 22.90 percent of assets at March 31, 1995 for the Merger.

               No  company  or  transaction  used  in  the  comparable
  transaction  analyses  is identical  to  Central.   Accordingly,  an
  analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

               Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that Central could produce through 1999, under various circumstances, assuming that Central performed in accordance with the earnings/return projections of management at the time that Central entered into acquisition discussions in April 1995. Robinson-Humphrey estimated the terminal value for Central at the end of the period by applying multiples of earnings ranging from 9.0 to 11.0x and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates (ranging from 9.0 percent to 11.0 percent) surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $130.6 million to $158.5 million, or $32.12 to $38.98 per share, for Central.

               Pursuant to an engagement letter dated February 23, 1995 between Central and Robinson-Humphrey, Central agreed to pay Robinson-Humphrey a $100,000 Fairness Opinion Fee and an incremental Success Fee (to be paid at closing) equal to $500,000 less the Fairness Opinion Fee. Central has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

               As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Central's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S., and its knowledge of financial institutions and Central in particular.

               Opinion to FCC. The Board of Directors of FCC retained the investment banking firm of Keefe, Bruyette & Woods, Inc. ("KBW") to render its opinion as to the fairness to the shareholders of FCC of the exchange ratio of 1.67 shares of FCC Common Stock to be issued for each share of Central Common Stock (the "Exchange Ratio") pursuant to the Merger Agreement.

               KBW has delivered its written opinion to the Board of Directors of FCC to the effect that, as of May 15, 1995 the Exchange Ratio pursuant to the Merger Agreement is fair to the shareholders of FCC.

               A copy of KBW's written opinion dated May 15, 1995, which sets forth the assumptions made, matters considered and limits on the review taken is attached as Appendix B to this Joint Proxy Statement and Prospectus and is incorporated herein by reference. FCC shareholders are urged to read the opinion in its entirety. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. KBW's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any FCC shareholder as to how such shareholder should vote at the FCC Meeting.

               In arriving at its  written opinion dated May 15, 1995,
  KBW, among other things: (i) reviewed the Plan; (ii) reviewed Central's Annual Reports, Forms 10-K and related financial information for the three fiscal years ending December 31, 1992 through December 31, 1994, and Central's Form 10-Q for the quarter ending March 31 1995; (iii) reviewed FCC's Annual Reports, Forms 10-K for each of the three years ending December 31, 1992 through December 31, 1994, and the Quarterly Report on Form 10-Q for the quarter ending March 31, 1995; (iv) held discussions with members of the senior management of FCC regarding the Merger, certain aspects of past and current business operation, financial condition and future prospects of FCC and Central; (v) reviewed the historical market prices and trading activity for the FCC Common Stock and Central Common Stock and compared them with those of certain publicly traded companies which it deemed to be relevant; (vi) compared the financial terms of the transaction contemplated by the Plan with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (vii) considered the pro forma effect of the Merger on FCC's capitalization ratios, earnings, and book value per share; and (viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary.

               KBW has relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for the purpose of its opinion. KBW also relied upon the management of FCC as to the reasonableness and achievability of the financial and other operating forecasts (and the assumptions and bases therefor) provided to it. In that regard, KBW assumed with FCC's consent that such forecasts, including without limitation, projected cost savings and operating synergies resulting from the Merger and projections regarding underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, reflected the best currently available estimates and judgments of such representative matters . KBW is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of FCC or Central nor has it reviewed any individual credit files. In addition, KBW has not made an independent evaluation or appraisal of the assets and liabilities of FCC or Central or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal.

               KBW's opinion has been rendered without regard to the necessity for, or level of, any restrictions which may be imposed or divestitures which may be required in the course of obtaining regulatory approvals for the Merger.

               Set forth below is a summary of selected analyses performed by KBW in reaching its opinion delivered on May 15, 1995.

               Summary of Proposal. KBW described the terms of the proposed transaction as reflected in the Plan, including the Exchange Ratio. Based on the aggregate consideration offered, using a May 12, 1995 price for the FCC Common Stock, KBW calculated the price to book and price to earnings multiples for Central. This analysis yielded a price to book multiple of 2.61x and a price to earnings multiple of 17.2x, based on Central's net earnings for the twelve months ended March 31, 1995 and 15.6x based on Central's annualized three month earnings ending March 31, 1995.

               Pro Forma Merger Analysis.   KBW  analyzed  certain pro
  forma effects resulting from the Merger. This analysis indicated that the core earnings of Central could be enhanced through cost savings and revenue enhancements. Accounting for only estimates of core earnings and cost savings provided to KBW by FCC, KBW's analysis showed approximately 1.0% earnings per share dilution in years one and two. KBW also noted certain possible areas of revenue enhancement that were not factored into the Central projections and concluded the transaction could be modestly accretive to FCC if such areas of enhancement could be achieved. Furthermore, KBW estimated that FCC's book value per share would decline initially by approximately 7.7% on a proforma basis and begin to increase thereafter through the retention of proforma consolidated earnings.

               Internal Rate of Return Analysis.   Using  a  projected
  net income stream, KBW estimated the rate of return of the future streams of after tax earnings that Central could produce through 2004. In this analysis, KBW assumed that Central performed in accordance with the earnings forecasts and merger synergies provided to KBW by FCC's management. KBW applied a range of terminal values from nine to sixteen times Central's earnings in the year 2004. The net income stream and terminal values were then applied to an internal rate of return analysis, which reflected returns from 13.0% and 15.0. This analysis was based upon FCC's management projections, which were based upon many factors and assumptions, many of which are beyond the control of FCC and Central. As indicated below, this analysis is not necessarily indicative of actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future.

               Analysis  of  Selected  Bank Merger Transactions.   KBW
  reviewed  a  number  of  merger transactions  which  occurred  since
  January 1, 1994. These transactions included mergers and acquisitions within the southern region of the United States for which the transaction size ranged between $50 million and $600 million in value. KBW calculated the price to earnings, price to book value and price to tangible book value ratios in the contemplated transaction and such selected bank merger transactions. This analysis, (using a May 12, 1995 price of FCC Common Stock), yielded a range of price to earnings multiples of approximately 10.29x to 21.80x with a mean of 16.13x and a median of 15.39x, a range of price to book value multiples of approximately 1.63x to 3.73x with a mean of 2.38x and a median of 2.40x and a range of price to tangible book value multiples of approximately 1.63x to 3.73x with a mean of 2.48x and a median of 2.47x.

               No company or transaction used in the above analyses as a comparison is identical to FCC, Central or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies which were compared. Mathematical analysis (such as determining the mean or the median) is not, in itself, a meaningful method of using comparable company or transaction data.

               Comparison of Selected Companies. In connection with the rendering of its opinion, KBW compared selected operating data for Central to the corresponding data of First United Bancshares, Inc., Carolina First Corporation, Piedmont Bankgroup, Simmons First National Corp, F&M Bancorp, Triangle Bancorp, ArgentBank, Allied Bankshares, FCNB Corporation, Century South Banks, Inc. and Mason Dixon Bancshares (collectively, the "Peers"). This comparison showed, among other things, that (i) for the three month period annualized ending March 31, 1995, Central's return on the average assets was 1.42%, compared to a mean of 1.14% and a median of 1.12% for the Peers; (ii) for the three month period annualized ending March 31, 1995, Central's return on average equity was 16.28%, compared to a mean of 12.44% and a median of 12.58% for the Peers;
  (iii) for the period ended March 31, 1995, Central's equity to asset ratio was 8.72%, compared to a mean of 9.26% and a median of 9.08% for the Peers; and (iv) for the period ended March 31, 1995, Central's nonperforming assets to asset ratio was .27%, compared to a mean of .48% and a median of .47% for the Peers.

               The summary of the KBW fairness opinion set forth above provides a description of the principal elements of the analyses performed by KBW in arriving at its opinion. It does not purport to be a complete description of such analyses. The preparation of the fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selected portions of its analyses, without considering all the analyses, or selecting all or part of the above summary, without considering all factors and analyses, would create an incomplete view of the procedures underlying the KBW opinion. In addition, while KBW gave the various analyses approximately similar weight it may have used them for different purposes, and may have deemed various assumptions more or less reliable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of Central or FCC. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

               In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Central or FCC. The analyses performed by KBW are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness of the Exchange Ratio to shareholders of FCC, the conclusions of which were provided to FCC's Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion to the FCC Board of Directors is just one of many factors taken into consideration by the FCC Board of Directors.

               KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with FCC and its business. KBW regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

               Pursuant to its engagement letter, KBW will receive a fee of $100,000 for the delivery of its fairness opinion to the FCC's Board of Directors. KBW will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with its services, including reasonable attorneys' fees and disbursements, and will be indemnified against certain liabilities, including liabilities arising under the securities laws.

  Conversion of Central Common Stock

               Each share of Central Common Stock outstanding on the date the Plan becomes effective (the "Effective Date") will be converted into 1.67 shares of FCC Common Stock, less the "Deductible Shares," defined in the next sentence. "Deductible Shares" are such number of shares of FCC Common Stock, if any, equal to the quotient of (i) (a) the amount by which the total expenses of Central in connection with the Plan (subject to certain exceptions) exceed $1,750,000, divided by (b) the average of the closing sales prices of a share of FCC Common Stock on the NASDAQ National Market for the fifteen business days ending on the day before the Effective Date ("Market Value"), divided by (ii) the number of shares of Central Common Stock outstanding on the Effective Date. It is not expected that there will be any Deductible Shares.

               Shareholders of Central who perfect dissenters' rights will not receive FCC Common Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under
  Section 131 of the Louisiana Business Corporation Law (the "LBCL"). See "Dissenters' Rights."

               In lieu of issuing any fractional shares of FCC Common Stock, each shareholder of Central who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

               For information regarding restrictions on the transfer of FCC Common Stock received pursuant to the Plan applicable to certain of Central's shareholders, see "- Status Under Federal Securities Laws; Certain Restrictions on Resales."

  Effective Date

               A Certificate of Merger will be filed for recordation with the Secretary of State of Louisiana as soon as practicable after shareholder and regulatory approval of the Plan is obtained and all other conditions to the consummation of the Merger have been satisfied or waived, and the Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. The Companies are not able to predict the effective date of the Merger and no assurance can be given that the Merger will be effected at any time. See "Conditions."

  Exchange of Certificates

               On the Effective Date, each Central shareholder will cease to have any rights as a shareholder of Central, and his sole rights will pertain to the shares of FCC Common Stock into which his shares of Central Common Stock have been converted pursuant to the Plan, except for any Central shareholder who exercises statutory dissenters' rights and except for the right to receive cash for any fractional shares.

               Promptly  after  consummation  of the Plan, a letter of
  transmittal, together with instructions for the exchange of certificates representing shares of Central Common Stock for certificates representing shares of FCC Common Stock, will be mailed to each person who was a shareholder of record of Central on the Effective Date. Shareholders are requested not to send in their Central Common Stock certificates until they have received a letter of transmittal and further written instructions. FCC Common Stock certificates and payment for any fractional shares will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate Central Common Stock certificates.

               After the Effective Date and until surrendered, certificates representing Central Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of FCC Common Stock, to represent the number of whole shares of FCC Common Stock into which such shares of Central Common Stock have been converted. FCC, at its option, may decline to pay former shareholders of Central who become holders of FCC Common Stock pursuant to the Plan any dividends or other distributions that may have become payable to holders of record of FCC Common Stock following the Effective Date until they have surrendered their certificates for Central Common Stock. Any dividends not paid after one year from the date they first became payable will revert in full ownership to FCC, and FCC will have no further obligation to pay such dividends.

               Central    shareholders   who   cannot   locate   their
  certificates are urged to contact promptly, Ms. Diana Fontana or Mr. Edward F. Wheland, II, Central Corporation, 300 DeSiard St., Monroe, Louisiana 71201, telephone number (318) 362-8548. A new certificate will be issued to replace the missing certificates only upon execution by the shareholder of an affidavit certifying that his or her certificates cannot be located and an agreement to indemnify against any claim that may be made by the holder of the certificates claimed to have been missing. Central will, and FCC may, also require the shareholder to post a bond in such sum as is sufficient to indemnify Central and FCC against any claim made as a result of issuing such certificate.

  Conditions

               In addition to shareholder approvals, consummation of the Merger will require the approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). FCC has filed an application seeking the required approval and expects to receive it by October, 1995; however, there can be no assurance that the approval will be obtained by that time or at all.

               The obligations of the parties to consummate the Merger are also subject to customary conditions for transactions of this sort and, in addition, to the receipt of an opinion of Arthur Andersen LLP as to certain tax aspects of the Merger. The obligation of FCC to consummate the Merger is also subject to the condition that neither the Securities and Exchange Commission (the "Commission") nor FCC's or Central's independent public accountants shall have taken the position that FCC is not permitted to account for the Merger as a pooling-of-interests.

               The Companies intend to consummate the Plan as soon as practicable after all of the conditions to the Plan have been met or waived; however, there can be no assurance that the conditions will be satisfied.

  Conduct of Business Prior to the Effective Date

               FCC and Central have agreed that unless the prior written consent of the other party is obtained, except as otherwise contemplated or permitted by the Plan or previously disclosed, each of them will, and will cause its subsidiaries to, operate its business only in the ordinary course consistent with past practices, preserve intact its business organizations and assets and maintain its rights and franchises, and take no action which would adversely affect its ability to consummate the Merger. Central and FCC have also agreed that until the earlier of the Effective Date or the termination of the Plan, neither of them will, without the prior written consent of the other, make any changes in its dividend record or payment dates, except as required to coordinate with one another as to the declaration and payment of cash dividends on the shares of FCC Common Stock and Central Common Stock to be declared in 1995 and 1996 so as to ensure that FCC and Central have declared, with the record dates prior to the Effective Date, the same number of quarterly dividends from January 1, 1995 through the Effective Date.

               Central has agreed that until the earlier of the Effective Date or the termination of the Plan, neither it nor the Bank will, without the prior written consent of the chief executive officer or chief administrative officer of FCC:

                    (a)  except   as   previously   disclosed   or  as
  expressly   contemplated   by   the  Plan,  amend  its  articles  of
  incorporation or association or by-laws;

                    (b) impose, or suffer the imposition, on any share of stock held by it, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

                    (c) except as otherwise expressly permitted by the Plan, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock,

                    (d)  except  as expressly contemplated by the Plan
  or as previously disclosed, acquire direct or indirect control over any entity, other than in connection with (i) internal reorganizations or consolidations involving existing subsidiaries,
  (ii) good  faith  foreclosures in the ordinary course  of  business,
  (iii) acquisitions of control by the Bank in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by subsidiaries that invest in unaffiliated companies in the ordinary course of business, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the Plan;

                    (e) except as previously disclosed, sell or otherwise dispose of (i) any shares of its capital stock, (ii) any substantial part of its assets or earning power, or (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration;

                    (f) except as previously disclosed, incur any additional material debt obligation or other obligation for borrowed money other than (i) in replacement of existing short-term debt with other short-term debt, (ii) financing of banking related activities consistent with past practices, (iii) indebtedness to any of its affiliates, except in the ordinary course of the business consistent with past practices, or (iv) inter-company indebtedness;

                    (g) except as contemplated by the Plan, grant any general increase in compensation or benefits to its employees or to its officers, except in accordance with past practice or as required by law; pay any bonus except in accordance with past practice or the provisions of any applicable program or plan as in effect prior to May 15, 1995, and which was previously disclosed; enter into any severance agreements with any of its directors or officers except as previously disclosed; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would materially increase its retirement benefit liabilities on a consolidated basis;

                    (h) except as contemplated by the Plan or as previously disclosed, amend any existing employment contract with any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder or extend the term thereof or enter into any new employment contract with any person having a salary thereunder in excess of $50,000 that it does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Date; or

                    (i) except as contemplated by the Plan, adopt any new employee benefit plan or make any material change in or to any existing employee benefit plan other than (i) as previously disclosed or (ii) any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

              Central has also agreed that until the earlier of the Effective Date or the termination of the Plan, it will not declare or pay any dividend or other distribution to its shareholders except regular quarterly cash dividends on the shares of Central Common Stock, at a rate not in excess of the regular quarterly cash dividend most recently declared by Central prior to May 15, 1995.

              Central  has  also   agreed  that  neither  it  nor  the
  Bank will (except as may, in the written opinion of its counsel promptly delivered to FCC, be required by fiduciary duty) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an acquisition transaction or a potential acquisition transaction involving it (and, if any information is furnished, it will be furnished only under a confidentiality agreement containing the same provisions as the confidentiality agreement between Central and FCC.) Central must instruct and otherwise use its best efforts to cause its directors, officers, employees, agents, advisors, consultants and other representatives to comply with the foregoing prohibitions. Central also agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such activities. Except as may, in the written opinion of its counsel promptly delivered to FCC, be required by fiduciary duty, Central may not negotiate with respect to any such proposal, nor reach any agreement or understanding (formal or informal, written or otherwise) with respect to any such proposal; Central also must promptly notify FCC orally and in writing if it receives any such inquiry or proposal. This agreement does not prohibit accurate disclosure to the extent required by the securities laws or other applicable law if in the opinion of Central's Board of Directors disclosure is required under applicable law as to transactions contemplated by the Plan.

  Waiver, Amendment and Termination

               The parties may waive in writing any of the conditions to their respective obligations to consummate the Plan other than the receipt of necessary regulatory and shareholder approvals. The Plan, including all related agreements, may also be amended or modified at any time, before or after its approval by the sharehold-ers of Central or FCC, by mutual agreement, provided that any amendment made after shareholder approval may not alter the amount or type of shares into which Central Common Stock will be converted or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of FCC or Central, without the additional approval of shareholders.

               The Plan may be terminated at any time prior to the Effective Date by mutual consent or by either of the Companies if
  (i) there is a material breach by the other Company of any representation, warranty or covenant by it contained in the Plan which cannot be cured by the earlier of 30 days after written notice of such breach or June 30, 1996, (ii) all conditions to consummating the Merger have not been met or waived, cannot be met, or the Merger has not occurred, by June 30, 1996, (iii) any person or group acquires beneficial ownership of 25% or more of the Common Stock of the other Company; (iv) required regulatory applications are denied or the shareholders of either Company fail to approve the Plan by the requisite vote at either of the Meetings; or (v) the other Company suffers a Material Adverse Change, as defined in the Plan that is uncured after 30 days notice. The Board of Directors of Central may terminate the Plan if all or a portion of the shares of Central Common Stock issued pursuant to the exercise of the stock option granted by the Option Agreement would not be cancelled by virtue of the Merger. See "The Plan-Background and Reasons for the Plan." The Board of Directors of FCC may terminate the Plan if Central's Board of Directors resolves to withdraw, modify or change its recommendation to Central's shareholders of the Plan, or recommends any acquisition of Central other than the Merger, and Central may terminate the Plan within 30 days of notice to it by FCC that its Common Stock has been converted into or exchanged for securities of another issuer.

  Interests of Certain Persons

               Indemnification and Insurance. FCC has agreed to provide and to cause Central and the Bank to continue to provide, for a period of 10 years from the Effective Date, all rights of indemnification currently provided by Central and the Bank in favor of their respective current and former employees, directors and officers, on terms no less favorable than those provided in the charter and by-laws of Central and the Bank, respectively, on May 15, 1995, or as otherwise in effect on that date, with respect to matters occurring prior to the Effective Date, except that (i) the aggregate liability of FCC, Central and the Bank shall not exceed $30 million less the amount of any indemnification liability incurred by Central or the Bank in favor of their respective current and former employees, directors and officers after May 15, 1995, but prior to the Effective Date; and (ii) no person shall be entitled to indemnification unless, with respect to the matter for which indemnification is sought, such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Central or the Bank, as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

              FCC has also agreed to indemnify and hold harmless Central and the Bank, and each of their respective directors and officers, and each controlling person of Central within the meaning of the Securities Act of 1933, against any claims, suits, proceedings, investigations or other actions ("Claims"), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in this Joint Proxy Statement and Prospectus or the Registration Statement of which it is a part, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that FCC will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to FCC by Central or the Bank or, with respect to any indemnified person, by that person.

               For ten years after the Effective Date, FCC will also provide, if available, officers' and directors' liability insurance in respect of acts or omissions of officers and directors of Central and the Bank occurring prior to the Effective Date, including but not limited to the transactions contemplated by the Plan, covering each such person currently covered by Central's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Date, on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on May 15, 1995, provided that FCC is not obligated to pay premiums in excess of $150,000 per year. If the foregoing insurance is not available for that amount, then FCC will provide the maximum coverage that can be obtained for that amount.

               Management. On the Effective Date, the Bank will become a wholly-owned subsidiary of FCC. The Plan provides that the Bank will retain its name and bank charter thereafter for the foreseeable future to no less an extent as FCC's other principal banking subsidiaries retain theirs. After the Effective Date, FCC will amend the Articles of Incorporation and By-laws of the Bank so as to be substantially identical to the Articles of Incorporation and By-laws of its other Louisiana state bank subsidiary.

               On the Effective Date, the Board of Directors of FCC will consist of those persons who were directors of FCC on that date (currently 20 persons) and, in addition, Messrs. Robert C. Cudd, III, Hugh G. McDonald, Jr., Saul A. Mintz and Tom H. Scott, each of whom is a director of Central and the Bank. All directors of FCC, including such persons, will serve until the next annual meeting of FCC shareholders or until their successors have been elected and qualified. The Merger will not itself change the Board of Directors of the Bank, except that it is anticipated that Messrs. Howard C. Gaines and Thomas C. Jaeger, executive officers of FCC, will become directors of the Bank at the Effective Date. After the Effective Date, the Board of Directors of the Bank will serve at the discretion of FCC, which will be the Bank's sole shareholder.

               Employment Agreements. FCC and the Bank will enter into employment contracts with each of Messrs. James A. Altick, Edmund L. Pennington, Thomas J. Nicholson, Willis T. McGhinnis and Cary S. Davis (collectively, the "Executives") for a term of five years in the case of Mr. Altick and three years in the cases of the other Executives.

               Mr. Altick will be employed as President and Chief
  Executive Officer of the Bank and an Executive Vice President of FCC, and the other Executives will be initially employed in executive positions with the Bank.

                Generally, each Executive will each be paid a base salary equal to the base salary he was receiving from the Bank as of the effective date of the Merger (plus an amount equal to the value of certain benefits he received from the Bank that will not be received after the Merger) and will be entitled to participate in FCC's bonus and benefit plans. The base salary will be reviewed annually and may be increased. If the Executive's employment is terminated for any reason other than "cause," as defined in the contract, or his death or disability, he will continue to receive his base salary and certain benefits for the remainder of the term of the contract. In addition, if his employment is terminated without cause or his termination is "involuntary," as defined, he will also receive a pro rata portion of his bonus for the year in which his employment terminates. The forgoing payments are subject to the condition that the Executive does not engage in the business of banking which is directly competitive with FCC or its affiliates in the State of Louisiana for a period that is the lesser of two years or the remaining term of the contract.

              Each Executive will receive a lump sum cash payment within 45 days of the consummation of the Merger of $50,000 in the case of Mr. Altick and $35,000 in the cases of the other Executives.

               The Compensation Committee of the Board of Directors of FCC will award within 30 days after the Effective Date, to officers of the Bank to be selected by the Bank's Board of Directors, stock options and stock appreciation rights under FCC's 1992 Stock Incentive Plan covering in the aggregate up to 200,000 shares of FCC Common Stock. It is anticipated that the options and rights would be exercisable at the fair market value of FCC Common Stock on the date of grant, the options will entitle the holder to purchase shares of FCC Common Stock at the exercise price, and the rights will entitle the holder to receive cash in an amount equal to the appreciation of FCC Common Stock from the date of grant until the date of exercise. It is also anticipated that the options and rights will not be exercisable for one year from the date of grant, will become exercisable thereafter in 25% increments each year (unless accelerated by reason of certain events affecting FCC or by action of the FCC Compensation Committee) and will expire eight years from the date of grant.

               As of the date of the Joint Proxy Statement and Prospectus, the officers of the Bank who will receive such options and rights, and the number of shares subject to such options and rights that each would receive, had not been determined, but it is anticipated that each of the above-named executive officers of the
  Bank  will  receive  options   and   rights.

               For information as to benefits to be provided employees of Central and the Bank generally, including the above-named executive officers, see "Employee Benefits".

               Directors' and Officers' Commitments. Each Central director and executive officer has executed an agreement with FCC pursuant to which he or she has agreed, solely in his or her capacity as an owner of shares of Central Common Stock and not in his or her capacity as a director or officer of Central, (i) to vote in favor of the Plan and against any other proposal that would prevent or impede the Merger, unless compliance with this provision would be a breach of fiduciary duty as a director or officer of Central, (ii) not to transfer any of his or her Central Common Stock, or grant any proxy or other rights with respect thereto not approved by FCC, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the agreement, (iii) to release FCC, as of the Effective Date, from any obligation to indemnify such shareholder for acts taken as an officer, director or employee of Central, except to the extent set forth in the Plan, and (iv) for a period of two years following the Effective Date not to serve as a management official or advisor of any business that competes with the business of the Bank in the Parishes of Ouachita, Lincoln, Rapides and Natchitoches (the "Restricted Parishes"), or to solicit customers of the business of the Bank within the Restricted Parishes.

               Employee Benefits. After the Effective Date, FCC will perform the obligations of Central under its Severance Plan established in connection with the transactions described herein to provide severance benefits to eligible employees of the Bank who are terminated on or before the first anniversary of the consummation of the Merger. The executive officers named under "Employment Agreements" are not eligible for benefits under the Severance Plan.

               The Severance Plan will generally provide a lump sum cash benefit to eligible employees whose employment with the Bank is terminated for reasons other than voluntary resignation, death, cause or disability. No benefits are payable under the Severance Plan on account of an employee's termination of employment with the Bank if (a) the Bank transfers him to a position with an affiliate, or (b) his termination occurs in connection with the sale or other disposition of any assets, business, division, facility or operating unit of the Bank and he is offered employment with the purchaser or transferee or with an affiliate in a position at least comparable in pay and position to that held with the Bank immediately prior to his termination and is within 50 miles of his principal place of employment with the Bank immediately prior to his termination. The amount of the benefit generally depends on his years of service and his pay: 3 months' pay if he has completed less than 4 years of service, 4 months' if he has completed between 4 and 10 years, 7 months if he has completed between 10 and 20 years, and 9 months if he has completed 20 or more years. "Pay" means the employee's salary or wages at the rate in effect immediately prior to his termination, excluding bonuses, overtime and premium pay, shift differentials, incentive compensation and all other compensation.

               At or prior to the Effective Date, all contributions to be made to the Central Employee Stock Ownership Plan ("ESOP") and the Bank's 401(k) Plan on behalf of participants in such plans for periods prior to the Effective Date will be made, and all participants in such plans will at the Effective Date have a fully vested and nonforfeitable interest in their respective account balances thereunder. No contributions will be made to such plans for periods after the Effective Date. As soon as possible after the Effective Date, FCC will take all actions that may be necessary or required to terminate the ESOP and make available to participants distributions from the ESOP in accordance with the terms of the ESOP and applicable law, and to the extent that the ESOP does not provide for distributions to a participant prior to such participant's termination of employment, FCC will amend the ESOP to permit such distributions to the extent permitted by law.

               For periods after the Effective Date employees of Central and the Bank will be eligible to participate in the FCC Savings Plan, subject to the terms and conditions of such plan, as it may be amended from time to time.

               At the election of FCC at any time after the Effective Date, Central's Retirement Plan may be terminated and/or future benefit accruals thereunder may be frozen. Until such time as such plan is terminated, to the extent not prohibited by applicable law, the plan will continue to be maintained by the Bank or FCC after the Effective Date for the benefit of each person who was employed by Central or the Bank as of the Effective Date. If (i) the plan is terminated, or (ii) future benefit accruals under the plan are frozen, then highly compensated employees of Central will thereupon be permitted to participate in FCC's Retirement Benefit Restoration Plan if they meet the eligibility criteria set forth in such Retirement Benefit Restoration Plan.

               To the extent not prohibited by applicable law, the Bank or FCC will continue to maintain the Central Retiree Benefit Plan for the benefit of any employee or former employee of Central or the Bank (or their eligible dependents) who, as of the Effective Date (i) was receiving benefits thereunder, or (ii) had satisfied the requirements for benefits thereunder (without regard to any requirement that the employee terminate employment or commence receipt of benefits under any other plan).

               To  the extent applicable, employees of Central and the
  Bank will be given credit under each employee benefit plan, policy, program and arrangement maintained by FCC after the Effective Date for their service with Central or the Bank prior to the Effective Date for all purposes other than benefit accrual under a defined benefit plan (as defined in section 3(35) of the Employee Retirement Income Security Act), including eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations.

  Expenses

               The Plan provides generally that expenses incurred in connection with the Plan and the transactions contemplated thereby will be borne by the party that has incurred them. Notwithstanding the foregoing, a party (the "Expense Paying Party") must pay all of the costs and expenses incurred by the other party (the "Reimbursed Party") in connection with the Plan, including fees and expenses of such Reimbursed Party's financial or other consultants, investment bankers, accountants and counsel, if

               (a) (i) the Plan is terminated by reason of a material breach by the Expense Paying Party, (ii) the Reimbursed Party was the party who terminated it, and (iii) the Expense Paying Party is at the time of the termination not also entitled to terminate the Plan by reason of a material breach of the Reimbursed Party; or

               (b) a Purchase Event (as defined below under the caption "The Option Agreement") occurs with respect to the Option Agreement if Central is the Expense Paying Party and the Merger has not been, or thereafter is not, consummated for any reason other than a termination because of a material breach by the Reimbursed Party.

               In addition, if Central's expenses in connection with the Plan, subject to certain exceptions, exceed $1,750,000, the exchange ratio in the Merger will be reduced in proportion to the amount of the excess. See "-Conversion of Central Common Stock."

  Status  Under  Federal  Securities  Laws;  Certain  Restrictions  on
  Resales

               The shares of FCC Common Stock to be issued pursuant to the Plan have been registered under the Securities Act of 1933 (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of FCC or who were not "affiliates" of Central, as that term is defined in Rule 405 under the Securities Act.

               Directors and certain officers of Central may be deemed to be "affiliates" of Central, and those directors of Central who will become directors of FCC may also be deemed to be "affiliates" of FCC. Such persons will not be able to resell the FCC Common Stock received by them unless such stock is registered for resale under the Securities Act or an exemption from the registration re-quirements of the Securities Act is available. All such affiliates have entered into agreements not to sell shares of FCC Common Stock received by them in violation of the Securities Act and the rules and regulations thereunder.

               In accordance with the requirements for using the pooling-of-interests method of accounting, Central shareholders who are deemed "affiliates" have agreed not to sell the shares of FCC Common Stock received by them until at least 30 days of combined earnings of FCC and Central have been published by FCC.

  Accounting Treatment

               It is a condition to FCC's obligation to consummate the Plan that its or Central's independent public accountants or the Commission shall not have taken the position that the Merger may not be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, after certain adjustments, the recorded assets and liabilities of the Companies will be carried forward to FCC's consolidated financial statements at their recorded amounts, the consolidated earnings of FCC will include earnings of the Companies for the entire fiscal year in which the Plan is consummated, and the reported earnings of the Companies for prior periods will be combined and restated as consolidated earnings of FCC. See "- Conditions" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."


                                THE OPTION AGREEMENT

               As an inducement to FCC to enter into the Plan, Central executed the Option Agreement, pursuant to which it granted an option to FCC to acquire Central Common Stock (the "Option"). One effect of the Option Agreement is to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for another party to obtain control of or acquire Central. Among other things, the exercise of the Option would likely bar any acquiror from accounting for an acquisition of Central using the pooling-of-interests accounting method for a period of up to two years. The following description does not purport to be complete and is qualified in its entirety by reference to the Option Agreement attached hereto as Appendix D.

               The Option Agreement provides for the purchase by FCC of up to 809,279 shares (the "Option Shares") of Central Common Stock at an exercise price of $30 per share, subject to adjustment as provided therein, payable in cash. The Option Shares, if issued pursuant to the Option Agreement, would represent approximately 19.9% of the Central Common Stock outstanding on the date hereof. The number of Option Shares will be increased to the extent that additional shares of Central Common Stock are issued or otherwise become outstanding (otherwise than pursuant to an exercise of the Option) such that, after such issuance, the number of Option Shares will continue to equal 19.9% of the Central Common Stock then outstanding without giving any effect to the issuance of any Central Common Stock subject to the Option. The number of shares of Central Common Stock subject to the Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or the like, relating to Central.

               Unless FCC shall have breached in any material respect any covenant or agreement contained in the Plan and such breach shall not have been cured after notice from Central, FCC may exercise the Option, in whole or in part, subject to regulatory approval, at any time after a Purchase Event (as defined below) shall have occurred prior to termination of the Option. A "Purchase Event" is the occurrence of any of the following:

                    (a)any person (other than FCC) shall have commenced a bona fide tender or exchange offer to purchase shares of Central Common Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Central Common Stock;

                    (b)Central  or  the Bank, without having  received
  FCC's prior written consent, shall have entered into an agreement with any person (other than FCC), or any person other than FCC shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval to, (i) merge or consolidate, or enter into any similar transaction with Central or the Bank other than with respect to any requirement of divestiture in connection with the Plan under the federal banking or antitrust laws, (ii) purchase, lease, or otherwise acquire any substantial portion of the assets of Central or the Bank other than in the ordinary course of business, or
  (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 20% or more of the voting power of Central or the Bank;

                    (c)any person (other than FCC, any FCC subsidiary, or the Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Central Common Stock or common stock of the Bank, excluding shares beneficially owned prior to May 15, 1995;

                    (d)any person (other than FCC or any FCC subsidiary) shall have made a bona fide proposal to Central by public announcement or written communication that is or becomes the subject of public disclosure to (i) acquire Central or the Bank by merger, consolidation, share exchange, purchase of all or substantially all of its assets or any other similar transaction or
  (ii) make an offer described in clauses (a) or (b), above; or

                    (e)Any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Exchange Act in opposition to approval of the Plan by Central's shareholders.

               The Option terminates (a) on the Effective Date of the Merger, (b) upon termination of the Plan in accordance with the terms thereof prior to the occurrence of the first Purchase Event, or (c) upon the earlier of (i) March 31, 1997, or (ii) the date that is one year following the termination of the Plan, if such termination occurs after the first Purchase Event.

               Upon the occurrence of a Purchase Event that occurs prior to the termination of the Option, FCC may demand while the Option is exercisable that the Option (or part thereof) and the related Option Shares (or part thereof) be registered under the Securities Act of 1933 at Central's expense. Upon receipt of such notice, Central must promptly effect such registration, subject to certain exceptions. FCC is entitled to a second such registration at FCC's expense.

               Upon the occurrence of a Purchase Event prior to termination of the Option, subject to applicable law and regulatory approval, Central is required (a) at the request of FCC delivered while the Option (in whole or in part) is exercisable, to repurchase the Option at a price equal to the amount by which (i) the market/offer price (as defined below) exceeds (ii) the option exercise price multiplied by the number of shares for which the Option may then be exercised; and (b) at the request of the owner of Option Shares from time to time (the "Owner"), delivered while the Option is exercisable (or if it has been fully exercised, would have been exercisable had such exercise not been made), to repurchase such number of the Option Shares from the Owner as the Owner designates at a price equal to the market/offer price multiplied by the number of shares so designated. The term "market/offer price" means the highest of (i) the price per share of Central Common Stock at which a tender offer or exchange offer therefor has been made after May 15, 1995, (ii) the price per share of Central Common Stock to be paid by any third party pursuant to any merger, consolidation, share exchange or other agreement with Central entered into after May 15, 1995, (iii) the highest closing price for shares of Central Common Stock within the 30-day period immediately preceding the date FCC gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Central's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Central as determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree) divided by the number of shares of Central Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree), and such determination shall be conclusive and binding on all parties.

               Neither Central nor FCC may assign any of its respective rights and obligations under the Option Agreement or the Option to any other person without the express written consent of the other party, except that if a Purchase Event shall have occurred and be continuing, FCC, subject to the terms of the Option Agreement, may assign in whole or in part its rights and obligations thereunder, provided that until 30 days after the date on which the Federal Reserve Board approves an application by FCC to acquire the Option Shares, FCC may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the Central Common Stock, (c) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on FCC's behalf, or (d) any other manner approved by the Federal Reserve Board.

               The rights and obligations of Central and FCC under the Option Agreement are subject to receipt of any required regulatory approvals. Without the prior approval of the Federal Reserve Board, FCC may not acquire more than 5% of the outstanding Central Common Stock. FCC intends to file an application for such approval as soon as practicable.


                      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

               The following is a summary of the opinion of Arthur Andersen LLP which the Companies expect to receive concerning the material federal income tax consequences to holders of Central Common Stock resulting from the Plan. Consummation of the Merger is conditioned upon receipt by the Companies of such opinion dated the date set for consummation of the Plan. The following is based upon applicable federal law and judicial and administrative interpretations on the date hereof, any of which is subject to change at any time:

               (a)  The  Merger  qualifies  as a reorganization  under
  Section 368(a)(1)(A) of the Internal Revenue Code (the "Code"), and Central and FCC each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

               (b) No material gain or loss will be recognized by Central or FCC as a result of the Merger.

               (c)  No   gain  or  loss  will  be  recognized   by   a
  shareholder of Central on the receipt solely of FCC Common Stock in exchange for his shares of Central Common Stock.

               (d) The basis of the shares of FCC Common Stock to be received by Central's shareholders pursuant to the Plan will, in each instance, be the same as the basis of the shares of Central Common Stock surrendered in exchange therefor, increased by any gain recognized on the exchange.

               (e) The holding period of the shares of FCC Common Stock to be received by Central's shareholders pursuant to the Plan will, in each instance, include the holding period of the respective shares of Central Common Stock exchanged therefor, provided that the shares of Central Common Stock are held as capital assets on the date of the consummation of the Plan.

               (f) The payment of cash to Central's shareholders in lieu of fractional share interests of FCC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FCC. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of FCC Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

               (g) A Central shareholder who perfects his statutory right to dissent and who receives solely cash in exchange for his Central Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Central Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former Central shareholder does not actually or constructively own any Central Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for Central Common Stock redeemed.

               The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion.

               As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Plan.


                      CENTRAL SHAREHOLDERS' DISSENTERS' RIGHTS

               With respect to Central, unless the Plan is approved by the holders of at least 80% of its outstanding Common Stock, Section 131 of the LBCL allows a shareholder of Central who objects to the Plan and who complies with the provisions of that section to dissent from the Plan and to have paid to him in cash the fair cash value of his shares of Central Common Stock as of the day before the Central Meeting, as determined by agreement between the shareholder and FCC or by the Civil District Court for the Parish of Orleans if the shareholder and FCC are unable to agree. Shareholders of FCC are not entitled to dissenters' rights.

               To exercise the right of dissent, a Central shareholder
  (i) must file with Central a written objection to the Plan prior to or at the Central Meeting and (ii) must also vote his shares (in person or by proxy) against the Plan at such Meeting. Neither a vote against the Plan nor a specification in a proxy to vote against the Plan will in and of itself constitute the necessary written objection to the Plan. Moreover, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the Plan should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

               If the Plan is approved by less than 80% of the total number of shares of Central Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Plan will be given by FCC by registered mail to each former shareholder of Central who filed a written objection to the Plan and voted against it at such shareholder's last address on Central's records. Within 20 days after the mailing of such notice, the shareholder must file with FCC a written demand for payment for his shares at their fair cash value as of the day before the Central Meeting and must state the amount demanded and a post office address to which FCC may reply. He must also deposit the certificates formerly representing his shares of Central Common Stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. The certificates must be duly endorsed and transferred to FCC upon the sole condition that they be delivered to FCC upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to FCC the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

               Unless the shareholder objects to and votes against the Plan, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Plan and will forfeit any right to seek payment pursuant to Section 131.

               If FCC does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with FCC's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against FCC in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against FCC by another former share-holder for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept FCC's statement that no payment is due or, if FCC does not contend that no payment is due, to accept the amount specified by FCC in its notice of disagreement.

               If upon the filing of any such suit or intervention FCC deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice FCC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against FCC.

               Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights created by Section 131. The shareholder's demand may be withdrawn voluntarily at any time before FCC gives its notice of disagreement, but thereafter only with the written consent of FCC. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

               Until the Effective Date, dissenting shareholders of Central should send any communications regarding their rights to Mr. Thomas J. Nicholson, Secretary, Central Corporation, 300 DeSiard Street, Monroe, Louisiana 71201. After the Effective Date, dissenting shareholders should send any communications regarding their rights to Ms. Holly E. Hobson, Director of Investor Relations, First Commerce Corporation, 925 Common Street, 7th Floor, New Orleans, Louisiana 70112, or P. O. Box 60279, New Orleans, Louisiana 70160. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of Central.


                             INFORMATION ABOUT CENTRAL

               Copies of Central's Annual Report to Shareholders and Quarterly Report on Form 10-Q accompany this Joint Proxy Statement and Prospectus and should be read in conjunction herewith. In addition, the following documents have been filed by Central with the Commission and are incorporated by reference into this Joint Proxy Statement and Prospectus: Central's Annual Report on Form 10-K for the year ended December 31, 1994, Central's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and Central's Report on Form 8-K dated May 25, 1995. See "Available Information" for information with respect to securing copies of documents
  incorporated  by  reference  in  this  Joint   Proxy  Statement  and
  Prospectus.


                               INFORMATION ABOUT FCC

               The following documents, or the indicated portions thereof, have been filed by FCC with the Commission, and are incorporated by reference into this Joint Proxy Statement and
  Prospectus: FCC's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; FCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; FCC's Report on Form 8-K dated March 3, 1995, as amended by FCC's report on Form 8-K/A dated March 31, 1995; FCC's Report on Form 8-K dated May 8, 1995; FCC's Report on Form 8-K dated May 31, 1995; and the description of FCC Common Stock set forth in FCC's Applications for Registration on Form 8-A filed with the Commission on November 9, 1972 and December 22, 1976, as amended by a report on Form 8 filed with the Commission on June 19, 1989 and by a report on Form 8-A/A filed with the Commission on August 12, 1993.

               In addition, all other documents that will be filed by FCC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this Joint Proxy Statement and Prospectus and the date of FCC's Meeting are incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Joint Proxy Statement and Prospectus.

               Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.


                         COMPARATIVE RIGHTS OF SHAREHOLDERS

  General

               If the shareholders of Central  approve the Plan and it
  is subsequently consummated, all shareholders of Central, other than those exercising dissenters' rights, will become shareholders of FCC and their rights will be governed by and be subject to the Articles of Incorporation ("Articles") and Bylaws of FCC rather than the Articles and Bylaws of Central. The following is a brief summary of certain of the principal differences between the rights of shareholders of FCC and Central not described elsewhere herein.

  Preferred Stock

               The Board of Directors of FCC is authorized, without action of its shareholders, to issue FCC preferred stock (the "Preferred Stock") from time to time and to establish the designa-tions, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such FCC Preferred Stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of FCC Preferred Stock which may be issued: (i) the designation of such series; (i) the number of shares initially constituting such series; (i) the dividend rate and conditions and the dividend preferences, if any, in respect of the FCC Common Stock and among the series of FCC Preferred Stock; (i) whether, and upon what terms, the FCC Preferred Stock would be convertible into or exchanged for shares of any other class or other series of the same class; (i) whether, and to what extent, holders of one or more shares of a series of FCC Preferred Stock will have voting rights; and (i) the restrictions, if any, that are to apply on the issue or reissue of any additional FCC Preferred Stock.

               Shares of FCC Preferred Stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue FCC Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the FCC Common Stock. As of the FCC Record Date, FCC had ______ shares of Preferred Stock outstanding.

               The Articles of Central authorize the issuance of preferred stock and authorize Central's Board of Directors to fix the terms thereof, but any preferred stock so issued is required to be non-voting stock, and the vote of 80% of the total number of directors of Central is required to authorize the issuance of any preferred stock.

  Vote Required for Corporate Action

               In general, the affirmative vote of the holders of two-thirds of the voting power of FCC present at a meeting of shareholders is necessary whenever FCC shareholder approval is required for an amendment of its Articles or a merger, consolidation, sale of assets or dissolution. Central's Articles generally have higher vote requirements, up to 80% of the total voting power of Central, for similar actions not approved by at least 80% of the number of directors of Central.

  Directors

               All of FCC's directors are elected annually and may be removed without cause at any time by the vote of shareholders owning a majority of FCC's voting power. Vacancies in FCC's Board of Directors may be filled by a majority vote of the remaining directors. The Board of Directors of Central is divided into three approximately equal classes, with only one class elected each year for three year terms. Directors may be removed only by shareholders holding at least 70% of Central's voting power, and vacancies may be filled only by the vote of two-thirds of the remaining directors. In addition, Central's By-Laws contain provisions requiring advance notice of intended director nominations; FCC's By-Laws do not contain a similar requirement.

  Business Combinations

               Central's Articles contain extensive provisions requiring the vote of up to 80% of Central's voting power to approve a merger, consolidation or sale of assets not approved by at least 80% of the members of the Board of Directors of Central. FCC's Articles do not contain similar provisions. Central's Articles also require its Board of Directors, in considering a business combination, to consider factors that the Board deems relevant, including the effect on employees, customers and the community. FCC's Articles do not have a similar provision but the LBCL allows its directors to consider such factors.


                                   LEGAL MATTERS

               Correro, Fishman & Casteix, L.L.P., New Orleans, Louisiana, has rendered its opinion that the shares of FCC Common Stock to be issued in connection with the Plan have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.


                                      EXPERTS

               The 1994 and 1993 consolidated financial statements of Central incorporated in this Joint Proxy Statement and Prospectus by reference from Central's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which has been incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               The 1992 consolidated financial statements of Central incorporated by reference in Central's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The audited consolidated financial statements of FCC and its subsidiaries incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

               With respect to the unaudited consolidated interim financial information of FCC and its subsidiaries incorporated by reference herein from FCC's quarterly report on Form 10-Q, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by them within the meaning of Sections 7 and 11 of the Securities Act.


                                   OTHER MATTERS

               At the time of the preparation of this Joint Proxy Statement and Prospectus, neither Central nor FCC had been informed of any matters to be presented for action at the Meetings other than consideration of approval of the Plan. If any other matters come before the Meetings or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

               Shareholders are urged to sign the enclosed proxy and return it at once in the enclosed envelope.

                             FIRST COMMERCE CORPORATION

                  PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                     (Unaudited)

          In addition to the proposed merger with Central Corporation (Central), First Commerce Corporation (FCC) has two other transactions pending which are described below. The unaudited pro forma condensed combined balance sheet as of March 31, 1995 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 1995 and for the years ended December 31, 1994, 1993 and 1992 appearing on the following pages give effect to the proposed mergers of Central, Lakeside Bancshares, Inc. (Lakeside) and Peoples Bancshares, Inc. (Peoples) into FCC. A brief description of each of the proposed mergers follows.

          FCC and Central, the parent company of Central Bank, Monroe, Louisiana, have signed a definitive agreement to merge Central into FCC. Under the terms of the agreement, Central Bank will retain separate bank status and will become a wholly owned subsidiary of FCC. Shareholders of Central will receive 1.67 shares, subject to reduction in certain limited circumstances not expected to occur, of FCC common stock for each share of Central common stock outstanding. The exact number of shares will be determined at the time the merger is effected but in no event will exceed 6,792,453 shares.

          FCC and Lakeside have signed a definitive agreement to merge the two companies and their respective subsidiaries, The First National Bank of Lake Charles (FNBLC) and Lakeside National Bank of Lake Charles (LNB). Shareholders of Lakeside will receive shares of FCC common stock with a value of approximately $30 million. The exact number of shares will be determined at the time the mergers are effected. All approvals have been received for this merger and it is expected that the merger will be closed on August 3, 1995.

          FCC and Peoples have signed a definitive agreement to merge the two companies. Peoples' majority owned subsidiary, Peoples Bank and Trust Company of St. Bernard (Peoples Bank), will be merged with FCC's wholly owned subsidiary, First National Bank of Commerce. Shareholders of Peoples and the minority shareholders of Peoples Bank will receive shares of FCC common stock with a value of approximately $30.6 million. The exact number of shares will be determined at the time the mergers are effected. Also, under the terms of the Merger Agreement with Peoples, upon the closing of the merger, certain properties which are leased by Peoples from Peoples Properties Limited Partnership (Partnership) will be purchased by FCC for a price of $2,678,000. The payment of this consideration will be effected through the assumption by FCC of the debt owed on these properties with an outstanding principal balance of $2,678,000.

          The proposed mergers are expected to be accounted for as poolings-of-interests. The pro forma financial statements have been prepared to reflect the consummation of all of the proposed mergers. No assurance can be given, however, that any or all of the mergers will be consummated, and consummation of one or more of the proposed mergers is not a condition to the consummation of any other proposed merger.

          On February 17, 1995, FCC completed mergers with First Bancshares, Inc. (First) and City Bancorp, Inc. (City). The First merger was accounted for as a pooling-of-interests; accordingly, FCC's financial statements have been restated. The City merger was accounted for using the purchase method of accounting. FCC's results of operations include nonrecurring costs associated with these mergers of approximately $1.5 million after taxes for the three months ended March 31, 1995 and $2 million after taxes for the year ended December 31, 1994.

          No provision has been made for nonrecurring charges or credits directly related to the proposed mergers in the pro forma financial statements. Such charges are estimated to be $6 to $11 million after taxes. The unaudited pro forma condensed combined balance sheet includes adjustments directly attributable to the proposed mergers based on estimates derived from information currently available.

          The pro forma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the proposed mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future.

                           FIRST COMMERCE CORPORATION
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                March 31, 1995
                                (In thousands)

                                        Historical
                              _____________________________________   Lakeside           Pro Forma           Pro Forma
                               FCC     Central  Lakeside   Peoples<F6> Divestiture<F1>   Adjustments<F2>     Combined
                             ________ _________ _________ ____________ _______________  _________________    __________
ASSETS
  Cash and due from banks     $343,176  $38,408  $12,562     $7,285       ($6,904)          $-               $394,527
  Interest-bearing deposits
    in other banks                 151      137    8,990          -             -            -                  9,278
  Securities held to
    maturity                    10,179   84,751   39,564     20,953             -            -                155,447
  Securities available for
    sale                     2,590,376   35,742    9,010     68,210             -            -              2,703,338
  Trading account securities    13,613        -        -          -             -            -                 13,613
  Federal funds sold and
    securities purchased
    under resale agreements      2,825   56,035    2,123     17,000             -            -                 77,983
  Loans and leases, net of
    unearned income          3,577,687  594,709   92,913     54,706       (25,534)           -              4,294,481
    Allowance for loan
      losses                   (57,828)  (9,929)  (3,028)    (2,298)            -            -                (73,083)
                              --------- -------- -------- ----------    -----------       ------------      ----------
     Net loans and leases    3,519,859  584,780   89,885     52,408       (25,534)           -              4,221,398
  Premises and equipment       129,264   19,199    8,013      6,445          (701)           -                162,220
  Goodwill and other
    intangible assets           21,064      826        -        397             -            -                 22,287
  Other assets                 248,819   14,174    1,756      4,951          (105)           -                269,595
                              --------- -------- -------- ----------    -----------       ------------      ----------
      Total assets          $6,879,326 $834,052 $171,903   $177,649      $(33,244)           -             $8,029,686
                              ========= ======== ======== ==========    ===========       ============      ==========
LIABILITIES
  Noninterest-bearing
    deposits                $1,233,515 $114,959  $44,795    $33,093      ($11,067)          $-              $1,415,295
  Interest-bearing
    deposits                 4,434,589  629,035  108,484    122,838       (25,735)           -               5,269,211
                              --------- -------- -------- ----------    -----------       ------------      ----------
      Total deposits         5,668,104  743,994  153,279    155,931       (36,802)           -               6,684,506
  Short-term borrowings        489,215    8,179        -          -             -            -                 497,394
  Other liabilities             85,965    8,322    1,084      5,656         1,218            -                 102,245
  Long-term debt                88,665      774        -        479             -            -                  89,918
                              --------- -------- -------- ----------    -----------       ------------      ----------
      Total liabilities      6,331,949  761,269  154,363    162,066       (35,584)           -               7,374,063
                              --------- -------- -------- ----------    -----------       ------------      ----------
STOCKHOLDERS' EQUITY
  Preferred stock               59,934        -        -          -            -             -                 59,934
  Common stock                 147,234    4,067    1,250        602            -             38,333 <F3>      191,486
  Capital surplus              140,262   15,904    2,500      3,026            -            (38,599)<F3>      123,093
  Retained earnings            232,139   52,975   13,882     12,733        2,340             -                314,069
  Unearned restricted
    stock compensation          (1,056)       -        -          -            -             -                 (1,056)
  Treasury stock               (13,760)       -        -       (266)           -                266<F3>       (13,760)
  Unrealized gain(loss) on
    securities available
    for sale                   (17,376)    (163)     (92)      (512)           -             -                (18,143)
                              --------- -------- -------- ----------    -----------       ------------      ----------
      Total stockholders'
        equity                 547,377   72,783   17,540     15,583        2,340             -                655,623
                              --------- -------- -------- ----------    -----------       ------------      ----------
      Total liabilities
        and stockholders'
        equity              $6,879,326 $834,052 $171,903   $177,649     ($33,244)                          $8,029,686
                              ========= ======== ======== ==========    ===========       ============      ==========
(See accompanying notes)


             PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                         Three Months Ended March 31, 1995
                         (In thousands, except share data)


                                                          Historical
                            --------------------------------------------------------------------       Pro               Pro
                                                                                                      Forma             Forma
                                 FCC             Central            Lakeside        Peoples<F6>    Adjustments        Combined
                            --------------    --------------     --------------   --------------   --------------   --------------
Interest income                  $118,754           $16,295             $2,990           $2,958          $     -         $140,986
Interest expense                   48,508             6,551                692            1,048                -           56,799
                            --------------    --------------     --------------   --------------   --------------   --------------

Net interest income                70,246             9,744              2,298            1,899                -           84,187
Provision for loan losses           3,007               230                (75)               -                -            3,162
                            --------------    --------------     --------------   --------------   --------------   --------------
Net interest income after
  provision for loan losses        67,239             9,514              2,373            1,899                -           81,025
Other income                       16,204             4,201                743              444                -           21,592
Operating expense                  67,668             9,000              2,130            1,915                -           80,713
                            --------------    --------------     --------------   --------------   --------------   --------------

Income before income tax
 expense                           15,775             4,715                986              428                -           21,904
Income tax expense                  5,142             1,752                352              140                -            7,386
                            --------------    --------------     --------------   --------------   --------------   --------------

Net income                         10,633             2,963                634              288                -           14,518
Preferred dividend
  requirements                      1,087                 -                  -                -                -            1,087
                            --------------    --------------     --------------   --------------   --------------   --------------
Income applicable to
  common shares                    $9,546            $2,963               $634             $288           $    -          $13,431
                            ==============    ==============     ==============   ==============   ==============   ==============

Earnings per share <F4>
  Primary                           $0.33             $0.73              $1.27           $11.84                             $0.35
  Fully diluted                     $0.33             $0.73              $1.27           $11.84                             $0.35

Weighted average shares
  outstanding <F4>
  Primary                      29,103,906         4,061,731            500,000           24,326                        37,954,483
  Fully diluted                29,103,906         4,061,731            500,000           24,326                        37,954,483

(See accompanying notes)

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                                  Year Ended December 31, 1994
                               (In thousands, except share data)


                                                      Historical
                            ------------------------------------------------------------------      Pro               Pro
                                                                                                   Forma             Forma
                                 FCC             Central         Lakeside         Peoples <FN6>  Adjustments        Combined
                            --------------   --------------   --------------    --------------  --------------   --------------
Interest income                  $427,790          $56,314          $11,533           $11,601              $-         $507,238
Interest expense                  156,522           21,084            2,724             3,625               -          183,955
                            --------------   --------------   --------------    --------------  --------------   --------------
Net interest income               271,268           35,230            8,809             7,976               -          323,283
Provision for loan losses         (11,443)           1,025                -                 -               -          (10,418)
                            --------------   --------------   --------------    --------------  --------------   --------------
Net interest income after
  provision for loan losses       282,711           34,205            8,809             7,976               -          333,701
Other income                       69,564           16,132            3,238             1,707               -           90,641
Operating expense                 253,659           34,531            9,710             7,624               -          305,524
                            --------------   --------------   --------------    --------------  --------------   --------------

Income before income
  tax expense                      98,616           15,806            2,337             2,059               -          118,818
Income tax expense                 31,854            5,279              775               619               -           38,527
                            --------------   --------------   --------------    --------------  --------------   --------------
Net income                         66,762           10,527            1,562             1,440               -           80,291
Preferred dividend
  requirements                      4,347                -                -                 -               -            4,347
                            --------------   --------------   --------------    --------------  --------------   --------------
Income applicable to
  common shares                   $62,415          $10,527           $1,562            $1,440              $-          $75,944
                            ==============   ==============   ==============    ==============  ==============   ==============

Earnings per share <F4>
  Primary                           $2.15            $2.59            $3.12            $59.20                            $2.01
  Fully diluted                     $2.10            $2.59            $3.12            $59.20                            $1.97

Weighted average shares
  outstanding <F4>
  Primary                      29,022,779        4,066,731          500,000            24,326                       37,873,356
  Fully diluted                31,817,158        4,066,731          500,000            24,326                       40,667,735

(See accompanying notes)

            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                            Year Ended December 31, 1993
                          (In thousands, except share data)


                                                 Historical
                            ----------------------------------------------------------------       Pro              Pro
                                                                                                  Forma            Forma
                                 FCC            Central          Lakeside       Peoples<F6>    Adjustments      Combined
                            --------------   --------------   --------------  --------------  --------------  --------------
Interest income                  $413,973          $52,889          $11,999         $12,525        $-          $491,386
Interest expense                  148,353           20,084            3,207           3,819         -           175,463
                            --------------   --------------   --------------  --------------  --------------  --------------
Net interest income               265,620           32,805            8,792           8,706         -           315,923
Provision for loan losses          (5,804)           3,080                -             300         -            (2,424)
                            --------------   --------------   --------------  --------------  --------------  --------------
Net interest income after
  provision for loan losses       271,424           29,725            8,792           8,406         -           318,347
Other income                      104,964           15,898            3,256           1,816         -           125,934
Operating expense                 231,665           32,404            9,764           7,859         -           281,692
                            --------------   --------------   --------------  --------------  --------------  --------------
Income before income
  tax expense                     144,723           13,219            2,284           2,363         -           162,589
Income tax expense                 43,521            4,194              822             804         -            49,341
                            --------------   --------------   --------------  --------------  --------------  --------------
Net income <F5>                   101,202            9,025            1,462           1,559         -           113,248
Preferred dividend
  requirements                      4,348                -                -               -         -             4,348

Income applicable
  to common shares                $96,854           $9,025           $1,462          $1,559         $-         $108,900
                            ==============   ==============   ==============  ==============  ==============  ==============

Earnings per share <F4>
  Primary                           $3.36            $2.22            $2.92          $64.09                       $2.89
  Fully diluted                     $3.11            $2.22            $2.92          $64.09                       $2.75

Weighted average shares
  outstanding <F4>
  Primary                      28,837,748        4,066,731          500,000          24,326                   37,688,325
  Fully diluted                34,830,540        4,066,731          500,000          24,326                   33,681,117

(See accompanying notes)


             PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                               Year Ended December 31, 1992
                             (In thousands, except share data)


                                                    Historical
                            --------------------------------------------------------------      Pro             Pro
                                                                                               Forma           Forma
                                 FCC           Central         Lakeside      Peoples <F6>    Adjustments      Combined
                            --------------  --------------  --------------  --------------  --------------  -------------
Interest income                  $419,196         $56,309         $13,593         $14,633              $-       $503,731
Interest expense                  170,031          25,979           4,798           5,197               -        206,005
                            --------------  --------------  --------------  --------------  --------------  -------------
Net interest income               249,165          30,330           8,795           9,436               -        297,726
Provision for loan losses          22,720           4,185             675           1,506               -         29,086
                            --------------  --------------  --------------  --------------  --------------  -------------
Net interest income after
  provision for loan losses       226,445          26,145           8,120           7,930               -        268,640
Other income                       98,682          14,498           4,167           1,882               -        119,229
Operating expense                 213,515          30,270          10,383           7,862               -        262,030
                            --------------  --------------  --------------  --------------  --------------  -------------
Income before income tax
  expense and minority
  interest                        111,612          10,373           1,904           1,950               -        125,839
Income tax expense                 34,539           3,321             689             660               -         39,209
                            --------------  --------------  --------------  --------------  --------------  -------------
Net income before
  minority interest                77,073           7,052           1,215           1,290               -         86,630
Earnings of minority
  interest                            918               -               -               -               -            918
                            --------------  --------------  --------------  --------------  --------------  -------------
Net income                         76,155           7,052           1,215           1,290               -         85,712
Preferred dividend
  requirements                      4,076               -               -               -               -          4,076
                            --------------  --------------  --------------  --------------  --------------  -------------
Income applicable to
  common shares                   $72,079          $7,052          $1,215          $1,290              $-        $81,636
                            ==============  ==============  ==============  ==============  ==============  =============

Earnings per share <F4>
  Primary                           $2.73           $1.73           $2.43          $53.03                          $2.31
  Fully diluted                     $2.58           $1.73           $2.43          $53.03                          $2.26

Weighted average shares
  outstanding <F4>
  Primary                      26,434,077       4,066,731         500,000          24,326                     35,284,654
  Fully diluted                32,273,902       4,066,731         500,000          24,326                     41,124,479

(See accompanying notes)


                      NOTES TO PRO FORMA CONDENSED COMBINED
                         FINANCIAL STATEMENTS (Unaudited)


(1)In order to eliminate any concern about the competitive impact of the proposed merger with Lakeside, FCC and Lakeside have committed to the divestiture of two branches of LNB as required by regulators. The sale of the two branches will include loans, deposits, premises and equipment, and cash related to the branches. The amounts shown represent the estimated book values of the assets and liabilities to be sold as a result of these divestitures, for a premium of $3.6 million before taxes. The pro forma condensed combined income statements do not reflect any adjustments for the divestiture. Any such adjustments are estimated to be immaterial to the pro forma combined results of operations.

(2)In connection with the proposed mergers, FCC will issue shares of its common stock to the shareholders of Central, Lakeside and Peoples and to the minority shareholders of Peoples Bank. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC common stock includes shares to be issued upon consummation of the mergers.

   Under the terms of the proposed merger with Central, the number of shares of FCC common stock to be issued will be 1.67 times the number of Central common shares outstanding at the date of the merger, not to exceed 6,792,453 shares. These pro formas assume the issuance of 6,791,441 shares of FCC common stock based on the number of shares of Central common stock outstanding as of March 31, 1995.

   Under the terms of the proposed merger with Lakeside, the number of shares of FCC common stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC common stock for the 20 trading days ending on the fifth trading day before the closing date for the merger. For purposes of these pro formas, the conversion rate has been assumed to be 2.05, based on the average closing sales prices of a share of FCC common stock for the 20 trading days ending July 5, 1995 of $29.20.

   Under the terms of the proposed merger with Peoples, the number of shares of FCC common stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC common stock for the 10 trading days ending on the last trading day before the closing date for the merger. For purposes of these pro formas , the conversion rate has been assumed to be 42.46 for each share of Peoples common stock and 41.25 for each share of Peoples Bank common stock owned by the minority interest, based on the average closing sales prices of a share of FCC common stock for the 10 trading days ending July 5, 1995 of $29.68.

(3)Calculation of Pro Forma Capital. As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's common stock account has been decreased by the balance in common stock for Central, Lakeside and Peoples and increased by the par value of the FCC common stock assumed to be issued under the proposed mergers. An analysis of these adjustments follows (in thousands):


                                               Stockholders' Equity
                     ----------------------------------------------------------------------
                                                                   Loss On
                                                                  Securities     Total
                      Common     Capital    Retained   Treasury   Available   Stockholders'
                       Stock     Surplus    Earnings    Stock     For Sale      Equity
                     ----------------------------------------------------------------------
Central (A)          $33,957    $(13,986)       $-        $-           $-       $19,971
                      (4,067)    (15,904)        -         -            -       (19,971)

Lakeside (B)           5,137      (1,387)        -         -            -         3,750
                      (1,250)     (2,500)        -         -            -        (3,750)

Peoples (C)            5,158      (1,796)        -         -            -         3,362
                        (602)     (3,026)        -       266            -        (3,362)
                     ----------------------------------------------------------------------

                     $38,333    $(38,599)       $-      $266           $-            $-
                     ======================================================================

   (A) Issuance of 6,791,441 shares of FCC common stock for 4,066,731 shares of Central common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Central's common stock account ($4,067,000) and increased by the par value of the FCC common stock issued ($33,957,000).

   (B) Issuance of 1,027,397 shares of FCC common stock for 500,000 shares of Lakeside common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Lakeside's common stock account ($1,250,000) and increased by the par value of the FCC common stock issued ($5,137,000).

   (C) Issuance of 1,031,739 shares of FCC common stock for 24,082 shares of Peoples common stock (less 674 shares of treasury stock retired) and for the minority interest in Peoples Bank in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Peoples common stock account ($602,000) and increased by the par valule of the FCC common stock issued ($5,158,000).

(4)Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC common stock, after adjustment for shares of FCC common stock assumed to be issued in connection with the proposed mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends. For the first quarter of 1995, convertible items were antidilutive; therefore, the primary and fully diluted earnings per share computations were the same.

(5)Lakeside and Peoples adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this change in their respective 1993 consolidated statements of income. The effect of this change was a $131,000 decrease in net income for Lakeside and a $36,000 decrease in net income for Peoples. These amounts are not considered to be components of ongoing results and, accordingly, have not been included in the historical or combined pro forma amounts presented.

(6)The Peoples historical information presented reflects Peoples Bancshares, Inc., the Peoples Bank minority interest, and certain properties of the Peoples Properties Limited Partnership. They are reflected in the pro forma financial statements on a combined basis.

                             FIRST COMMERCE CORPORATION
                  PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                     (Unaudited)
                       (Central Corporation Transaction Only)

          The unaudited pro forma condensed combined balance sheet as of March 31, 1995 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 1995 and for the years ended December 31, 1994, 1993 and 1992 appearing on the following pages give effect to the proposed merger of Central Corporation (Central) into First Commerce Corporation (FCC) using the pooling-of-interests method of accounting. A brief description of the proposed plan of merger follows.

          FCC and Central, the parent company of Central Bank, Monroe, Louisiana, have signed a definitive agreement to merge Central into FCC. Under the terms of the agreement, Central Bank will retain separate bank status and will become a wholly owned subsidiary of FCC. Shareholders of Central will receive 1.67 shares, subject to reduction in certain limited circumstances not expected to occur, of FCC common stock for each share of Central common stock outstanding. The exact number of shares will be determined at the time the merger is effected but in no event will exceed 6,792,453 shares.

          On February 17, 1995, FCC completed mergers with First Bancshares, Inc. (First) and City Bancorp, Inc. (City). The First merger was accounted for as a pooling-of-interests; accordingly, FCC's financial statements have been restated. The City merger was accounted for using the purchase method of accounting. FCC's results of operations include nonrecurring costs associated with these mergers of approximately $1.5 million after taxes for the three months ended March 31, 1995 and $2 million after taxes for the year ended December 31, 1994.

          No provision has been made for nonrecurring charges or credits directly related to the proposed merger in the pro forma financial statements. Such charges are estimated to be $3 to $7 million after taxes. The unaudited pro forma condensed combined balance sheet includes adjustments directly attributable to the proposed merger based on estimates derived from information currently available.

          The pro forma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the proposed merger had been in effect at such dates or for such periods, or of the results that may be obtained in the future.

                            FIRST COMMERCE CORPORATION
               PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                  March 31, 1995
                                  (In thousands)


                                              Historical
                                      ----------------------------        Pro             Pro
                                                                         Forma           Forma
                                          FCC           Central       Adjustments<FN1>  Combined
                                      -------------  -------------    -------------   -------------
ASSETS
  Cash and due from banks             $    343,176   $     38,408     $          -    $    381,584
  Interest-bearing deposits in
    other banks                                151            137                -             288
  Securities held to maturity               10,179         84,751                -          94,930
  Securities available for sale          2,590,376         35,742                -       2,626,118
  Trading account securities                13,613              -                -          13,613
  Federal funds sold and
    securities purchased under
    resale agreements                        2,825         56,035                -          58,860
  Loans and leases, net of
    unearned income                      3,577,687        594,709                -       4,172,396
    Allowance for loan losses              (57,828)        (9,929)               -         (67,757)
                                      -------------  -------------    -------------   -------------
     Net loans and leases                3,519,859        584,780                -       4,104,639
  Premises and equipment                   129,264         19,199                -         148,463
  Goodwill and other intangible
    assets                                  21,064            826                -          21,890
  Other assets                             248,819         14,174                -         262,993
                                      -------------  -------------    -------------   -------------
      Total assets                    $  6,879,326   $    834,052     $          -    $  7,713,378
                                      =============  =============    =============   =============
LIABILITIES
  Noninterest-bearing deposits        $  1,233,515   $    114,959     $          -    $  1,348,474
  Interest-bearing deposits              4,434,589        629,035                -       5,063,624
                                      -------------  -------------    -------------   -------------
      Total deposits                     5,668,104        743,994                -       6,412,098
  Short-term borrowings                    489,215          8,179                -         497,394
  Other liabilities                         85,965          9,096                -          95,061
  Long-term debt                            88,665              -                -          88,665
                                      -------------  -------------    -------------   -------------
      Total liabilities                  6,331,949        761,269                -       7,093,218
                                      -------------  -------------    -------------   -------------
STOCKHOLDERS' EQUITY
  Preferred stock                           59,934              -                -          59,934
  Common stock                             147,234          4,067           29,890 <FN2>   181,191
  Capital surplus                          140,262         15,904          (29,890)<FN2>   126,276
  Retained earnings                        232,139         52,975                -         285,114
  Unearned restricted stock
    compensation                            (1,056)             -                -          (1,056)
  Treasury stock                           (13,760)             -                -         (13,760)
  Unrealized gain(loss) on
    securities available for sale          (17,376)          (163)               -         (17,539)
                                      -------------  -------------    -------------   -------------
      Total stockholders' equity           547,377         72,783                -         620,160
                                      -------------  -------------    -------------   -------------
      Total liabilities and
        stockholdes' equity           $  6,879,326   $    834,052     $          -    $  7,713,378
                                      =============  =============    =============   =============

(See accompanying notes)


               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                              Three Months Ended March 31, 1995
                              (In thousands, except share data)


                                           Historical
                                   ----------------------------        Pro              Pro
                                                                      Forma            Forma
                                       FCC           Central        Adjustments       Combined
                                   -------------  -------------    -------------   -------------
Interest income                    $    118,754   $     16,295     $          -    $    135,049
Interest expense                         48,508          6,551                -          55,059
                                   -------------  -------------    -------------   -------------

Net interest income                      70,246          9,744                -          79,990
Provision for loan losses                 3,007            230                -           3,237
                                   -------------  -------------    -------------   -------------
Net interest income after
  provision for loan losses              67,239          9,514                -          76,753
Other income                             16,204          4,201                -          20,405
Operating expense                        67,668          9,000                -          76,668
                                   -------------  -------------    -------------   -------------


Income before income tax expense         15,775          4,715                -          20,490
Income tax expense                        5,142          1,752                -           6,894
                                   -------------  -------------    -------------   -------------

Net income                               10,633          2,963                -          13,596
Preferred dividend requirements           1,087              0                -           1,087
                                   -------------  -------------    -------------   -------------
Income applicable to common shares $      9,546   $      2,963     $          -    $     12,509
                                   =============  =============    =============   =============

Earnings per share <FN3>
  Primary                          $       0.33   $       0.73                     $       0.35
  Fully diluted                    $       0.33   $       0.73                     $       0.35

Weighted average shares outstanding <FN3>
  Primary                            29,103,906      4,061,731                       35,895,347
  Fully diluted                      29,103,906      4,061,731                       35,895,347

(See accompanying notes)


            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                            Year Ended December 31, 1994
                          (In thousands, except share data)



                                            Historical
                                   ------------------------------      Pro               Pro
                                                                      Forma             Forma
                                        FCC          Central        Adjustments       Combined
                                   -------------  -------------    -------------   -------------
Interest income                    $    427,790   $     56,314     $          -    $    484,104
Interest expense                        156,522         21,084                -         177,606
                                   -------------  -------------    -------------   -------------
Net interest income                     271,268         35,230                -         306,498
Provision for loan losses               (11,443)         1,025                -         (10,418)
                                   -------------  -------------    -------------   -------------
Net interest income after
  provision for loan losses             282,711         34,205                -         316,916
Other income                             69,564         16,132                -          85,696
Operating expense                       253,659         34,531                -         288,190
                                   -------------  -------------    -------------   -------------

Income before income tax expense         98,616         15,806                -         114,422
Income tax expense                       31,854          5,279                -          37,133
                                   -------------  -------------    -------------   -------------
Net income                               66,762         10,527                -          77,289
Preferred dividend requirements           4,347              -                -           4,347
                                   -------------  -------------    -------------   -------------
Income applicable to common shares $     62,415   $     10,527     $          -    $     72,942
                                   =============  =============    =============   =============

Earnings per share <FN3>
  Primary                          $       2.15   $       2.59                     $       2.04
  Fully diluted                    $       2.10   $       2.59                     $       2.00

Weighted average shares outstanding <FN3>
  Primary                            29,022,779      4,066,731                       35,814,220
  Fully diluted                      31,817,158      4,066,731                       38,608,599

(See accompanying notes)


               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                                Year Ended December 31, 1993
                             (In thousands, except share data)


                                            Historical
                                   ------------------------------      Pro              Pro
                                                                      Forma            Forma
                                        FCC          Central       Adjustments       Combined
                                   -------------  -------------    -------------   -------------
Interest income                    $    413,973   $     52,889     $          -    $    466,862
Interest expense                        148,353         20,084                -         168,437
                                   -------------  -------------    -------------   -------------
Net interest income                     265,620         32,805                -         298,425
Provision for loan losses                (5,804)         3,080                -          (2,724)
                                   -------------  -------------    -------------   -------------
Net interest income after
  provision for loan losses             271,424         29,725                -         301,149
Other income                            104,964         15,898                -         120,862
Operating expense                       231,665         32,404                -         264,069
                                   -------------  -------------    -------------   -------------
Income before income tax expense        144,723         13,219                -         157,942
Income tax expense                       43,521          4,194                -          47,715
                                   -------------  -------------    -------------   -------------
Net income                              101,202          9,025                -         110,227
Preferred dividend requirements           4,348              -                -           4,348
                                   -------------  -------------    -------------   -------------
Income applicable to common shares $     96,854   $      9,025     $          -    $    105,879
                                   =============  =============    =============   =============

Earnings per share <FN3>
  Primary                          $       3.36   $       2.22                     $       2.97
  Fully diluted                    $       3.11   $       2.22                     $       2.82

Weighted average shares outstanding <FN3>
  Primary                            28,837,748      4,066,731                       35,629,189
  Fully diluted                      34,830,540      4,066,731                       41,621,981

(See accompanying notes)


                 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                                  Year Ended December 31, 1992
                               (In thousands, except share data)


                                            Historical
                                   ------------------------------      Pro             Pro
                                                                      Forma            Forma
                                        FCC         Central         Adjustments       Combined
                                   -------------  -------------    -------------   -------------
Interest income                    $    419,196   $     56,309     $          -    $    475,505
Interest expense                        170,031         25,979                -         196,010
                                   -------------  -------------    -------------   -------------
Net interest income                     249,165         30,330                -         279,495
Provision for loan losses                22,720          4,185                -          26,905
                                   -------------  -------------    -------------   -------------
Net interest income after
  provision for loan losses             226,445         26,145                -         252,590
Other income                             98,682         14,498                -         113,180
Operating expense                       213,515         30,270                -         243,785
                                   -------------  -------------    -------------   -------------
Income before income tax expense
       and minority interest            111,612         10,373                -         121,985
Income tax expense                       34,539          3,321                -          37,860
                                   -------------  -------------    -------------   -------------
Net income before minority interest      77,073          7,052                -          84,125
Earnings of minority interest               918              0                -             918
                                   -------------  -------------    -------------   -------------
Net income                               76,155          7,052                -          83,207
Preferred dividend requirements           4,076              -                -           4,076
                                   -------------  -------------    -------------   -------------
Income applicable to common shares $     72,079   $      7,052     $          -    $     79,131
                                   =============  =============    =============   =============

Earnings per share <FN3>
  Primary                          $       2.73   $       1.73                     $       2.38
  Fully diluted                    $       2.58   $       1.73                     $       2.31

Weighted average shares outstanding <FN3>
  Primary                            26,434,077      4,066,731                       33,225,518
  Fully diluted                      32,273,902      4,066,731                       39,065,343

(See accompanying notes)

                          NOTES TO PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS (Unaudited)



(1) In connection with the proposed merger, FCC will issue shares of its common stock to the shareholders of Central. To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC common stock includes shares to be issued upon consummation of the merger. Under the terms of the proposed merger with Central, the number of shares of FCC common stock to be issued will be 1.67 times the number of Central common shares outstanding at the date of the merger, not to exceed 6,792,453 shares. These pro formas assume the issuance of 6,791,441 shares of FCC common stock based on the number of shares of Central common stock outstanding as of March 31, 1995.


(2) Calculation of Pro Forma Capital. As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's common stock account has been decreased by the balance in common stock for Central and increased by the par value of the FCC common stock assumed to be issued under the proposed merger. An analysis of these adjustments follows (in thousands):


                                             Stockholders' Equity
                 ------------------------------------------------------------------------
                                                                Loss On
                                                               Securities      Total
                 Common     Capital     Retained    Treasury   Available    Stockholders'
                 Stock      Surplus     Earnings      Stock     For Sale       Equity
                 ------------------------------------------------------------------------
Central (A)      $ 33,957  $ (13,986)   $     -     $      -    $      -     $   19,971
                   (4,067)   (15,904)         -            -           -        (19,971)
                 ------------------------------------------------------------------------

Total            $ 29,890  $ (29,890)   $     -     $      -    $      -     $        -
                 ========================================================================


   (A) Issuance of 6,791,441 shares of FCC common stock for 4,066,731 shares of Central common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Central's common stock account ($4,067,000) and increased by the par value of the FCC common stock issued ($33,957,000).


(3) Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC common stock, after adjustment for shares of FCC common stock assumed to be issued in connection with the proposed merger. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends. For the first quarter of 1995, convertible items were antidilutive; therefore, the primary and fully diluted earnings per share computations were the same.

                                                             Appendix A

          May 15, 1995



          Board of Directors
          Central Corporation
          300 DeSiard Street
          Monroe, Louisiana 71211

          Ladies and Gentlemen:

          In connection with the proposed acquisition of Central Corporation ("Central") by First Commerce Corporation ("FCC") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Merger dated as of May 15, 1995 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of Central. Under the terms of the Merger, holders of all outstanding shares of Central common stock will receive consideration equal to 1.67 shares of FCC common stock per share of Central common stock, subject to certain conditions.

          Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

          In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, Central's financial results for fiscal years 1990 through 1994 and for the quarter ended March 31, 1995, and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of Central for the purpose of reviewing the historical and current operations of, and outlook for Central, industry trends, the terms of the proposed Merger, and related matters.

          We have also studied published financial data concerning certain other publicly traded financial institutions which we deem comparable to Central as well as certain financial data relating to acquisitions of other financial institutions that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

          We have reviewed similar information and data relating to FCC including its historical financial statements, from fiscal 1990 up through and including the quarter ended March 31, 1995.

          In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by Central and FCC. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of Central and FCC.

          Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of Central.

          Very truly yours,



          THE ROBINSON-HUMPHREY COMPANY, INC.

                                                          Appendix B

          May 15, 1995



          The Board of Directors
          First Commerce Corporation
          210 Baronne Street
          New Orleans, LA 70160

          Members of the Board:

          You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of First Commerce Corporation ("First Commerce") of the proposed merger (the "Proposed Merger") of Central Corporation ("Central") with and into First Commerce. Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated May 15, 1995 by and among First Commerce and Central, Central would be merged with and into First Commerce, with First Commerce as the surviving entity, and each share of Common Stock of Central issued and outstanding prior to the effective time of the Proposed Merger will be exchanged for 1.67 shares of Common Stock of First Commerce (the "Exchange Ratio"). It is our understanding that the Proposed Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

          Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and thrift company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Commerce and Central, and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, equity securities of First Commerce and Central for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to First Commerce. We have acted exclusively for the Board of Directors of First Commerce in rendering this fairness opinion and will receive a fee from First Commerce for our services.

          In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Commerce and Central, including, among other things, the following: (i) Annual Reports to Stockholders for the three years ended December 31, 1994 for First Commerce and Central (ii) certain interim reports to stockholders of First Commerce and Central, Quarterly Reports of First Commerce and Central, and certain other communications from First Commerce and Central to their respective stockholders; (iii) other financial information concerning the businesses and operations of First Commerce and Central furnished to us by First Commerce for purposes of our analysis, including certain internal financial analyses and forecasts for First Commerce prepared by the senior management of First Commerce; (iv) certain publicly available information concerning trading of, and the trading market for, the Common Stock of First Commerce and Central; and (v) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that we consider relevant to our inquiry. Additionally, we have held discussions with senior management at First Commerce concerning the past and current operations, financial conditions and prospects and, results of regulatory examinations.

          We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position, results of operations and assets and liabilities of First Commerce and Central; and (ii) the nature and terms of certain other transactions involving banks, bank holding companies and thrift institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of banks, bank holding companies and thrift institutions generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

          In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have relied upon the management of First Commerce as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts reflect the best currently available estimates and judgments of such managements and that such forecasts, will be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed, without independent verification, that the aggregate allowances for loan losses for First Commerce and Central are adequate to cover such losses.
          We have not made or obtained any evaluations or appraisals of the property of First Commerce and Central, nor have we examined any individual loan credit files.

          Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Proposed Merger is fair, from a financial point of view, to the stockholders of First Commerce.

          Very truly yours,


          Keefe, Bruyette & Woods, Inc.

                                                           Appendix C

                           AGREEMENT AND PLAN OF MERGER

               This Agreement and Plan of Merger (this "Agreement") is made as of this 15th day of May, 1995, by and among CENTRAL CORPORATION, a Louisiana corporation ("Central"); and FIRST COMMERCE CORPORATION, a Louisiana corporation ("FCC").

                                 R E C I T A L S

               1. Each of Central and FCC is a registered bank holding company under the BHC Act (such term and other capitalized terms used in this Agreement are used as defined in Section I).

               2. The Board of Directors of each of Central and FCC believes that the transactions described in this Agreement are in the best interests of such Party and its shareholders.

               3. By virtue of the reorganization that is effectuated by this Agreement, (a) Central will be merged into FCC, and (b) as a result of the foregoing Merger, except as provided in this Agreement, the then outstanding shares of Central Common Stock will be converted into shares of FCC Common Stock.

               4. The Merger is subject to prior approval of, among others, the shareholders of each of Central and FCC, and the Federal Reserve, and the prior satisfaction of certain other conditions set forth in this Agreement.

               5. Central has simultaneously executed and delivered its Stock Option Agreement to FCC, by which Central grants to FCC an option to purchase shares of Central Common Stock under certain circumstances described therein.

               6. The Parties intend that the reorganization contemplated by this Agreement be accounted for as a pooling-of-interests and that it qualify for federal income tax purposes as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

                                A G R E E M E N T

               In consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

                                    SECTION I.
                                   DEFINITIONS

               Except as may otherwise be provided in this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms as applicable:

               1.1 "Acquisition Transaction" shall mean, with respect to each Party, any of the following: (i) a merger or consolidation or share exchange, or any similar transaction (other than the Merger), (ii) a purchase, lease or other acquisition of all or substantially all the assets of such Party or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) (a "Significant Subsidiary") of such Party, (iii) a purchase or other acquisition of beneficial ownership by any person or "group" (as such term is defined in Section 13(d)(3) of the 1934
          Act) (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of such Party or any Significant Subsidiary of such Party, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by such Party,
          (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of such Party, (v) a public proxy or consent solicitation made to shareholders of such Party seeking proxies in opposition to any proposal that has been recommended by the Board of Directors of such Party, (vi) the filing of an application or notice with the Federal Reserve, or other federal or state bank regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses
          (i) through (iv) above, or (vii) the making of a bona fide proposal to such Party or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in one or more of the transactions or events referenced in clauses (i) through (v) above.

               1.2 "Agreement" shall mean this Agreement and Plan of Merger.

               1.3 "BCL" shall mean the Louisiana Business Corporation Law, as amended.

               1.4 "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

               1.5 "Closing" shall mean the closing of the transactions contemplated hereunder which will take place as described in
          Section 3.1 of this Agreement.

               1.6 "Central Bank" shall mean Central Bank, a Subsidiary of Central.

               1.7 "Central Common Stock" shall mean the Common Stock, par value $1.00 per share, of Central.

               1.8 "Central Companies" shall mean, collectively, Central and all Central Subsidiaries.

               1.9 "Central ESOP" shall mean the Central Corporation Employee Stock Ownership Plan.

               1.10 "Central 401(k) Plan" shall mean the Central Bank 401(k) Savings Plan.

               1.11 "Central Retiree Benefit Plan" shall mean the Central Bank Group Medical Plan, which plan provides post-retirement medical and life insurance benefits to eligible retired employees of the Central Companies and their dependents.

               1.12 "Central Retirement Plan" shall mean Retirement Plan for Employees of Central Bank.

               1.13 "Central Subsidiaries" shall mean the Subsidiaries of Central, which shall include Central Bank and the Central Subsidiaries described in Section 5.3 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes a Subsidiary of Central in the future.

               1.14 "Dissenters' Shares" shall mean shares of Central Common Stock as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the BCL.

               1.15 "Effective Time" shall mean the date and time at which the Merger contemplated by this Agreement becomes effective, as described in Section 3.2 of this Agreement.

               1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               1.17 "FCC Common Stock" shall mean the Common Stock, par value $5.00 per share, of FCC.

               1.18 "FCC Companies" shall mean, collectively, FCC and all FCC Subsidiaries.

               1.19 "FCC Retirement Plan" shall mean the Retirement Plan for Employees of First Commerce Corporation.

               1.20 "FCC Savings Plan" shall mean the First Commerce Corporation Tax-Deferred Savings Plan.

               1.21 "FCC Stock Incentive Plan" shall mean FCC's Amended and Restated 1992 Stock Incentive Plan.

               1.22 "FCC Stock Option Plans" shall mean the following employee and/or director stock option and/or stock appreciation rights plans of FCC: the FCC Stock Incentive Plan; and any additional employee stock option plans and stock appreciation rights plans assumed by FCC in connection with any acquisition transaction involving FCC, in each case as such plans may be amended.

               1.23 "FCC Subsidiaries" shall mean the Subsidiaries of FCC, which shall include the FCC Subsidiaries described in Section 5.3 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes or is acquired as a Subsidiary of FCC in the future.

               1.24 "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

               1.25 "Financial Statements" shall mean (i) the consolidated balance sheets (including relates notes and schedules, if any) of a Party as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the respective periods then ended, as filed by such Party in SEC Documents and (ii) the consolidated balance sheets of such Party (including related notes and schedules, if any) and related consolidated statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed by such Party with respect to periods ended subsequent to December 31, 1994.

               1.26 "GAAP"   shall   mean   generally  accepted  accounting
          principles consistently applied.

               1.27 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

               1.28 "Joint Proxy Statement" shall mean the proxy statement used by FCC and Central to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and the Merger Agreement.

               1.29 "Market Value" shall mean the average of the closing sales prices of a share of FCC Common Stock on the NASDAQ Stock Market for the 15 business days ended on the last business day before the Effective Time. In the event FCC changes the number of shares of FCC Common Stock issued and outstanding as a result of any stock split, stock dividend or other similar change in FCC's capitalization, or if a distribution of securities is made in respect of the FCC Common Stock as a result of any dividend (other than regular quarterly cash dividends), spinoff or other reorganization in which FCC Common Stock is not changed into or exchanged for a different kind of securities, and in any such case the record date is before the Effective Time and the ex-dividend or ex-distribution date is subsequent to, or during, the period during which Market Value is determined such that such event is not reflected in any one or more of the closing sales prices used to determine Market Value, the appropriate adjustment shall be made in such closing sales price or prices so as to reflect such change.

               1.30 "Material Adverse Change" has the meaning given to such term in Section 6.3.

               1.31 "Merger Agreement" shall mean the Agreement of Merger, substantially in the form attached hereto as Exhibit I, providing for the Merger.

               1.32 "Merger Parties" shall mean, collectively, FCC and Central.

               1.33 "Merger" shall mean the merger of Central into FCC.

               1.34 "1933 Act" shall mean the Securities Act of 1933, as amended.

               1.35 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               1.36 "Party" shall mean either FCC or Central, and "Parties" shall mean FCC and Central.

               1.37 "Previously Disclosed" shall mean, with respect to a Party, information set forth in a disclosure schedule by such Party to the other Party delivered to such other Party prior to or contemporaneously with the execution and delivery of this Agreement and accepted by such other Party (such acceptance to be evidenced by such other Party executing an acknowledgment of acceptance on such disclosure schedule). Following termination of (but not during) the Notice Period that is referred to in
          Section 9.1(h), "Previously Disclosed" shall also mean all information about a Party that had been publicly disclosed in SEC Documents filed by that Party prior to the date of this Agreement. The preceding sentence shall not apply in determining the right of either Party to terminate this Agreement during the Notice Period under Section 9.1(h).

               1.38 "Purchase Event" shall have the meaning given to such term in the Stock Option Agreement.

               1.39 "Registration Statement" shall mean the Registration Statement on Form S-4 (or other appropriate form) and all amendments and supplements thereto filed with the SEC by FCC under the 1933 Act in connection with the transactions contemplated by this Agreement.

               1.40 "Regulatory Authorities" shall mean, collectively, the Federal Reserve, the State Regulatory Commissioners and any other federal or state banking, insurance, securities or other regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement.

               1.41 "SEC" shall mean the United States Securities and Exchange Commission.

               1.42 "SEC Documents" shall mean all reports, proxy statements, registration statements and other documents filed by a Party or any of its Subsidiaries pursuant to the Securities Laws.

               1.43 "Securities  Laws"  shall  mean the 1933 Act, the  1934
          Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated under each of such Acts.

               1.44 "Shareholders' Meetings" shall mean the meetings of the shareholders of FCC and Central to be held pursuant to
          Section 7.1  of  this   Agreement,   including  any  adjournments
          thereof.

               1.45 "State Regulatory Commissioners" shall mean any state banking, insurance, securities or other regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement, the Merger Agreement and the Stock Option Agreement.

               1.46 "Stock Option Agreement" shall mean the Stock Option Agreement, in the form attached hereto as Exhibit II, to be dated May 15, 1995, among Central and FCC.

               1.47 "Subsidiaries" shall mean all those corporations, banks, savings banks, associations and other entities of which the Party in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by such Party; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

               In Section V of this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms, as applicable:

               1.48 "Warrantor" shall mean FCC or Central, as the case may be.

               1.49 "Warrantor Capital Stock" shall mean the FCC Capital Stock or the Central Common Stock, as the context shall require, which shall in this and each of the following cases depend on whether the Warrantor is FCC or Central and will correspond therewith.

               1.50 "Warrantor Common Stock" shall mean the FCC Common Stock or the Central Common Stock, as the context shall require.

               1.51 "Warrantor Companies" shall mean the FCC Companies or the Central Companies, as the context shall require.

               1.52 "Warrantor   Financial   Statements"  shall  mean   the
          Financial Statements of Warrantor.

               1.53 "Warrantor  Shareholders'  Meeting"   shall   mean  the
          Shareholders' Meeting of Warrantor.

               1.54 "Warrantor Stock Option Plans" shall mean the FCC Stock Option Plans or the Central Stock Option Plans, as the context shall require.

               1.55 "Warrantor Subsidiaries" shall mean the Subsidiaries of Warrantor.

               Other terms are defined as set forth hereinbelow.

                                   SECTION II.
                     CERTAIN TRANSACTIONS AND TERMS OF MERGER

               2.1 EXECUTION OF STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement and as a condition thereto, Central has approved the execution and delivery of the Stock Option Agreement and, on May 15, 1995, Central will execute and deliver the Stock Option Agreement.

               2.2 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Central will be merged into and with FCC in accordance with the Merger Agreement and the provisions of Section 112 of the BCL, and FCC shall be the corporation surviving such merger.

               2.3  CONVERSION OF CENTRAL COMMON STOCK

                    (a) Except for Dissenters' Shares, at the Effective Time each outstanding share of Central Common Stock will be converted into that number of shares of FCC Common Stock as is equal to (A) 1.670 (the "Conversion Ratio"), minus (B) the quotient of (i)(a) the amount (if any) by which all expenses of the Central Companies in connection with the transactions contemplated by this Agreement exceed $1,750,000 divided by
          (b) the Market Value of one share of FCC Common Stock; divided by
          (ii) the number of shares of Central Common Stock outstanding at the Effective Time. In calculating expenses of the Central Companies for purposes of the preceding clause (B)(i)(a), expenses which Central incurs directly or indirectly as a result of the following shall not be included: (1) any action or failure to act on the part of FCC; (2) any circumstances or conditions surrounding the ongoing business operations or regulatory compliance of FCC; or (3) any claims or proceedings, regulatory or otherwise, with merit or not, brought against FCC in connection with the transactions contemplated herein or which significantly delay or impede FCC's performance in such transactions. Central shall, at the Closing, deliver to FCC an itemized list of all expenses of the type contemplated by clause (B)(i)(a), including those to be excluded by reason of the preceding sentence. The aggregate number of shares of FCC Common Stock to be issued in the Merger, prior to any adjustment in accordance with Section 2.3(c) or in accordance with clause
          (B)(i)(a) of this Section 2.3(a), shall in no event exceed 6,792,453, plus, in the event of any issuance by Central of shares of Central Common Stock pursuant to the Stock Option Agreement ("Central Option Shares") the number of shares of FCC Common Stock into which such Central Option Shares are converted by virtue of the Merger.

                    (b) Shares of Central Common Stock that are held by Central or any Central Subsidiary (other than shares held by such a Subsidiary in a fiduciary capacity other than for Central or any other Subsidiary of Central) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time and without any further action by either Party. Central Option Shares (as defined in
          Section 2.3(a)) that are held by FCC or any FCC Subsidiary (other than Central Option Shares held by such a Subsidiary in a fiduciary capacity other than for FCC or any other Subsidiary of
          FCC) shall be cancelled (and not converted) by virtue of the Merger at the Effective Time and without any further action by either Party.

                    (c) If, prior to the Effective Time, Central (subject to any restrictions contained in this Agreement) or FCC, as the case may be, should split or combine the Central Common Stock or the FCC Common Stock, or pay a stock dividend in Central Common Stock or FCC Common Stock, or otherwise change the Central Common Stock or FCC Common Stock into any other securities, or make any other dividend or distribution in respect of the Central Common Stock or the FCC Common Stock (other than normal cash dividends as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), then the Conversion Ratio (and, correspondingly, the maximum aggregate number of shares of FCC Common Stock that may be issued in the Merger, as provided in the last sentence of Section 2.3(a)) will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. No such change will be made that would prevent the transactions contemplated by this Agreement from being accounted for as a pooling-of-interests.

                    (d) In lieu of issuing any fractional share of FCC Common Stock, each holder of Central Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of FCC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented Central Common Stock, will receive cash equal to such fractional share multiplied by the Market Value.

                    (e) After the Effective Time, each holder of Central Common Stock (other than Dissenters' Shares), upon surrender of such holder's certificates therefor to FCC together with a completed letter of transmittal in the form furnished by FCC, will be entitled to receive the shares of FCC Common Stock into which such holder's shares have been converted and cash in lieu of any fractional share as provided above, less any applicable tax withholding. Until then, each certificate for Central Common Stock will represent the number of whole shares of FCC Common Stock into which the shares of Central Common Stock represented thereby were converted, except that FCC may refuse to pay any
          dividend   or  other  distribution  payable  to  holders  of  any
          unsurrendered certificate for Central Common Stock until surrender or if such dividend or distribution has reverted in full ownership to FCC under its Articles of Incorporation. Whether or not a certificate for Central Common Stock is surrendered, after the Effective Time it will not represent any interest in any person other than FCC.

                                   SECTION III.
                            CLOSING AND EFFECTIVE TIME

               3.1 TIME AND PLACE OF CLOSING. The Closing will take place at 10:00 a.m. on a mutually agreeable date as soon as practicable following the last to occur of (i) the date that is the required number of days after the date of the order of the Federal Reserve approving the Merger pursuant to the BHC Act, (ii) the effective date (including expiration of any applicable waiting period) of the order of the final federal or state regulatory agency approving the Merger or the expiration of all required waiting periods after the filing of all required notices to all federal or state regulatory agencies required to consummate the Merger, and (iii) the date on which the shareholders of the Merger Parties approve this Agreement; or if no date has been agreed to, on the earliest date specified by either Party to the other upon 10 days notice following the last to occur of the foregoing. If all conditions in Section VIII hereof are satisfied, or waived by the Party entitled to grant such waiver, at the Closing (a) the Parties shall each provide to the other such proof of satisfaction of the conditions in Section VIII as the Party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters and opinions required by
          Section VIII shall be delivered, (c) the appropriate officers of the Parties shall execute, deliver and acknowledge the Merger Agreement, and (d) the Parties shall take such further action including (without limitation) filing the Merger Agreement as is required to consummate the transactions contemplated by this Agreement. If on any date established for the Closing all conditions in Section VIII hereof have not been satisfied or waived by each Party entitled to grant such waiver, then either Party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding 10 business days, as the declaring party shall select, but no such delay shall extend beyond the date set forth in subparagraph (c) of Section 9.1, and no such delay shall interfere with the right of any party to declare a termination pursuant to Section IX. The place of
          Closing shall be the Board Room of FCC, 210 Baronne Street, 3rd floor, New Orleans, Louisiana.

               3.2 EFFECTIVE TIME. The Merger shall become effective on the date of the Closing at the time at which the Merger Agreement is accepted for filing by the Louisiana Secretary of State (or such other time as is specified in the Merger Agreement).

                                   SECTION IV.
                                 MANAGEMENT AND
                         RELATED MATTERS FOLLOWING MERGER

               4.1  BOARDS OF DIRECTORS OF FCC AND CENTRAL BANK

                    (a) At the Effective Time, by virtue of the Merger, the Board of Directors of FCC shall consist of those persons serving as Directors of FCC immediately prior to the Effective Time and, in addition, Robert C. Cudd, III, Hugh G. McDonald, Jr., Saul A. Mintz and Tom H. Scott. FCC shall take the appropriate steps to effectuate the foregoing.

                    (b) The Merger will itself not change the Board of Directors of Central Bank but the Parties shall take all required action so that Howard C. Gaines shall become a Director of Central Bank at the Effective Time.

               4.2  MANAGEMENT OF FCC AND CENTRAL BANK

                    (a) At the Effective Time, by virtue of the Merger, the officers of FCC shall consist of those persons serving as officers of FCC immediately prior to the Effective Time and, in addition, James A. Altick will at the Effective Time become an Executive Vice-President of FCC with responsibility for FCC's Northern Louisiana operations.

                    (b) At the Closing, Central will cause Central Bank to enter into (i) a 5-year employment contract with James A. Altick, as President and Chief Executive Officer of Central Bank, in the form annexed hereto as Exhibit III, and (ii) a 3-year employment contract with each of Cary S. Davis, Willis T. McGinnis, Thomas J. Nicholson, and Edmund L. Pennington, in the forms annexed hereto as Exhibits IV-A through IV-D, respectively.

                    (c) FCC represents that the Committee that administers the FCC Stock Incentive Plan has agreed, in connection with the transactions contemplated by this Agreement, to award within 30 days following the Closing (to the extent by then selected) to officers of Central Bank to be selected by Central Bank's Board of Directors conformably with the provisions of such Plan, in amounts so selected and conforming, stock options and stock appreciation rights covering in the aggregate up to 200,000 shares of FCC Common Stock under the FCC Stock Incentive Plan, which number of shares is subject to adjustment in the manner provided in the Plan with respect to stock splits, stock dividends and similar events affecting FCC Common Stock.

               4.3  CORPORATE  STRUCTURE.   At  the  Effective Time Central
          Bank will become a wholly owned subsidiary of FCC and will retain its name and bank charter thereafter for the foreseeable future to no less an extent as FCC's other principal banking subsidiaries retain theirs.

               4.4  EMPLOYEES AND BENEFITS

                    (a) After the Effective Time, FCC will perform the obligations of Central under its Severance Plan that is annexed hereto as Exhibit V.

                    (b) At  or  prior to the Closing, the Central Companies
          shall cause all contributions to be made to the Central ESOP on behalf of participants in the Central ESOP for periods prior to the Closing, and all participants in the Central ESOP shall at the Effective Time have a fully vested and nonforfeitable interest in their respective account balances thereunder. The parties agree that no contributions shall be made to the Central ESOP for periods after the Closing and, as soon as possible after the Effective Time, FCC, as successor to Central under and with respect to the Central ESOP, shall take all actions that may be necessary or required to terminate the Central ESOP and make available to participants distributions from the Central ESOP in accordance with the terms of the ESOP and applicable law. To the extent that the Central ESOP does not provide for distributions to a participant prior to such participant's termination of employment, FCC shall amend the Central ESOP to permit such distributions to the extent permitted by law.

                    (c) At or prior to the Closing, the Central Companies shall cause all contributions to be made to the Central 401(k) Plan on behalf of participants in the Central 401(k) Plan for periods prior to the Closing, and all participants in the Central 401(k) Plan shall at the Effective Time have a fully vested and nonforfeitable interest in their respective account balances thereunder. For periods on and after the Closing, employees of the Central Companies shall be eligible to participate in the FCC Savings Plan, subject to the terms and conditions of such Plan, as it may be amended from time to time. No contributions shall be made to the Central 401(k) Plan for periods after the Closing.

                    (d) The parties hereby agree that at the election of FCC at any time after the Effective Time, the Central Retirement Plan may be terminated and/or future benefit accruals thereunder may be frozen. Until such time as such Plan is terminated, to the extent not prohibited by applicable law, the Central Retirement Plan shall continue to be maintained by Central Bank or the FCC Companies after the Closing for the benefit of each person who was employed by the Central Companies as of the Closing. If (i) the Central Retirement Plan is terminated, or
          (ii) future benefit accruals under the Central Retirement Plan are frozen, then highly compensated employee(s) of Central will thereupon be permitted to participate in FCC's Benefit Restoration Plan (a "Top Hat" plan of FCC) if they meet the eligibility criteria set forth in such Benefit Restoration Plan.

                    (e) The parties hereby agree that, to the extent not prohibited by applicable law, Central Bank or the FCC Companies shall continue to maintain the Central Retiree Benefit Plan for the benefit of any employee or former employee of the Central Companies (or their eligible dependents) who, as of the Closing
          (i) was receiving benefits thereunder, or (ii) had satisfied the requirements for benefits thereunder (without regard to any requirement that the employee terminate employment or commence receipt of benefits under any other plan).

                    (f) To  the extent applicable, employees of the Central
          Companies shall be given credit under each employee benefit plan, policy, program and arrangement maintained by the FCC Companies after the Closing for their service with the Central Companies prior to the Closing for all purposes other than benefit accrual under a defined benefit plan (as defined in section 3(35) of ERISA), including, eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations.

               4.5  INDEMNIFICATION AND INSURANCE.

                    (a) FCC agrees to provide and to cause the Central Subsidiaries to continue to provide for a period of 10 years from and after the Effective Time, all rights of indemnification currently provided by Central and the Central Subsidiaries in favor of their respective current and former employees, directors and officers, on terms no less favorable than those provided in the charter and by-laws of Central and the Central Subsidiaries, respectively, on the date of this Agreement, or as otherwise in effect on the date of this Agreement, with respect to matters occurring prior to the Effective Time, except that (i) the aggregate liability of FCC and the Central Subsidiaries under this Section 4.5(a) shall not exceed $30 million less the amount of any indemnification liability incurred by Central or the Central Subsidiaries in favor of their respective current and former employees, directors and officers after the date of this Agreement but prior to the Effective Time; and (ii) no person shall be entitled to indemnification unless, with respect to the matter for which indemnification is sought, such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Central or the Central Subsidiary, as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

                    (b) FCC will indemnify and hold harmless the Central Companies, and each of their respective directors and officers, and each controlling person of Central within the meaning of the 1933 Act, against any claims, suits, proceedings, investigations or other actions ("Claims"), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary, insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Joint Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that FCC will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to FCC by any Central Company or, with respect to any indemnified person, by that person.

                    (c) Any indemnified person wishing to claim indemnification under Section 4.5, upon learning of any claim, shall notify FCC thereof as promptly as is practicable, but the failure so to notify FCC shall not relieve FCC from any obligation it has under this Section 4.5 except to the extent it is actually prejudiced by such failure. FCC shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified person in connection with the defense thereof, except that if FCC does not assume or continue to pursue such defense, or counsel for the indemnified person advises in writing that there are material substantive issues that raise conflicts of interest between FCC and the indemnified person, then the indemnified person may retain counsel satisfactory to such person (and reasonably satisfactory to FCC), and FCC shall pay all reasonable fees and expenses of such counsel promptly as incurred, provided that (i) FCC shall not be obligated to pay for more than one counsel for all indemnified persons in any jurisdiction except as may be required due to conflicts of interest, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and
          (iii) FCC shall not be liable for any settlement effected without its prior written consent.

                    (d) For ten years after the Effective Time, FCC shall provide, if available, officers' and directors' liability insurance in respect of acts or omissions of officers and directors of the Central Companies occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each such Person currently covered by Central's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, FCC shall not be obligated to pay premiums in excess of $150,000 per year. If the foregoing insurance is not available for that amount, then FCC shall provide the maximum coverage that can be obtained for that amount. Determinations as to the availability and comparability and selection of coverage, and all other determinations necessary to implement this
          Section 4.5(d), shall be made in FCC's sole discretion (but in good faith), and FCC shall have no liability for any such determination so made.

                    (e) In the event FCC or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 4.5.

                                    SECTION V.
                        REPRESENTATIONS AND WARRANTIES OF
                                 FCC AND CENTRAL

               Each   of  FCC  and  Central  (each  a  "Warrantor")  hereby
          represents and warrants to the other of them the following information, to the extent such information pertains to itself, its Subsidiaries, and/or its or their business or affairs:

               5.1 ORGANIZATION, STANDING, AND AUTHORITY. Warrantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana, and is duly qualified to do business and in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or, to Warrantor's best knowledge, business prospects of the Warrantor Companies taken as a whole on a consolidated basis or Warrantor's ability to consummate the transactions contemplated by this Agreement and the Stock Option Agreement on the terms herein and therein provided (a "Warrantor Material Adverse Effect"). Warrantor has corporate power and authority to carry on its business as now conducted, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement and the Stock Option Agreement. Warrantor is duly registered as a bank holding company under the BHC Act. Warrantor has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which would, either individually or in the aggregate, have a Warrantor Material Adverse Effect.

               5.2  CAPITAL STOCK.

                    (a) The authorized, issued and outstanding capital stock of Warrantor as of the date of this Agreement, the number of shares of Warrantor Common Stock reserved for issuance under the Warrantor Stock Option Plans as of such date and the number of shares of Warrantor Common Stock that are subject to outstanding options under such Plans as of such date, are set forth in the section of Schedule 5.2(a) attached hereto that pertains to Warrantor. All of the issued and outstanding shares of Warrantor Capital Stock are duly and validly authorized and issued and are fully paid and non-assessable. None of the outstanding shares of Warrantor Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Warrantor.

                    (b) Except  as  Previously  Disclosed  or  set forth in
          Section 5.2(a) or Schedule 5.2(a) and except as provided under the Stock Option Agreement, there are, as of the date of this Agreement and, with respect to Central, will be at the Effective Time no shares of capital stock or other equity securities of Warrantor outstanding and, with respect to Central, no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Central or contracts, commitments, understandings or arrangements by which Central is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

               5.3 WARRANTOR SUBSIDIARIES. Exhibit 22 to Warrantor's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as supplemented or updated by information Previously Disclosed, lists all of the Warrantor Subsidiaries that are Significant Subsidiaries (as defined in Section 1.1) ("Warrantor Significant Subsidiaries")as of the date of this Agreement. Each of the Warrantor Significant Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Warrantor Significant Subsidiaries are or may become required to be issued (other than to Warrantor) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Warrantor Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Warrantor Significant Subsidiary is bound to issue (other than to Warrantor) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which any of the Warrantor Companies is or may be bound to sell or otherwise transfer any shares of the capital stock of any Warrantor Significant Subsidiary, except for a transfer to any of the Warrantor Companies, and there are no contracts, commitments, understandings or arrangements relating to the rights of any Warrantor Company to vote or to dispose of such shares. Except as provided in 12 U.S.C. Section 55 in the case of Warrantor Significant Subsidiaries that are national banks or Louisiana Revised Statutes 6:262 in the case of Warrantor Significant Subsidiaries that are state banks, all of the shares of capital stock of each Warrantor Significant Subsidiary held by Warrantor or a Warrantor Subsidiary are fully paid and non-assessable and are owned by Warrantor or a Warrantor Subsidiary free and clear of any claim, lien or encumbrance.
          Except  as  Previously   Disclosed,  each  Warrantor  Significant
          Subsidiary is either a national banking association, a state bank, a state savings bank or a corporation, and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified could, either individually or in the aggregate, have a Warrantor Material Adverse Effect. Each Warrantor Significant Subsidiary has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, the absence of which governmental authorizations would, either individually or in the aggregate, have a Warrantor Material Adverse Effect.

               5.4  AUTHORITY

                    (a) The execution and delivery of this Agreement, the Merger Agreement and the Stock Option Agreement and the consummation of the transactions contemplated herein or therein, including the Merger, have been duty and validly authorized by all necessary corporate action on the part of Warrantor, subject, with respect to this Agreement and the Merger Agreement, to the approval of the shareholders of Warrantor to the extent required by applicable law. This Agreement and the Merger Agreement, subject to any requisite shareholder approval hereof and thereof, and the Stock Option Agreement represent valid and legally binding obligations of Warrantor, enforceable against Warrantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                    (b) Neither the execution and delivery of this Agreement, the Merger Agreement or the Stock Option Agreement by Warrantor, nor the consummation by Warrantor of the transactions contemplated herein or therein, nor compliance by any Warrantor Company with any of the provisions hereof or thereof, will
          (i) conflict with or result in a breach of any provision of any Warrantor Company's certificate or articles of incorporation or by-laws, or (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right or termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of any of the Warrantor Companies pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, either individually or in the aggregate, have a Warrantor Material Adverse Effect, or
          (iii) subject to receipt of the requisite approvals, authorizations, filings, registrations and notifications referred to in Section 8.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Warrantor Companies or any of their properties or assets.

                    (c) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Laws and the rules and regulations thereunder, and other than consents, authorizations, approvals or exemptions required from the Federal Reserve and the State Regulatory Commissioners or by virtue of Warrantor's interests in small business investment corporations, no notice to, filing with, authorization of, exemption by or consent or approval of any public body or authority is necessary for the consummation by Warrantor of the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Stock Option Agreement.

                    (d) The Board of Directors of Warrantor (at a meeting duly called and held) has by requisite vote (i) determined that the Merger is in the best interests of Warrantor and its shareholders, among others, (ii) authorized and approved this Agreement, the Merger Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that the Merger be submitted for consideration to Warrantor's shareholders at the Warrantor Shareholders' Meeting, and (iv) approved execution of the Stock Option Agreement in accordance with Section 134C(1)(b) of the BCL, with the result that such Section will not apply to the execution and delivery by Warrantor of the Stock Option Agreement or the issuance of shares of Central Common Stock pursuant to the Stock Option Agreement, the consummation of the Merger, or any other transaction to be carried out pursuant to this Agreement, the Merger Agreement or the Stock Option Agreement.

               5.5 FINANCIAL STATEMENTS; ACCOUNTING. Warrantor has delivered to the other Party, prior to the execution of this Agreement, Warrantor Financial Statements in respect of periods ending on or prior to December 31, 1994, and will promptly deliver when available copies of Warrantor Financial Statements in respect of periods ending after December 31, 1994. The Warrantor Financial Statements (as of the dates thereof and for the periods covered thereby): (i) are (and, in the case of Warrantor Financial Statements in respect of periods ending after December 31, 1994, will be) in accordance with the books and records of the Warrantor Companies, and have been and will continue to be maintained in accordance with GAAP and good business practices in all material respects, and (ii) present (and, in the case of Warrantor Financial Statements in respect of periods ending after December 31, 1994, will present) fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of the Warrantor Companies as of the dates and for the periods indicated, in all material respects in accordance with GAAP applicable to banks or bank holding companies applied on a basis consistent with prior periods (subject in the case of interim financial statements to normal recurring year-end adjustments normal in nature and amount).

               5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed, none of the Warrantor Companies has any obligation or liability (contingent or otherwise) that is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis, or that when combined with all similar obligations or liabilities would, either individually or in the aggregate, be material to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis, except (i) as reflected in the Warrantor Financial Statements delivered prior to the date of this Agreement, (ii) as reflected by this Agreement and (iii) for commitments and obligations made, or liabilities incurred, since December 31, 1994 in the ordinary course of its business consistent with past practices.

               5.7  TAX MATTERS.

                    (a) All material federal, state, local and foreign tax returns required to be filed by or on behalf of any of Warrantor and all other corporations, banks, savings banks, associations and other entities of which Warrantor owns or controls 50% or more of the outstanding equity securities have been timely filed or requests for extensions have been timely filed, granted and have not expired. All taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund litigation or matter in controversy with respect to any taxes
          that   might  result  in  a  determination  that  would,   either
          individually or in the aggregate, have a Warrantor Material Adverse Effect, except as reserved against in the Warrantor Financial Statements or as Previously Disclosed. All taxes, interest, additions and penalties which are material in amount and which are due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

                    (b) Except as Previously Disclosed, none of the Warrantor Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                    (c) Adequate provision for any federal, state, local or foreign taxes due or to become due for any of the Warrantor
          Companies for any period or periods through and including December 31, 1994, has been made and is reflected in the December 31, 1994, financial statements included in the Warrantor Financial Statements.

                    (d) Deferred taxes of the Warrantor Companies have been provided for in accordance with GAAP.

               5.8  LOANS, RESERVES, AND INVESTMENTS.

                    (a) All loans, discounts and financing leases (in which a Warrantor Company is lessor) (collectively, "Credits") reflected in the Warrantor Financial Statements were, as of the respective dates of such Financial Statements (i) made for adequate consideration in the ordinary course of business,
          (ii) evidenced  by  instruments  that were true and genuine,  and
          (iii) if secured, secured by valid perfected security interests, except in each case for such discrepancies that would not, individually or in the aggregate, have a Warrantor Material Adverse Effect. Accurate lists of all such Credits of the Central Companies and of the investment portfolios of the Central Companies as of the date of the latest Financial Statements of Central delivered on or prior to the date of this Agreement have been made available to FCC.

                    (b) The aggregate allowances for losses on Credits and other real estate and foreclosed assets owned reflected on the latest Warrantor Financial Statement delivered on or prior to the date of this Agreement were, as of the date of such Financial Statements, adequate in accordance with regulatory guidelines and GAAP in all material respects, and there are no circumstances likely to require in accordance with such guidelines or GAAP a future material increase in any provisions for such losses or a material decrease in such allowances. Such allowances reflected on all Warrantor Financial Statements prepared after the abovementioned Financial Statements will be adequate in accordance with such guidelines and GAAP in all material respects.

               5.9 PROPERTIES AND INSURANCE. Except as disclosed or reserved against in the Warrantor Financial Statements, the Warrantor Companies have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities of any character, to all of the material properties and assets, tangible or intangible, reflected in the Warrantor Financial Statements as being owned by the Warrantor Companies as of the dates thereof other than those that would not, individually or in the aggregate, have a Warrantor Material Adverse Effect. To the knowledge of Warrantor's management, (a) all buildings and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of the Warrantor Companies are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), other than any such exceptions to validity or enforceability that would not, individually or in the aggregate, have a Warrantor Material Adverse Effect; and (b) the policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of the Warrantor Companies provide adequate coverage against loss.

               5.10 COMPLIANCE WITH LAWS.   Except as Previously Disclosed,
          each of the Warrantor Companies:

                    (a) Is in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to the employees conducting its business, the breach or violation of which would, either individually or in the aggregate, have a Warrantor Material Adverse Effect;

                    (b) Has received no notification or communication from any agency or department of federal, state or local government (including the Federal Reserve, State Regulatory Commissioners and other bank, insurance and securities regulatory authorities) or the staff thereof (i) threatening to revoke any license, franchise, permit or governmental authorization which is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor Companies' best knowledge, business prospects of the Warrantor Companies on a consolidated basis or the ability of Warrantor to consummate the transactions contemplated under this Agreement, the Merger Agreement or the Stock Option Agreement, under the terms hereof and thereof, or (ii) requiring any of the Warrantor Companies (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

                    (c) Has complied in all material respects with the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, and has a CRA rating of not less than "satisfactory".

               5.11 EMPLOYEE BENEFIT PLANS.

                    (a) (i) Warrantor has delivered or made available to the other Party, prior to the execution of this Agreement, copies of each pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay (including, without limitation change of control or golden parachute arrangements), incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect on the date of this Agreement, including, without limitation, any "employee benefit plan", as that term is defined in Section 3(3) of ERISA, in respect of any of the present or former directors, officers, employees or independent contractors of, or dependents, spouses or other beneficiaries of any of such directors, officers, employees or independent contractors of, any of the Warrantor Companies (collectively, the "Warrantor Benefit Plans"), and (ii) Central has delivered or made available to FCC, prior to the execution of this Agreement, copies of each employment or consulting agreement as in effect on the date of this Agreement which provides any benefit or perquisites to or in respect of any of the present or former directors or officers of, or dependents, spouses or other beneficiaries of any of such directors or officers of, any of the Central Companies, which employment and consulting agreements are, with respect to
          Central, included in the term "Warrantor Benefit Plans" as defined above. Any of the Warrantor Benefit Plans which is an "employee pension benefit plan," as that term is defined in
          Section 3(2) of ERISA, is referred to herein as a "Warrantor ERISA Plan". No Warrantor Company has participated in or been a member of, and no Warrantor Benefit Plan is or has been, a multiemployer plan within the meaning of Section 3(37) of ERISA. Except as Previously Disclosed the Warrantor Benefit Plans of
          Central and its Subsidiaries are terminable on their terms without penalty or payment except for accrued and vested benefits thereunder.

                    (b) All Warrantor Benefit Plans comply in  all material
          respects with the applicable provisions of ERISA and the Internal Revenue Code, and any other applicable laws, rules and regulations the breach or violation of which could result in a liability, either individually or in the aggregate, material to the financial condition, results of operations or prospects of the Warrantor Companies on a consolidated basis. With respect to the Warrantor Benefit Plans, no event has occurred and, to the best knowledge of Warrantor's management, there exists no condition or set of circumstances, in connection with which any of the Warrantor Companies could be subject to any liability that is reasonably likely to have, either individually or in the aggregate, a Warrantor Material Adverse Effect (except liability for benefit claims, Pension Benefit Guaranty Corporation premiums, and funding obligations payable in the ordinary course). No notice of a "reportable event," as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Warrantor ERISA Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. None of the Warrantor Companies has provided, or is required to provide, security to any Warrantor ERISA Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(20) of the Internal Revenue Code.

                    (c) Except as Previously Disclosed, no Warrantor ERISA Plan which is subject to Title IV of ERISA has any "unfunded current liability," as that term is defined in
          Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of each such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable legal requirements.

               5.12 MATERIAL CONTRACTS. Except as Previously Disclosed, none of the Warrantor Companies, nor any of their respective assets, businesses or operations, as of the date of this Agreement, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by Warrantor as of the date of this Agreement that has not been filed as an exhibit to Warrantor's Form 10-K filed for the fiscal year ended December 31, 1994.

               5.13 MATERIAL CONTRACT DEFAULTS. None of the Warrantor Companies is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and which default is reasonably likely to have, either individually or in the aggregate, a Warrantor Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

               5.14 LEGAL PROCEEDINGS. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Warrantor's management, threatened against any of the Warrantor Companies, or affecting any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Warrantor Material Adverse Effect.

               5.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, the Warrantor Companies, taken as a whole on a consolidated basis, have not suffered any Material Adverse Change (such term is defined in Section 6.3) or failed in any respect that is likely to have a Warrantor Material Adverse Effect to operate their business consistent with their past practices.

               5.16 REPORTS.   Since  January 1,  1990, or, with respect to
          each Warrantor Subsidiary, the date of its acquisition by Warrantor if later than January 1, 1990, each of the Warrantor Companies has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve, (iii) the OTS, (iv) the Office of the Comptroller of the Currency, (v) the Federal Deposit Insurance Corporation, and (vi) any applicable state banking, insurance, securities or other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

               5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Warrantor for inclusion in (i) the Registration Statement to be filed by FCC with the SEC in connection with the FCC Common Stock to be issued in the Merger,
          (ii) the Joint Proxy Statement to be mailed to each Warrantor's shareholders in connection with the Shareholders' Meetings, and
          (iii) any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when first mailed to the shareholders of either Party, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Warrantor is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, by the Merger Agreement or by the Stock Option Agreement will comply in all material respects with the provisions of applicable law including applicable provisions of the Securities Laws.

               5.18 ENVIRONMENTAL MATTERS.

                    (a) To the best knowledge of Warrantor's management, Warrantor and each Warrantor Subsidiary (for purposes of this
          Section 5.18, the term "Warrantor Subsidiary" shall include small business investment corporations and entities that invest in unaffiliated companies in the ordinary course of business in which Warrantor owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by Warrantor), the Participation Facilities, the Loan Properties and the Trust Properties (each as defined below) are, and have been, in compliance with all applicable laws, rules, regulations and standards, and all requirements of the United States Environmental Protection Agency ("EPA") and of state and local agencies with jurisdiction over pollution or protection of health or the environment, except for violations which, individually or in the aggregate, do not or would not result in a Warrantor Material Adverse Effect.

                    (b) To the best knowledge of Warrantor's management, there is no suit, claim, action or proceeding, pending or threatened, before any court, governmental agency, board or other forum pursuant to which Warrantor or any of the Warrantor
          Subsidiaries or any Loan Property, Participation Facility or Trust Property (or in respect of such Loan Property,
          Participation Facility or Trust Property) has been or, with respect to threatened proceedings, may be named as a defendant
          (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on any site owned (including as trustee), leased or operated by it or any of its subsidiaries or any Loan Property, Participation Facility or Trust Property, except where such noncompliance or release does not or would not, individually or in the aggregate, result in a Warrantor Material Adverse Effect.

                    (c) To the best knowledge of Warrantor's management, there is no reasonable basis for any suit, claim, action or proceeding of a type described in Section 5.18, except as would not, individually or in the aggregate, have a Warrantor Material Adverse Effect.

                    (d) During the period of (i) Warrantor's or any of the Warrantor Subsidiaries' ownership (including as trustee) or operation of any of their respective current properties,
          (ii) Warrantor's or any of the Warrantor Subsidiaries' participation in the management of any Participation Facility,
          (iii) Warrantor's or any of the Warrantor Subsidiaries' holding of a security interest in a Loan Property, or (iv) Warrantor or any of the Warrantor Subsidiaries acting as a trustee or fiduciary with respect to a Trust Property, to the best knowledge of Warrantor's management, there has been no release of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, Loan Property or Trust Property, except where such release does not or would not result, individually or in the aggregate, in a Warrantor Material Adverse Effect. Prior to the period of (w) Warrantor's or any of the Warrantor Subsidiaries' ownership (including as trustee) or operation of any of their respective current properties, (x) Warrantor's or any of the Warrantor Subsidiaries' participation in the management of any Participation Facility, (y) Warrantor's or any of the Warrantor Subsidiaries acting as trustee or other fiduciary with respect to Trust Property, or (z) Warrantor's or any of the Warrantor Subsidiaries' holding of a security interest in a Loan Property, to the best knowledge of Warrantor's management, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, Loan Property or Trust Property, except where such release does not or would not result, individually or in the aggregate, in a Warrantor Material Adverse Effect.

                    (e) The  following  definitions  apply  for purposes of
          this Section 5.18: (i) "Loan Property" means any property in which Warrantor (or a Warrantor Subsidiary) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (ii) "Participation Facility" means any property in which Warrantor (or a Warrantor Subsidiary) participates in the management of such property and, where required by the context, includes the owner or operator of such property, but only with respect of such property; (iii) "Trust Property" means any property with respect to which Warrantor (or a Warrantor Subsidiary) acts or has acted as a trustee or other fiduciary, directly or indirectly, and includes any trust or similar legal vehicle that owns or controls (or that owned or controlled) such property and, where required by the context, includes the trustee or other fiduciary, but only with respect to such property; and
          (iv) "Hazardous Material" means any pollutant, contaminant or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law.

               5.19 KNOWLEDGE AS TO CONDITIONS. On the date of this Agreement, Warrantor knows of no reason why the approvals, authorizations, filings, registrations and notices contemplated by Section 8.5 should not be obtained without the imposition of any material and adverse condition or restriction or why the accountants' letters referred to in Section 8.7 or the Tax Opinion referred to in Section 7.3 cannot be obtained.

               5.20 LABOR MATTERS. Neither Warrantor nor any of the Warrantor Companies is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Warrantor or any of the Warrantor Companies the subject of any proceeding asserting that Warrantor or any Warrantor Company has committed an unfair labor practice or seeking to compel Warrantor or any Warrantor Company to bargain with any labor union or labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Warrantor or any of the Warrantor Companies pending or threatened.

               5.21 FAIRNESS OPINIONS. Warrantor has delivered to the other Party a copy of the opinion Warrantor has received from Warrantor's financial advisor, dated within 5 days prior to the date of this Agreement, to the effect that the terms of the Merger are fair to Warrantor's shareholders from a financial point of view.

                                   SECTION VI.
                             COVENANTS AND AGREEMENTS

               Each Party hereby covenants and agrees with the other Party as follows:

               6.1 CONDUCT OF BUSINESS -- NEGATIVE COVENANTS. From the date of this Agreement until the earlier of the Effective Time or until the termination of this Agreement, Central will not do, or agree or commit to do, and will cause each of its Subsidiaries not to do or agree to commit to do, any of the following without the prior written consent of the chief executive officer or chief administrative officer of FCC, which consent shall not be unreasonably withheld or delayed:

                    (a) Except  as  Previously  Disclosed  or  as expressly
          contemplated   by   this   Agreement,   amend   its  articles  of
          incorporation or association or by-laws, or

                    (b) Impose, or suffer the imposition, on any share of stock held by it or by one of its Subsidiaries, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, or

                    (c) Except as expressly  permitted in this Agreement or
          in connection with (1) the use of Common Stock by optionees to pay an option exercise price or to satisfy tax liabilities under the various Central Stock Option Plans and (2) the repurchase of Central Common Stock in accordance with the Stock Option Agreement, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, or

                    (d) Except as expressly contemplated by this Agreement or as Previously Disclosed, acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) good faith foreclosures in the ordinary course of business,
          (iii) acquisitions of control by a banking Subsidiary in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by Subsidiaries that invest in unaffiliated companies in the ordinary course of business, or
          (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or

                    (e) Except as Previously Disclosed, sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of: (i) any shares of capital stock of such Party or any Subsidiary of such Party (unless any such shares of stock are sold or otherwise transferred to such Party or any of its Subsidiaries), (ii) any substantial part of the assets or earning power of such Party or any Subsidiary of such Party, or
          (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration, or

                    (f) Except as Previously Disclosed, incur, or permit any of its Subsidiaries to incur, any additional material debt obligation or other material obligation for borrowed money (other than (i) in replacement of existing short-term debt with other short-term debt, (ii) financing of banking related Subsidiary activities consistent with past practices, (iii) indebtedness of any of its Companies to another of its Companies or
          (iv) indebtedness of any of its Companies to any of their respective affiliates), except in the ordinary course of the business of such Party and its Subsidiaries consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements), or

                    (g) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, grant any general increase in compensation or benefits to its employees or to its officers, except in accordance with past practice or as required by law; pay any bonus except in accordance with past practice or the provisions of any applicable program or plan of the Central Companies as in effect prior to the date of this Agreement and which has been Previously Disclosed; enter into any severance agreements with any of its directors or officers or the directors or officers of any Subsidiary except as Previously Disclosed; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would materially increase the retirement benefit liabilities of the Central Companies on a consolidated basis, or

                    (h) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, or except as Previously Disclosed, amend any existing employment contract between such Party or any Subsidiary thereof and any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder or extend the term thereof or enter into any new employment contract with any person having a salary thereunder in excess of $50,000 that such Party or its applicable Subsidiary does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time, or

                    (i) Except as contemplated by this Agreement, the Merger Agreement or any of the agreements, documents or instruments contemplated hereby or thereby, adopt any new employee benefit plan of Central or any Central Subsidiary or make any material change in or to any existing employee benefit plan of such Party or any Subsidiary thereof other than (i) as Previously Disclosed or (ii) any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

               6.2 CONDUCT OF BUSINESS -- AFFIRMATIVE COVENANTS. Unless the prior written consent of the other Party shall have been obtained, except as otherwise contemplated or permitted hereby or Previously Disclosed, each Party shall and shall cause its
          Subsidiaries: to operate its business only in the ordinary course of business of such Party and its Subsidiaries consistent with past practices, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would (i) adversely affect the ability of any of them to obtain any necessary approvals of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.5 of this Agreement,
          (ii) adversely affect the ability of such Party to perform its obligations under this Agreement, the Merger Agreement and Stock Option Agreement, or (iii) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue in any material respect, as if each such representation and warranty were continuously made from the date hereof.

               6.3 ADVERSE CHANGES IN CONDITION. Each Party shall give written notice promptly to the other Party concerning (i) any material adverse change in the condition (financial or otherwise), results of operations or business prospects of such Party and its Subsidiaries, taken as a whole on a consolidated basis ("Material Adverse Change"), or (ii) the occurrence or impending occurrence of any event or circumstance known to such Party which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein or that would reasonably be expected to materially and adversely affect the timely consummation of the transactions contemplated hereby or under the Merger Agreement or Stock Option Agreement. Each Party shall use its best efforts to prevent or to promptly remedy the same.

               6.4 INVESTIGATION AND CONFIDENTIALITY. Prior to the Effective Time, each Party will keep the other Party promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other Party and its Subsidiaries as such Party reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each Party agrees to furnish the other Party and the other Party's respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other Party shall from time to time reasonably request. No investigation by one Party shall affect the representations and warranties of the other Party and, subject to Section 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each Party shall maintain the confidentiality of all confidential information furnished to it by the other Party in accordance with the terms of the confidentiality agreement dated May 15, 1995, between the Parties (the "Confidentiality Agreement").

               6.5 REPORTS. Each Party shall file all reports required to be filed by it with the SEC and the Federal Reserve between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Each Party shall cause each of its Subsidiaries that is a depository institution to file all reports required to be filed with the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve, the OTS and any applicable State Regulatory Commissioner.

               6.6  DIVIDENDS.

                    (a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Central will not declare or pay any dividend or other distribution to its shareholders except regular quarterly cash dividends on the shares of Central Common Stock, at a rate not in excess of the regular quarterly cash dividend most recently declared by Central prior to the date of this Agreement.

                    (b) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, no Party shall, without the prior written consent of the other Party, make any changes in its dividend record or payment dates, except as required to comply with paragraph (c) below.

                    (c) The Parties shall coordinate with one another as to the declaration and payment of cash dividends on the shares of FCC Common Stock and Central Common Stock to be declared in 1995 and 1996 so as to ensure that FCC and Central have declared, with the record dates prior to the Effective Time, the same number of quarterly dividends from January 1, 1995 through the Effective Time.

               6.7 CAPITAL STOCK. Except for or as otherwise permitted in or contemplated by this Agreement, the Merger Agreement or the Stock Option Agreement, or as Previously Disclosed, without the prior written consent of FCC, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Central shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of Central Common Stock or any other capital stock of Central, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock.

               6.8 AGREEMENT OF AFFILIATES. Central shall deliver to FCC, no later than 30 days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an "affiliate" of Central for purposes of Rule 145 under the 1933 Act. Thereafter and until the date on which the Merger is approved by the Federal Reserve, Central shall identify to FCC each additional person whom Central reasonably believes to have thereafter become an "affiliate". Central shall use its best efforts to cause each person who is identified as an "affiliate" of such Party pursuant to the two immediately preceding sentences to deliver to FCC, not later than the date on which the Merger is approved by the Federal Reserve, a written agreement, substantially in the form of Exhibit VI.

               6.9 CERTAIN ACTIONS. Neither Central nor any of its Subsidiaries shall (except as may, in the written opinion of its counsel promptly delivered to the other Party, be required by fiduciary duty) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction or a potential Acquisition Transaction involving such Party or any of its Subsidiaries (and, if any information is furnished, it will be furnished only under a confidentiality agreement containing substantially the same provisions as the Confidentiality Agreement referred to in Section 6.4). Central shall immediately instruct and otherwise use its best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with the provisions of this Section 6.9. Central will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such activities. Except as may, in the written opinion of its counsel promptly delivered to the other Party, be required by fiduciary duty, Central shall not negotiate with respect to any such proposal, nor shall it reach any agreement or understanding (formal or informal, written or otherwise) with respect to any such proposal. Central shall promptly notify FCC orally and in writing in the event it receives any such inquiry or proposal. This Section 6.9 shall not prohibit accurate disclosure by a Party in any SEC Document (including the Joint Proxy Statement and the Registration Statement) or other disclosure to the extent required by the Securities Laws or other applicable law if in the opinion of the Board of Directors of such Party (as of the date of such SEC Document or other disclosure) disclosure is required under applicable law as to transactions contemplated hereby.

               6.10 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement and its fiduciary duties under applicable law, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby. Each of the Parties shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This section shall not require either Party to waive any condition to such Party's obligation to consummate the Merger.

               6.11 OPERATING FUNCTIONS. The Central Companies will cooperate with FCC in connection with planning for the efficient and orderly combination of the parties and the operation of Central Bank after the Merger, and in the consolidation of appropriate operating functions to be effective on the Effective Date, provided that this covenant shall not require any action that, in the opinion of Central's Board, would adversely affect the operations of any Central Company if the Merger were not consummated.

               6.12 ISSUANCE OF FCC STOCK. FCC shall, prior to the Closing, take such action as is required to permit the issuance of the FCC Common Stock issuable to the shareholders of Central pursuant to the Merger, and to permit such stock to be approved for listing and quotation on the NASDAQ Stock Market.

               6.13 INSIDER COMMITMENTS. Central has delivered to FCC on the date of this Agreement Insider's Commitments in the form of
          Exhibit VII from the directors and executive officers of Central and from each person who owns as much as 5% of the outstanding shares of Central Common Stock.

               6.14 MATERIAL ADVERSE EFFECT AND CHANGE. In determining whether there has occurred with respect to FCC a Material Adverse Change or whether any circumstance has had a Warrantor Material Adverse Effect with respect to FCC, unrealized securities losses shall be ignored, and realized securities losses shall be ignored except to the extent such realized securities losses (A) cause FCC to have (i) a Tier I capital ratio (as defined in Appendix A to 12 C.F.R. 225) of less than 6%, or (ii) a leverage-based capital ratio (as defined in Appendix B to 12 C.F.R. 225) of less than 5%; or (B) result in an enforcement action against FCC by a federal Regulatory Authority.

               6.15 P&A AGREEMENT. FCC and Central agree to use their best efforts to cause their respective subsidiaries, Rapides Bank & Trust Company in Alexandria ("RBT") and Central Bank, (i) to enter into a purchase and assumption agreement pursuant to which specified assets and liabilities of Central Bank that are associated with the trade area of RBT will be transferred to RBT at the Effective Time or as soon as practicable thereafter (provided that such transfer shall be conditioned upon and shall not occur sooner than the occurrence of the Merger), and (ii) to apply expeditiously for and diligently pursue regulatory approval of such agreement. The consummation of the Merger is not conditioned upon the consummation of such agreement


                                   SECTION VII.
                              ADDITIONAL AGREEMENTS

               7.1 REGISTRATION STATEMENT; SHAREHOLDER APPROVAL. The Parties shall cooperate in the preparation of the Registration Statement. FCC shall, as soon as practicable, file the Registration Statement with the SEC, and the Parties shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act. FCC will take, and Central will cooperate with it in connection with, any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of shares of FCC Common Stock upon consummation of the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. FCC and Central shall each call a Shareholders' Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon the Merger. In connection with the Shareholders' Meetings, (i) FCC and Central shall prepare and file a Joint Proxy Statement with the SEC and mail it to their shareholders, (ii) each Party shall furnish to the other Party all information concerning it that the other Party may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of FCC and Central shall recommend to their respective shareholders the approval of this Agreement and the Merger Agreement, provided, however, that such recommendation may be withdrawn, modified or amended by the Board of Directors of a Party after the receipt by such Party of an offer to effect an Acquisition Transaction with such Party to the extent the Board of Directors of such Party reasonably determines that, in the exercise of its fiduciary obligations, it is required to do so; provided, further, that such determination must be based on a written opinion of counsel promptly delivered to the other Party, and (iv) FCC and Central shall otherwise use their best efforts to obtain such shareholders' approval, subject to their respective fiduciary duties under applicable law. This
          Section 7.1 shall not prohibit accurate disclosure by a Party in any SEC Document (including the Joint Proxy Statement and the Registration Statement) and other disclosure to the extent required by the Securities Laws or other applicable law if in the opinion of the Board of Directors of such party (as of the date of such SEC Document or other disclosure) disclosure is required as to transactions contemplated hereby or as to any proposal for an Acquisition Transaction. The Parties shall use all reasonable efforts to hold the Shareholders' Meetings on the same date or otherwise as close together as may be practicable.

               7.2 FILINGS WITH THE STATE OFFICES. Promptly following, or contemporaneous with, the Closing, the Parties will cause the Merger Agreement to be filed with the Secretary of State of Louisiana, and will cause to be made all such other filing as are required by the BCL.

               7.3 TAX OPINION. The Parties agree to use their reasonable efforts to obtain a written opinion of Arthur Andersen LLP, addressed to the Parties and reasonably satisfactory to their respective counsel, dated the date of the Closing, subject to the customary representations and assumptions, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and FCC and Central will each be a party to the reorganization, (b) the exchange in the Merger of Central Common Stock for FCC Common Stock will not give rise to income, gain or loss to FCC and Central, or shareholders of Central with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares), (c) the adjusted tax basis of the FCC Common Stock received by shareholders of Central who exchange all of their Central Common Stock in the Merger will be the same as the adjusted tax basis of the shares of Central Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share for which cash is received) and (d) the holding period of the shares of FCC Common Stock received in the Merger will include the period during which the shares of Central Common Stock surrendered in exchange therefor were held, provided such shares of Central Common Stock were held as capital assets at the Effective Time.

               7.4 ACCOUNTING TREATMENT. No Party will take, cause or to the best of its ability permit to be taken any action that would adversely affect the qualification of the Merger for pooling of interests accounting treatment; provided that nothing herein shall preclude any Party from exercising its rights under the Stock Option Agreement.

               7.5 PRESS RELEASES. Prior to the Effective Time, the Parties shall give when practicable prior notice to each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.5 shall be deemed to prohibit a Party from making any disclosure which its counsel deems necessary in order to satisfy such Party's disclosure obligations imposed by law.

               7.6 APPLICATIONS. The parties shall prepare and file applications with the Federal Reserve, the State Regulatory Commissioners and any other appropriate governmental authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. The Parties shall provide copies of all such filings to each other within five business days after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

                                  SECTION VIII.
                             CONDITIONS PRECEDENT TO
                            OBLIGATIONS TO CONSUMMATE

               The obligation of each Party to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived by such Party pursuant to Section 10.5 of this
          Agreement:

               8.1  REPRESENTATIONS  AND  WARRANTIES.   The representations
          and warranties of the other Party set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing with the same effect as though all such representations and warranties had been made on and as of the time of the Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, (ii) as expressly contemplated or permitted by this Agreement, or (iii) to the extent that the facts constituting any untruth or incorrectness in such representations and warranties as of the time of the Closing do not reflect a Material Adverse Change from that represented and warranted by such other Party, provided, however, that the exception in this clause (iii) shall not apply to
          (A) the requirement that representations and warranties be true and correct in all material respects as of the date of this Agreement, or (B) the representations and warranties in Sections 5.1, 5.2 and 5.4, which representations and warranties must be true and correct as of the time of the Closing.

               8.2 PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of the other Party to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the time of the Closing shall have been duly performed and complied with by it in all material respects.

               8.3  CERTIFICATES.  Each of the Parties shall have delivered to the other Party a certificate, dated as of the time of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.1 and
          Section 8.2 of this Agreement with respect to it have been satisfied, all in such reasonable detail as the other Party shall request.

               8.4 SHAREHOLDER APPROVALS. The shareholders of each Party shall have approved this Agreement, the Merger Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby, as and to the extent required by law and by the provisions of any governing instruments, and each Party shall have furnished to the other certified copies of resolutions duly adopted by such Party's shareholders evidencing the same. In addition, the holders of the requisite percentage of shares of FCC Common Stock and Central Common Stock sufficient, either alone or in combination with other factors, to preclude accounting for the Merger as a pooling of interests shall not have perfected dissenters' rights under applicable law with respect to the adoption of this Agreement and the Merger Agreement.

               8.5 CONSENTS AND APPROVALS. All material approvals and authorizations of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of any Party or any of its Subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either of the Parties so materially and adversely affects the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which any Party or any of its Subsidiaries, as the case may be, is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, following the Merger, have a material adverse effect on the consolidated financial condition, results of operations or, to the best of such Party's knowledge, business prospects of such Party and its Subsidiaries on a consolidated basis from that reflected on the December 31, 1994 financial statements included in the Financial Statements.

               8.6 LEGAL PROCEEDINGS. No Party shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

               8.7 ACCOUNTANTS' LETTERS. Each Party shall have received "comfort" letters from the other Party's independent public accountants dated, respectively, within three days prior to the mailing of the Joint Proxy Statement and the Closing Date, in form and substance as are usual and customary for comfort letters of this type.

               8.8  TAX  MATTERS.   Each  Party shall have received the tax
          opinion addressed to it referred to in Section 7.3 of this Agreement.

               8.9 REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

               8.10 SIMULTANEOUS TRANSACTIONS. The Closing shall have occurred and the other Party shall have executed all documents and taken all such other action as is necessary to effectuate the Merger other than filing the Merger Agreement as referred to in
          Section 7.2, and each Party shall have irrevocably authorized its agents to make such filing in its behalf.

               8.11 LEGAL OPINIONS. Each Party shall have received an opinion, substantially in the form of Exhibit VIII-A or VIII-B annexed hereto, as applicable, from counsel for the other Party.

               8.12 POOLING OF INTERESTS. Neither the independent public accountants of either Party, nor the SEC, shall have taken the position that the Merger does not qualify for pooling-of-interests accounting treatment under GAAP.

               8.13 EMPLOYMENT CONTRACTS. The employment contracts referred to in Section 4.2(b) shall have been entered into (provided that any failure by any of the employees so to do shall be a condition solely as to FCC).

                                   SECTION IX.
                                   TERMINATION

               9.1 TERMINATION. Notwithstanding any other provision of this Agreement or the Merger Agreement and notwithstanding the approval of this Agreement and the Merger Agreement by the shareholders of the Parties, as applicable, this Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

                    (a) By mutual consent of the Boards of Directors of FCC and Central; or

                    (b) By the Board of Directors of a Party in the event of a material breach by the other Party of any representation, warranty, covenant or agreement of such other Party contained herein which would result in the failure to satisfy the closing condition set forth in Section 8.1 or 8.2 of this Agreement, which breach cannot be or has not been cured within 30 days after the giving of a written notice to the breaching Party of such material breach; or

                    (c) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 1996; or

                    (d) By the Board of Directors of either Party in the event (i) any approval of any governmental or other Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any such action taken by such authority is not appealed within the time limit for appeal or (ii) if the shareholders of FCC or Central fail to have approved this Agreement, the Merger Agreement and the Merger, as applicable, and the consummation of the transactions contemplated hereby and thereby, as applicable, at the Shareholders' Meetings to the extent required by law and by the provisions of any governing instruments; or

                    (e) By the Board of Directors of a Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled on or before June 30, 1996 (other than by reason of a breach by the Party seeking to terminate); or

                    (f) By the Board of Directors of a Party in the event of the acquisition, by any person or group of persons, of beneficial ownership of 25% or more of the outstanding shares of Common Stock of the other Party (the terms "person", "group" and "beneficial ownership" having the meanings assigned thereto in
          Section 13(d) of the 1934 Act and the regulations promulgated thereunder); or

                    (g) By the Board of Directors of FCC if the Board of Directors of Central shall or shall have resolved to withdraw, modify or change its recommendation to Central's shareholders of this Agreement, the Merger Agreement or the Merger, or recommend any Acquisition Transaction other than the Merger; or

               (h) By the Board of Directors of a Party (the "Terminating Party"), if such Party has determined in its discretion (but in good faith) (i) that, based on its due diligence investigation of the other Party (the "Other Party"), including (without limitation) its review of the matters that have been Previously Disclosed by the Other Party, (A) the representations and warranties of such Other Party in this Agreement were not true and correct in all material respects on the date of this Agreement, and/or (B) there is a material possibility that a Material Adverse Change may in the future occur with respect to such Other Party or that the Terminating Party will not achieve from the transactions contemplated by this Agreement the expectations that lead it to enter into this Agreement, and
          (ii) that, had the Terminating Party known, prior to the date of this Agreement, of such untruth, incorrectness and/or material possibility, it would not have entered into this Agreement; provided, that termination pursuant to this Section 9.1(h) may be declared only by notice of termination given by the Terminating Party to the Other Party during the period ("Notice Period") of 30 days following the date on which the Other Party first offers, by letter delivered in accordance with Section 10.7 of this Agreement, to make access to the Other Party available to the Terminating Party for the latter's due diligence purposes. Any notice of termination shall certify to the determinations set forth in clauses (i) and (ii) above. A notice of termination given in accordance with Section 9.1(h) shall become effective on the 10th day after it is given unless prior to that time the Other Party requests the Terminating Party to provide the details supporting the determination referred to in clause (i), in which event (A) the Terminating Party will supply such details by the 15th day after such request, (B) the Terminating Party will, during the succeeding 10-day period, discuss its findings with the Other Party on request by the Other Party, and (C) the notice of termination shall become effective at the end of such 10-day period unless by then withdrawn by the Terminating Party by a written notice of withdrawal; or

                    (i) By the Board of Directors of Central if there has occurred any conversion of FCC Common Stock into or exchange of FCC Common Stock for the securities of any other issuer, provided that the right of termination in accordance with this
          Section 9.1(i) shall itself terminate on the 30th day following the date on which FCC provides written notice to Central of any such conversation or exchange; or

                    (j) By the Board of Directors of a Party if an action or failure to act by the other Party results in a Material Adverse Change, as defined in Section 6.3 of this Agreement, with respect to such other Party which is not remedied or cured within 30 days after notice of intention to terminate is given by the Party invoking this Section 9.1(j), which notice shall specify the action or failure to act that is the basis of such intention; provided that the right to terminate with respect to the action or failure to act that is specified in such notice of intention shall itself terminate unless notice of termination is given by such Party within 15 days following the end of such remedial or curative period; or

                    (k) By the Board of Directors of Central if Central Option Shares shall have been issued pursuant to any exercise of the Stock Option Agreement and, at the time scheduled for Closing, all or any portion of such Central Option Shares would not be cancelled in accordance with Section 2.3(b) by virtue of the Merger.


               9.2  EFFECT OF TERMINATION.  In the event of the termination and abandonment of this Agreement and the Merger Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Merger Agreement shall become void and have no effect and the Parties will be relieved of all obligations and liabilities under this Agreement and the Merger Agreement, except that (i) the provisions of the last sentence of Section 6.4, Section 7.5, and
          Section X of this Agreement shall survive any such termination and abandonment, (ii) the Stock Option Agreement shall be governed by its own terms as to termination, (iii) a termination pursuant to Section 9.1(b) or 9.1(e) or 9.1(g) of this Agreement shall not relieve a breaching Party from liability for any breach giving rise to such termination and (iv) the Parties shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

               9.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for (i) this Section 9.3, Section 2.3 and
          Section IV of this Agreement and (ii) the Merger Agreement, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Party (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of any Party, the aforesaid representations, warranties and covenants being material inducements to consummation by the Parties of the transactions contemplated hereby.

                                    SECTION X.
                                  MISCELLANEOUS

               10.1 EXPENSES.

                    (a) Except   as    provided   in   Section 2.3(a)   and
          Section 10.1(b) of this Agreement, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

                    (b) Notwithstanding the foregoing, a Party (the "Expense Paying Party") shall pay all of the costs and expenses incurred by the other Party (the "Reimbursed Party") (without duplication pursuant to this Agreement or any other agreement or instrument) in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of such Reimbursed Party's financial or other consultants, investment bankers, accountants and counsel, if:

                        (i)  (a) this Agreement is terminated  pursuant  to
          Section 9.1(b) by reason of a material breach by the Expense Paying Party, (b) the Reimbursed Party was the Party who terminated it, and (c) the Expense Paying Party is at the time of the termination not also entitled to terminate this Agreement pursuant to Section 9.1(b) by reason of a material breach of the Reimbursed Party; or

                        (ii) a Purchase Event occurs with respect to the Stock Option Agreement if Central is the Expense Paying Party and the Merger has not been, or thereafter is not, consummated for any reason other than a termination pursuant to Section 9.1(b) because of a material breach by the Reimbursed Party.

               Nothing contained in this Section 10.1(b) shall constitute or shall be deemed to constitute liquidated damages for the breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

                    (c) Final settlement with respect to payment of fees and expenses by the Parties pursuant to Section 10.1 of this Agreement shall be made within 30 days of the termination of this Agreement and the Merger Agreement. If more than one Party is responsible as an Expense Paying Party, then the costs and expenses which the Expense Paying Parties are obligated to pay shall be equally shared between them, regardless of whether their relative degree of fault is or is not equal.

               10.2 BROKERS  AND FINDERS.  Except as Previously  Disclosed,
          each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by any Party, such Party agrees to indemnify and hold the other Party harmless of and from such claim.

               10.3 ENTIRE  AGREEMENT.    Except   as  otherwise  expressly
          provided herein, this Agreement, the Merger Agreement, the Stock Option Agreement and the Confidentiality Agreement contain the entire agreement among the Parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for the rights of shareholders of Central to receive the merger consideration following the Effective Time and except as otherwise may be provided in
          Section IV.

               10.4 AMENDMENTS. To the extent permitted by law, this Agreement or the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of such Parties; provided, however, that the provisions of this Agreement and the Merger Agreement relating to the manner or basis in which shares of Central Common Stock will be exchanged for FCC Common Stock shall not be amended after the Shareholders' Meetings without the requisite approval of the holders of the issued and outstanding shares of FCC Common Stock and Central Common Stock entitled to vote thereon. The Parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement or the Merger Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or the Merger Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby.

               10.5 WAIVERS. Prior to or at the Effective Time, each Party, acting through its Board of Directors or chief executive officer or other authorized officer, shall, as to such Party's rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement by the other Party,
          (ii) to waive or extend the time for the compliance or fulfillment by the other Party of any and all of its obligations under this Agreement, and (iii) to waive any or all of the conditions precedent to the obligations of such Party under this Agreement.

               10.6 NO ASSIGNMENT. Neither of the Parties may assign any of its rights or obligations under this Agreement or the Merger Agreement to any other persons, and any such purported assignment shall be deemed null and void.

               10.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                    If to FCC:

                        First Commerce Corporation
                        210 Baronne Street
                        New Orleans, LA 70112
                        Attention:  Ian Arnof

                        With a copy to:

                        Correro, Fishman & Casteix, L.L.P.
                        201 St. Charles Avenue, 47th Floor
                        New Orleans, LA 70170-4700
                        Attention:  Louis Y. Fishman

                    If to Central:

                        Central Corporation
                        300 DeSiard Street
                        Monroe, LA  71201-4928
                        Attention:  James A. Altick

                        With a copy to:

                        Mayer, Brown & Platt
                        2000 Pennsylvania Avenue, N.W.
                        Washington, D.C.  20006-1882
                        Attention:  Brian W. Smith



               10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

               10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

               10.10CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.


               IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.

                                       FIRST COMMERCE CORPORATION


          ATTEST:
                                       By: ____________________________________

          _____________________________
                     Secretary


                                       CENTRAL CORPORATION


          ATTEST:
                                       By: ____________________________________

          _____________________________
                     Secretary

                                                           Appendix D

                              STOCK OPTION AGREEMENT

               This Stock Option Agreement ("Option Agreement") is dated as of May 15, 1995, between Central Corporation ("Central"), a Louisiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"), and First Commerce Corporation ("FCC"), a Louisiana corporation registered as a bank holding company under the Bank Holding Company Act.

                               W I T N E S S E T H

               WHEREAS, the Boards of Directors of Central and FCC have approved an Agreement and Plan of Merger ("Merger Agreement") dated as of the date hereof providing for certain transactions pursuant to which Central would be merged with and into FCC;

               WHEREAS, as a condition to FCC's entry into the Merger Agreement and to induce such entry, Central has agreed to grant to FCC the option set forth herein to purchase authorized but unissued shares of Central Common Stock;

               NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

          1.   Definitions.

               Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

          2.   Grant of Option.

               Subject to the terms and conditions set forth herein, Central hereby grants to FCC an option ("Option") to purchase up to 809,279 shares of Central Common Stock, at a price of $30 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event Central issues or agrees to issue any shares of Central Common Stock (other than as permitted under the Merger Agreement) at a price less than $30 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price; in no event, however, shall the number of shares for which the Option is exercisable exceed 19.9% of Central's issued and outstanding Common Stock.

          3.   Exercise of Option.

                    (a) Unless  FCC  shall  have  breached  in any material
          respect any covenant or agreement contained in the Merger Agreement and such breach shall not have been cured after notice from Central, FCC may exercise the Option, in whole or part, at any time or from time to time within six months (which period of time shall be extended pursuant to Section 10(a)) following the occurrence of a Purchase Event (as defined below); provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger under the Merger Agreement, or
          (ii) upon termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the first Purchase Event to occur, or (iii) upon the earlier of
          (A) March 31, 1997, or (B) the date that is one year following the termination of the Merger Agreement, if such termination occurs after the first Purchase Event to occur. Notwithstanding the foregoing, this Option Agreement shall terminate, and all unexercised rights hereunder will simultaneously terminate, whether or not a Purchase Event has occurred, upon any termination of the Merger Agreement (i) under Section 9.1(a) thereof, (ii) by Central under Section 9.1(b) thereof, or
          (iii) by either Party under Section 9.1(h) thereof.

                    (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) any person (other than FCC or any FCC Subsidiary) shall have commenced a bona fide tender or exchange offer to purchase shares of Central Common Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Central Common Stock;

               (ii) Central  or  any  Central  Subsidiary,  without  having received FCC's prior written consent, shall have entered into an agreement with any person (other than FCC or any FCC Subsidiary), or any person (other than FCC or any FCC Subsidiary), other than in connection with a transaction to which FCC has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or any other federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with Central or any Central Subsidiary other than with respect to any requirement of divestiture in connection with the Merger Agreement under the federal banking or antitrust laws,
                    (y) purchase, lease or otherwise acquire any substantial portion of the assets of Central or any Central Subsidiary other than in the ordinary course of business of Central or such Central Subsidiary, or
                    (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Central or any Central Subsidiary;

               (iii)any person (other than FCC, any FCC Subsidiary  or  the
                    Central Subsidiaries in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Central Common Stock or the common stock of any Central Subsidiary (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
                    Section 13(d) of the 1934 Act and the regulations promulgated thereunder); provided, however, that in calculating the number of shares owned by any person, no shares which were beneficially owned prior to the effective date of this Agreement shall be included;

               (iv) any person (other than FCC or any FCC Subsidiary) shall have made a bona fide proposal to Central by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Central or any Central Subsidiary by merger, consolidation, share exchange, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) or (ii) above;

               (v) any person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Exchange Act in opposition to approval of the Merger Agreement by Central's shareholders; or

               (vi) any transaction of the type referred to in  clause (ii)
                    above shall have been consummated.

          If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise to successive Purchase Events, but the successive nature of such Purchase Events shall not increase the number of shares of Central Common Stock as to which the Option may be exercised. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

                    (c) In the event FCC wishes to exercise the Option, it shall send to Central a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and
          (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other Regulatory Authority is required in connection with such purchase, FCC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

          4.   Payment and Delivery of Certificates.

                    (a) At the closing referred to in Section 3 hereof, FCC shall pay to Central the aggregate purchase price for the shares of Central Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Central or by federal funds check if no account has been designated.

                    (b) At such closing, simultaneously with the delivery of cash as provided in subsection (a), Central shall deliver to FCC a certificate or certificates representing the number of shares of Central Common Stock purchased by FCC and FCC shall deliver to Central a letter agreeing that FCC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

                    (c) Certificates for Central Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                   "The  transfer of the shares represented by this
              certificate is subject to certain provisions of an agreement between the registered holder hereof and Central Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Central Corporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Central Corporation of a written request."

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if FCC shall have delivered to Central a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Central, to the effect that such legend is not required for purposes of the 1933 Act.

          5.   Representations.

               Central hereby represents, warrants and covenants to FCC as follows:

                    (a) Central shall at all times maintain sufficient authorized but unissued shares of Central Common Stock so that the Option may be exercised without authorization of additional shares of Central Common Stock.

                    (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

                    (c) Central will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by it; and will promptly take all action as may from time to time be required (including cooperating fully with FCC in preparing applications or notices and providing information with respect to regulatory approval) in order to permit FCC to exercise the Option and Central duly and effectively to issue shares of Central Common Stock pursuant hereto.

          6.   Adjustment Upon Changes in Capitalization.

               If Central should split or combine the Central Common Stock, or pay a stock dividend or other stock distribution in Central Common Stock, or otherwise change the Central Common Stock into any other securities, or make any other dividend or distribution in respect of the Central Common Stock (other than normal cash dividends), then the number of shares of Central Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Central Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Central to breach any provisions of the Merger Agreement. Whenever the number of shares of Central Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 6, the option exercise price shall be adjusted by multiplying the option exercise price by a fraction, the numerator of which shall be equal to the number of shares of Central Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Central Common Stock purchasable after the adjustment.

          7.   Registration Rights.

               Central shall, if  requested  by FCC, as expeditiously as
          possible file a registration statement on a form of general use under the 1933 Act if necessary in order to permit the sale or other disposition of this Option and/or the shares of Central Common Stock acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by FCC. FCC shall provide all information reasonably requested by Central for inclusion in any registration statement to be filed hereunder. Central will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at Central's expense except for underwriting commissions and the fees and disbursements of FCC's counsel attributable to the registration. A second registration may be requested hereunder at FCC's expense. In no event shall Central be required to effect more than two registrations hereunder. If requested by Central, in connection with any such registration, FCC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included by a selling shareholder in such underwriting agreements.

          8.   Certain Puts.

                    (a) Upon the occurrence of a Purchase Event that occurs prior to termination of the Option, (i) at the request of FCC, delivered while the Option (in whole or part) is exercisable, Central shall repurchase the Option from FCC at a price equal to (x) the amount by which (a) the market/offer price (as defined below) exceeds (b) the option exercise price, multiplied by (y) the number of shares for which the Option may then be exercised; and (ii) at the request from time to time of the owner of shares purchased pursuant to the Option, delivered while the Option (in whole or part) is exercisable (or, if it has been fully exercised, would have been exercisable had such exercise not been made), Central shall repurchase such number of the shares issued pursuant to the Option from the owner as the owner shall designate at a price equal to (x) the market/offer price multiplied by the number of such shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Central Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof, (ii) the price per share of Central Common Stock to be paid by any third party pursuant to any merger, consolidation, share exchange or other agreement with Central entered into after the date hereof, (iii) the highest closing price for shares of Central Common Stock within the 30-day period immediately preceding the date FCC gives notice of the required repurchase of this Option or the owner gives notice of the required repurchase of shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Central's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Central as determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree) divided by the number of shares of Central Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the parties (or by an arbitrator if they cannot agree), and such determination shall be conclusive and binding on all parties.

                    (b) FCC or the owner, as the case may be, may exercise its right to require Central to repurchase the Option and any shares pursuant to this Section 8 by surrendering for such purpose to Central, at its principal office, this Option Agreement or certificates for the shares, as applicable, accompanied by a written notice or notices stating that FCC or the owner, as the case may be, elects to require Central to repurchase the Option and/or the shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing shares and the receipt of such notice or notices relating thereto, Central shall deliver or cause to be delivered to FCC or the owner the applicable repurchase price therefor or the portion thereof that Central is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

                    (c) Central   hereby  undertakes  to  use  its  best
          efforts to obtain all required regulatory and legal consents and to file any required notices in order to accomplish any repurchase contemplated by this Section 8. Nonetheless, to the extent that Central is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the shares in full, Central shall immediately so notify FCC and the owner and thereafter deliver or cause to be delivered, from time to time, the
          portion  of   the  repurchase  price  that  it  is  no  longer
          prohibited from delivering. If Central at any time after delivery of a notice of repurchase pursuant to Section 8 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering the repurchase price in full (and Central hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), FCC and/or the owner may revoke its notice of repurchase either in whole or to the extent of the prohibition.

          9.   Severability.

               If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Central Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Central to allow the holder to acquire or to require Central to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          10.  Miscellaneous.

                    (a) Extension. The period for exercise by FCC and its assignees of any rights under this Option Agreement shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

                    (b) Consents. Each of FCC and Central will use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder.

                    (c) Expenses. Except as otherwise expressly provided herein or in the Merger Agreement each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                    (d) Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior agreements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereof, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                    (e) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing FCC may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 30 days following the date on which the Federal Reserve Board approves an application by FCC under the Bank Holding Company Act to acquire the shares of Central Common Stock subject to the Option, FCC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the rights to purchase in excess of 2% of the Central Common Stock, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on FCC's behalf, or (iv) any other manner approved by the Federal Reserve Board.

                    (f) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

                    If to FCC:

                        First Commerce Corporation
                        210 Baronne Street
                        New Orleans, LA 70112
                        Attention:  Ian Arnof

                        With a copy to:

                        Correro, Fishman & Casteix, L.L.P.
                        201 St. Charles Avenue, 47th Floor
                        New Orleans, LA 70170-4700
                        Attention:  Louis Y. Fishman

                    If to Central:

                        Central Corporation
                        300 DeSiard Street
                        Monroe, LA  71201-4928
                        Attention:  James A. Altick

                        With a copy to:

                        Mayer, Brown & Platt
                        2000 Pennsylvania Avenue, N.W.
                        Washington, D.C.  20006-1882
                        Attention:  Brian W. Smith

          A party may change its address for notice purposes by written notice to the other party hereto.

                    (g) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                    (h) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

                    (i) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Louisiana applicable to agreements made and entirely to be performed within such state, and such federal laws as may be applicable.

               IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                       CENTRAL CORPORATION


                                       By__________________________________
                                             Name:
                                             Title:



                                       FIRST COMMERCE CORPORATION


                                       By__________________________________
                                             Name:
                                             Title:

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS



          Item 20.  Indemnification of Directors and Officers

               Section 83 of the Louisiana Business Corporation Law ("LBCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

               Section 11 of FCC's by-laws (the "Indemnification By-Law") provides for mandatory indemnification for current and former directors and officers to the full extent permitted by Louisiana law. As permitted by FCC's Articles of Incorporation, FCC has entered into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law ("Indemnification Contracts"). The rights of the directors and officers under the Indemnification Contracts substantially mirror those granted under the Indemnification By-law.

               FCC maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

               The Indemnification Contracts provide that, to the extent insurance is reasonably available, FCC will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if FCC does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

          Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

               The  following  Exhibits  are  filed   as   part   of   this
          Registration Statement:

      Exhibit No.               Description
      _____________           ________________

           2     Agreement and Plan of Merger, including exhibits.

         4.1 Indenture between Registrant and Republic Bank Dallas, N.A. (now NationsBank, Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series A, included as Exhibit 4.1 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

         4.2 Indenture between Registrant and Republic Bank Dallas, N.A. (now NationsBank, Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series B, included as Exhibit 4.2 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

          5      Opinion of Correro, Fishman & Casteix, L.L.P.

          8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

         15 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

         23.1    Consent of Arthur Andersen LLP.

         23.2    Consent of Deloitte & Touche LLP.

         23.3    Consent of Ernst & Young LLP

         23.4    Consent of The Robinson-Humphrey Company, Inc..

         23.5    Consent of Keefe, Bruyette & Woods, Inc.

         23.6    Consent of Robert C. Cudd, III.

      Exhibit No.               Description
     _____________            _______________

          23.7   Consent of Hugh G. McDonald, Jr.

          23.8   Consent of Saul A. Mintz.

          23.9   Consent of Tom H. Scott.

          23.10  Consent of Correro, Fishman & Casteix, L.L.P., included in
                 Exhibit 5.

           24 Powers of Attorney of directors and certain executive officers of Registrant contained on page S-1 of the registration statement.

           99    Forms of Proxy of Registrant and of Central Corporation.



          (b)  Financial Statement Schedules.

               None

          Item 22.  Undertakings

               The undersigned Registrant hereby undertakes as follows:

                   (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                   (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                   (3) That, for the purpose of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                   (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 20 of this Registration Statement, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


               Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana on the 28th day of July, 1995.


                                          FIRST COMMERCE CORPORATION


                                          By:  /s/ Thomas L. Callicutt, Jr.
                                              _____________________________
                                               Thomas L. Callicutt, Jr.

               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Thomas C. Jaeger and Thomas L. Callicutt, Jr., or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in
          connection therewith,  with  the   Securities  and  Exchange
          Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


          Signature                      Title                   Date



       /s/  Ian  Arnof              President  and  Chief    July 28, 1995
      ________________________   Executive Officer and Director
          Ian Arnof

      /s/  Hermann  Moyse, Jr.      Chairman of the Board    July 28, 1995
      ________________________
          Hermann Moyse, Jr.

     /s/  Thomas L. Callicutt, Jr.  Senior Vice President    July 28, 1995
     _____________________________  and Controller (Principal
          Thomas L. Callicutt, Jr.    Accounting Officer)

     /s/  Thomas C. Jaeger          Chief Financial Officer  July 28, 1995
     _____________________________
          Thomas C. Jaeger

     /s/ James J. Bailey III                Director         July 28, 1995
     _____________________________
          James J. Bailey III

     /s/ John W. Barton                     Director         July 28, 1995
     _____________________________
          John W. Barton

     /s/ Sydney J. Bestoff III              Director         July 28, 1995
     _____________________________
          Sydney J. Bestoff III

                                            Director                 , 1995
     ______________________________
         Robert H. Bolton

     /s/ Frances B. Davis                   Director         July 28, 1995
     ______________________________
         Frances B. Davis

     /s/ Laurance Eustis, Jr.               Director         July 28, 1995
     ______________________________
         Laurance Eustis, Jr.

     /s/ William P. Fuller                  Director         July 28, 1995
     ______________________________
          William P. Fuller

     /s/ Arthur Hollins III                 Director         July 28, 1995
     ______________________________
          Arthur Hollins III

     /s/ F. Ben James, Jr.                  Director         July 28, 1995
     ______________________________
           F. Ben James, Jr.

     /s/ Erik F. Johnsen                    Director         July 28, 1995
     ______________________________
           Erik F. Johnsen

     /s/ Joseph Merrick Jones, Jr.          Director         July 28, 1995
     ______________________________
          Joseph Merrick Jones, Jr.

     /s/ Edwin Lupberger                    Director         July 28, 1995
     ______________________________
         Edwin Lupberger

     /s/ O. Miles Pollard, Jr.              Director         July 28, 1995
     ______________________________
          O. Miles Pollard, Jr.

     /s/ G. Frank Purvis, Jr.               Director         July 28, 1995
     ______________________________
          G. Frank Purvis, Jr.

                                            Director                , 1995
     ______________________________
          Edward M. Simmons

    /s/ H. Leighton Steward                 Director         July 28, 1995
    _______________________________
          H. Leighton Steward

    /s/ Joseph B. Storey                    Director         July 28, 1995
    _______________________________
          Joseph B. Storey

    /s/ Robert A. Weigle                    Director         July 28, 1995
    _______________________________
          Robert A. Weigle

                                  EXHIBIT INDEX
                                                                 Sequentially
                                                                  Numbered
        Exhibits                                                   Pages
        ________                                                 ____________

           2    Agreement   and   Plan   of   Merger,  including
                exhibits.

           4.1 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A. (now NationsBank Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series A included as Exhibit 4.1 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

           4.2 Indenture between First Commerce Corporation and Republic Bank Dallas, N.A. (now NationsBank Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series B included as Exhibit 4.2 to First Commerce Corporation's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

           5    Opinion of Correro, Fishman & Casteix, L.L.P.

           8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

           15   Letter   of   Arthur   Andersen   LLP  regarding
                unaudited interim financial information.

        23.1    Consent of Arthur Andersen LLP.

        23.2    Consent of Deloitte & Touche LLP.

        23.3    Consent of Ernst & Young LLP

        23.4    Consent of The Robinson-Humphrey Company, Inc.

        23.5    Consent of Keefe, Bruyette & Woods, Inc.

        23.6    Consent of Robert C. Cudd, III.

        23.7    Consent of Hugh G. McDonald, Jr.

        23.8    Consent of Saul A. Mintz.

        23.9    Consent of Tom H. Scott.

       23.10 Consent of Correro, Fishman & Casteix, L.L.P. included in Exhibit 5.

        24 Powers of Attorney of directors of First Commerce Corporation contained on page S-1 of the registration statement.

        99      Form of Proxy of Registrant and of Central Corporation.